Exhibit 99.1

DuPont de Nemours, Inc.

EXPLANATORY NOTE
Throughout this Current Report on Form 8-K, except as otherwise indicated by the context, the terms “DuPont” or “Company” used herein mean DuPont de Nemours, Inc. and its consolidated subsidiaries. This Current Report on Form 8-K (including this Exhibit 99.1, the “Form 8-K”), is being filed to recast certain financial information included in DuPont’s Annual Report on Form 10-K for the year ended December 31, 2020, to reflect the results of the Nutrition & Biosciences business (the “N&B Business”) as discontinued operations for each period presented. In addition, following the separation and distribution of the N&B Business, the Company changed its management and reporting structure which resulted in a change in the composition of reportable segments. Refer to "Item 1. Business" for more details.

This Form 8-K should be read in conjunction with the Company’s filings with the SEC, including its 2020 Form 10-K and its Quarterly Report on Form 10-Q for the period ended March 31, 2021. These SEC filings contain important information regarding events, risks, developments and updates affecting the Company and its expectations that have occurred since the filing of the Company's Form 10-K. The information contained herein is not an amendment to, or a restatement of, the Company’s 2020 Form 10-K and this Current Report does not reflect any subsequent information or events other than the changes described above. Unaffected items and unaffected portions of the Company’s 2020 Form 10-K have not been repeated in and are not amended or modified by this Current Report and Exhibit 99.1.

BACKGROUND
Effective August 31, 2017, E. I. du Pont de Nemours and Company ("EID") and The Dow Chemical Company ("TDCC") each merged with subsidiaries of DowDuPont Inc. (n/k/a "DuPont”) and, as a result, EID and TDCC became subsidiaries of the Company. On April 1, 2019, the Company completed the separation of the materials science business through the spin-off of Dow Inc., (“Dow”) including Dow’s subsidiary TDCC (the “Dow Distribution”). On June 1, 2019, the Company completed the separation of the agriculture business through the spin-off of Corteva, Inc. (“Corteva”) including Corteva’s subsidiary EID, (the “Corteva Distribution" and together with the Dow Distribution, the “DWDP Distributions”).

Following the Corteva Distribution, DuPont holds the specialty products business as continuing operations. The results of operations of DuPont for the 2019 and 2018 periods presented reflect the historical financial results of Dow and Corteva as discontinued operations, as applicable. The cash flows and comprehensive income related to Dow and Corteva have not been segregated and are included in the Consolidated Statements of Cash Flows and Consolidated Statements of Comprehensive Income, respectively, for the applicable period. Unless otherwise indicated, the information in the notes to the Consolidated Financial Statements refer only to DuPont's continuing operations and do not include discussion of balances or activity of Dow or Corteva.

On June 1, 2019, DowDuPont Inc. changed its registered name to DuPont de Nemours, Inc. (“DuPont”) (for certain events prior to June 1, 2019, the Company may be referred to as DowDuPont). Beginning on June 3, 2019, the Company's common stock is traded on the New York Stock Exchange under the ticker symbol "DD."

On February 1, 2021 the Company completed the divestiture of the N&B business to International Flavors & Fragrance Inc. (“IFF”) in a Reverse Morris Trust transaction (the “N&B Transaction”) that resulted in IFF issuing shares to DuPont stockholders. The financial position and the results of operations of DuPont for all periods presented reflect the historical financial results of N&B as discontinued operations. The cash flows and comprehensive income related to N&B have not been segregated and are included in the Consolidated Statements of Cash Flows and Consolidated Statements of Comprehensive Income, respectively, for all periods presented. Unless otherwise indicated, the information in the notes to the Consolidated Financial Statements refer only to DuPont's continuing operations and do not include discussion of balances or activity of N&B.

DuPontTM and all products, unless otherwise noted, denoted with TM, SM or ® are trademarks, service marks or registered trademarks of affiliates of DuPont de Nemours, Inc.

FORWARD-LOOKING STATEMENTS
This communication contains "forward-looking statements" within the meaning of the federal securities laws, including Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. In this context, forward-looking statements often address expected future business and financial performance and financial condition, and often contain words such as "expect," "anticipate," "intend," "plan," "believe," "seek," "see," "will," "would," "target," and similar expressions and variations or negatives of these words.

Forward-looking statements address matters that are, to varying degrees, uncertain and subject to risks, uncertainties and assumptions, many of which that are beyond DuPont's control, that could cause actual results to differ materially from those expressed in any forward-looking statements. Forward-looking statements are not guarantees of future results. Some of the important factors that could cause DuPont's actual results to differ materially from those projected in any such forward-looking statements include, but are not limited to: (i) ability to achieve anticipated tax treatments in connection with the N&B Transaction or the DWDP Distributions; (ii) changes in relevant tax and other laws; (iii) indemnification of certain legacy liabilities of EID in connection with the Corteva Distribution; (iv) risks and costs related to the DWDP Distributions and the N&B Transaction and potential liability arising from fraudulent conveyance and similar laws; (v) risks and costs related to the performance under and impact of the cost sharing arrangement by and between DuPont, Corteva, Inc. and The Chemours Company related to future eligible PFAS costs; (vi) failure to effectively manage acquisitions, divestitures, alliances, joint ventures and other portfolio changes, including meeting conditions under the Letter Agreement entered in connection with the Corteva Distribution, related to the transfer of certain levels of assets and businesses; (vii) uncertainty as to the long-term value of DuPont common stock; (viii) potential inability or reduced access to the capital markets or increased cost of borrowings, including as a result of a credit rating downgrade; (ix) risks and uncertainties related to the novel coronavirus (COVID-19) and the responses thereto (such as voluntary and in some cases, mandatory quarantines as well as shut downs and other restrictions on travel and commercial, social and other activities) on DuPont’s business, results of operations, access to sources of liquidity and financial condition which depend on highly uncertain and unpredictable future developments, including, but not limited to, the duration and spread of the COVID-19 outbreak, its severity, the actions to contain the virus or treat its impact, and how quickly and to what extent normal economic and operating conditions resume; and x) other risks to DuPont's business, operations; each as further discussed in detail in and results of operations as discussed in the section titled “Risk Factors” (Part I, Item 1A of the 2020 Form 10-K filed with the SEC on February 12, 2021) and it's subsequent reports on Form 10-Q and Form 8-K. While the list of factors presented here is considered representative, no such list should be considered a complete statement of all potential risks and uncertainties. Unlisted factors may present significant additional obstacles to the realization of forward-looking statements. Consequences of material differences in results as compared with those anticipated in the forward-looking statements could include, among other things, business or supply chain disruption, operational problems, financial loss, legal liability to third parties and similar risks, any of which could have a material adverse effect on DuPont’s consolidated financial condition, results of operations, credit rating or liquidity. You should not place undue reliance on forward-looking statements, which speak only as of the date they are made. DuPont assumes no obligation to publicly provide revisions or updates to any forward-looking statements whether as a result of new information, future developments or otherwise, should circumstances change, except as otherwise required by securities and other applicable laws.

DuPont de Nemours, Inc.
PART I
ITEM 1. BUSINESS
DuPont is a Delaware corporation formed in 2015 (formerly, DowDuPont Inc.), for the purpose of effecting an all-stock merger of equals transactions between The Dow Chemical Company ("TDCC") and E. I. du Pont de Nemours and Company ("EID"). Effective August 31, 2017, pursuant to the merger of equals transaction contemplated by the Agreement and Plan of Merger, dated as of December 11, 2015, as amended on March 31, 2017 ("DWDP Merger Agreement"), TDCC and EID each merged with subsidiaries of DowDuPont Inc. ("DowDuPont") and, as a result, TDCC and EID became subsidiaries of DowDuPont (the "DWDP Merger"). Prior to the DWDP Merger, DowDuPont did not conduct any business activities other than those required for its formation and matters contemplated by the DWDP Merger Agreement. For purposes of DowDuPont's financial statement presentation, TDCC was determined to be the accounting acquirer in the DWDP Merger and EID's assets and liabilities are reflected at fair value as of the DWDP Merger Effectiveness Time.

On April 1, 2019, the Company completed the separation of the materials science business through the spin-off of Dow Inc., (“Dow”) including Dow’s subsidiary TDCC (the “Dow Distribution”). On June 1, 2019, the Company completed the separation of the agriculture business through the spin-off of Corteva, Inc. (“Corteva”) including Corteva’s subsidiary EID, (the “Corteva Distribution and together with the Dow Distribution, the “DWDP Distributions”).

Following the Corteva Distribution, the Company holds the specialty products business. On June 1, 2019, DowDuPont changed its registered name from "DowDuPont Inc." to "DuPont de Nemours, Inc." doing business as "DuPont" (the "Company") Beginning on June 3, 2019, the Company's common stock is traded on the NYSE under the ticker symbol "DD."

DuPont is a global innovation leader with technology-based materials and solutions that help transform industries and everyday life by applying diverse science and expertise to help customers advance their best ideas and deliver essential innovations in key markets including electronics, transportation, building and construction, healthcare and worker safety. At December 31, 2020, the Company has subsidiaries in about 60 countries worldwide and manufacturing operations in about 20 countries. See Note 23 to the Consolidated Financial Statements for details on the location of the Company's sales and property.

On February 1, 2021, DuPont completed the separation and distribution of the N&B Business, and merger of Nutrition & Biosciences, Inc. (“N&B”), a DuPont subsidiary formed to hold the N&B Business, with a subsidiary of IFF. The distribution was effected through an exchange offer (the “Exchange Offer”) where, on the terms and subject to the conditions of the Exchange Offer, eligible participating DuPont stockholders had the option to tender all, some or none of their shares of common stock, par value $0.01 per share, of DuPont (the “DuPont Common Stock”) for a number of shares of common stock, par value $0.01 per share, of N&B (the “N&B Common Stock”) and which resulted in all shares of N&B Common Stock being distributed to DuPont stockholders that participated in the Exchange Offer. The consummation of the Exchange Offer was followed by the merger of N&B with a wholly owned subsidiary of IFF, with N&B surviving the merger as a wholly owned subsidiary of IFF (the “N&B Merger” and, together with the Exchange Offer, the “N&B Transaction”).

Pursuant to the Exchange Offer, on February 1, 2021, DuPont accepted approximately 197.4 million shares of DuPont Common Stock in exchange for about 141.7 million shares of N&B Common Stock. The closing of the N&B Merger followed on February 1, 2021 after satisfaction of certain other conditions, including the receipt of a one-time cash payment of approximately $7.3 billion (the “Special Cash Payment”).

In the N&B Merger, each share of N&B common stock was automatically converted into the right to receive one share of IFF common stock, par value $0.125 per share (“IFF Common Stock”). See Note 3 to the Consolidated Financial Statements for more information.

BASIS OF PRESENTATION
The Consolidated Financial Statements included in this Form 8-K present the financial position of DuPont as of December 31, 2020 and 2019 and the results of operations of DuPont for the years ended December 31, 2020, 2019, and 2018 giving effect to the divestiture of N&B and the DWDP Distributions, with the historical financial results of N&B, Dow, and Corteva reflected as discontinued operations, as applicable. The cash flows and comprehensive income related to N&B, Dow, and Corteva have not been segregated and are included in the Consolidated Statements of Cash Flows and Consolidated Statements of Comprehensive Income, respectively, for the year ended December 31, 2020, 2019, and 2018, as applicable. Unless otherwise indicated, the information in the Notes to the Consolidated Financial Statements refer only to DuPont's continuing operations and do not include discussion of balances or activity of N&B, Dow, or Corteva.

SEGMENT INFORMATION
Effective February 1, 2021, in conjunction with the closing of the N&B Transaction, the Company changed its management and reporting structure (the “2021 Segment Realignment”). These changes resulted in the following:
•Realignment of certain businesses from Transportation & Industrial to Electronics & Imaging;
•Dissolution of the Non-Core segment with the businesses to be divested and previously divested reflected in Corporate;
•Realignment of the remaining Non-Core businesses to Transportation & Industrial.

In addition, the following name changes occurred effective February 1, 2021:
•Electronics & Imaging was renamed Electronics & Industrial;
•Safety & Construction was renamed Water & Protection;
•Transportation & Industrial was renamed Mobility & Materials.

Following the 2021 Segment Realignment, DuPont’s worldwide operations are managed through global businesses, which are currently reported in three reportable segments: Electronics & Industrial; Water & Protection; and Mobility & Materials. The changes became effective February 1, 2021 and have been retrospectively reflected in the segment results for all periods presented.

See Part II, Item 7, Management’s Discussion and Analysis of Financial Condition and Results of Operations and Note 23 in this Form 8-K for additional information concerning the Company’s operating segments.

ELECTRONICS & INDUSTRIAL
Electronics & Industrial is a leading global supplier of differentiated materials and systems for a broad range of consumer electronics including mobile devices, television monitors, personal computers and electronics used in a variety of industries. The segment is a leading supplier of key materials for the manufacturing of materials and printing systems to the advanced printing industry, and of materials and solutions for the fabrication of semiconductors and integrated circuits addressing both the front-end and back-end of the manufacturing process. The segment offers a broad portfolio of semiconductor and advanced packaging materials, providing chemical mechanical planarization ("CMP") pads and slurries, photoresists and advanced coatings for lithography, removers and cleaners; dielectric and metallization solutions for back-end-of-line advanced chip packaging; along with silicones for light emitting diode ("LED") packaging and semiconductor applications. Electronics & Industrial also provides permanent and process chemistries for the fabrication of printed circuit boards to include laminates and substrates, electroless and electrolytic metallization solutions, as well as patterning solutions and materials and innovative metallization processes for metal finishing, decorative, and industrial applications. Electronics & Industrial is a leading global supplier in the packaging graphics industry providing photopolymer plates and platemaking systems used in flexographic printing and digital inks for textile, commercial and home-office printing applications. The segment also provides cutting-edge materials for the manufacturing of rigid and flexible displays for organic light emitting diode ("OLED"), and other display applications. In addition, the segment produces high performance parts, and specialty silicone elastomers and lubricants to meet customer specifications in automotive, aerospace, electronics, industrial, and healthcare markets. Electronics & Industrial addresses these markets by leveraging a strong science and technology base and customer-driven application engineering capabilities to provide the critical materials and solutions for creating a more connected and digital world.

2021 Segment Realignment
In conjunction with the 2021 Segment Realignment, KALREZ®/VESPEL®, and Healthcare and Specialty Lubricants (Medical Silicones and MOLYKOTE® lubricants) moved to Electronics & Imaging from Transportation & Industrial and the segment was renamed Electronics & Industrial. The Image Solutions product line, which includes the additional technologies, was renamed Industrial Solutions.

Divestitures
In the first quarter of 2020, the Company completed the sale of its Compound Semiconductor Solutions business unit to SK Siltron. The proceeds received in the first quarter of 2020 related to the sale of the business were approximately $420 million.

Details on Electronics & Industrial's 2020 net sales, by major product line and geographic region, are as follows:

Products
Major applications/market segments and technologies are listed below by major product line:

Major Product Line	Applications/Market Segments	Technologies
Semiconductor Technologies	Integrated circuit fabrication for memory and logic semiconductors	CMP consumables, photolithography materials, semiconductor fabrication materials, fabrication cleaners and removers, advanced chip packaging materials and thermal management materials
Interconnect Solutions	Printed circuit board, electronic and industrial finishing	Circuit packaging film and laminate materials, interconnect metallization and imaging process chemistries, dry film photoresists, polyimide films, and flexible circuit materials
Industrial Solutions	Flexographic printing and inkjet printing, display materials for mobile devices, high performance parts and specialty silicones for automotive, aerospace, electronics, industrial and healthcare markets	Flexographic printing plates and materials, digital inks, OLED and other display process materials, LED encapsulants, perfluoroelastomer and polyimide parts and shapes, and specialty silicone elastomers and lubricants

Key Raw Materials
The major commodities, raw materials and supplies for the Electronics & Industrial segment include: p-acetoxystyrene, monomers, pigments and dyes, styrenic block copolymers, copper foil, diglycolamine, dimethylacetamide, hydroxylamine, oxydianiline, palladium metal, photoactive compounds, polyester and other polymer films, polyurethane resins and pyromellitic dianhydride and silicones.

Competitors
Electronics & Industrial's competitors include many large multinational firms as well as a number of regional and local competitors. Key competitors include 3M, Atotech, CMC Materials, Element Solutions, Entegris, Flint Group, Fuji Film, Greene Twead, Henkel, JSR Micro, Klueber, Merck KGaA, Parker Hannifin and TOK.

Current and Future Investments
In March 2019, the Company announced plans to invest more than $200 million in its Electronics & Industrial segment to build new production assets at its Circleville, Ohio, plant. The new assets will expand production of KAPTON® polyimide film and PYRALUX® flexible circuit materials to meet growing market demand. At December 31, 2020, the Company had spent approximately $160 million since project start date. The Company anticipates that the new assets will be operational by the end of 2021.

WATER & PROTECTION
Water & Protection is the global leader in providing innovative engineered products and integrated systems for a number of industries including, worker safety, water purification and separation, transportation, energy, medical packaging and building materials. Water & Protection addresses the growing global needs of businesses, governments and consumers for solutions that make life safer, healthier and better.

Innovation is the business imperative. By uniting market-driven science and engineering with the strength of highly regarded brands including KEVLAR® high-strength material, NOMEX® thermal-resistant material, CORIAN® solid surfaces, TYVEK® selective barriers, FILMTEC™ reverse osmosis elements, STYROFOAM™ insulation and GREAT STUFF™ insulating foam sealants, the segment strives to bring new products and solutions to solve customers' needs faster, better and more cost effectively. Water & Protection is investing in future growth initiatives such as water management solutions, construction productivity solutions, high strength and light weighting composite solutions, and circular ecosystem / zero waste solutions.

Acquisitions
During the fourth quarter of 2019, the Company completed three acquisitions: (1) BASF's Ultrafiltration Membrane business, including inge GmbH, the business’ international workforce, its headquarters and production site in Greifenberg, Germany, and associated intellectual property currently owned by BASF SE; (2) Evoqua Water Technologies Corp.’s MEMCOR® business including ultrafiltration and membrane biofiltration technologies, which together with the acquisition from BASF, add to Water & Protection’s leading portfolio of water purification and separation technologies including ultrafiltration, reverse osmosis and ion exchange resins; and (3) OxyMem Limited, a company that develops and produces Membrane Aerated Biofilm Reactor technology for the treatment and purification of municipal and industrial wastewater. In the first quarter of 2020, the Company acquired Desalitech Ltd., a closed circuit reverse osmosis (CCRO) company.

Details on Water & Protection's 2020 net sales, by major product line and geographic region, are as follows:

Products
Major applications and products are listed below by major product line:

Major Product Line	Applications / Market Segments	Major Products / Technologies
Safety Solutions	Industrial personnel protection, military and emergency response, medical devices and packaging, automotive, aerospace and oil and gas	KEVLAR® fiber; NOMEX® fiber and paper; TYVEK® protective materials; TYCHEM® protective suits
Shelter Solutions	Rigid and spray foam insulation, weatherization, waterproofing and air sealing, caulks and sealants, roof coatings, and decorative surface materials	STYROFOAM™ brand insulation products, THERMAX™ exterior insulation, WALOCEL™ cellulose ethers, XENERGY™ high performance insulation, LIQUIDARMOR™ flashing and sealant, GREAT STUFF™ insulating foam sealants and adhesives, CORIAN® design solid and quartz surfaces, TYVEK® weather resistant barriers
Water Solutions	Water filtration and purification technology for residential, municipal and industrial use. Key industries include municipal drinking water and wastewater, power generation, microelectronics, pharmaceuticals, food and beverage, industrial wastewater reuse, metals and mining, and oil and gas segments
AMBERLITE™ ion exchange resins, FILMTEC™ reverse osmosis and nanofiltration elements, INTEGRAFLUX™ ultrafiltration modules, FORTILIFE™ challenging water reverse osmosis membranes, and TAPTEC™ water filtration and purification for drinking water in homes and commercial buildings

Key Raw Materials
The major commodities, raw materials and supplies for the Water & Protection segment include: alumina trihydrate, aniline, benzene, calcium chloride, carbon monoxide, chlorine, divinyl benzene monomers, high-density polyethylene, isophthalic acid, metaphenylenediamine, methyl methacrylate, methylpentanediol, polyester resin, polypropylene, polystyrene, sulfuric acid and terephthalic acid.

Competitors
Water & Protection's competitors include many large multinational chemical firms as well as a number of regional and local competitors. Key competitors include 3M, Honeywell, Hydranautics, Kingspan, Lanxess, LG Corp, Owens-Corning, Purolite, Royal DSM, Toray and Teijin.

Current and Future Investments
The Company previously announced plans to invest more than $400 million in Water & Protection to increase capacity for the manufacture of TYVEK® nonwoven materials at its Luxembourg site due to growing global demand. While the Company experienced delays in construction due to COVID-19 in 2020, the expansion for the new operating line of TYVEK® nonwoven materials is expected to be completed in 2023.

MOBILITY & MATERIALS
Mobility & Materials provides high-performance engineering thermoplastics, elastomers, adhesives, silicone encapsulants, pastes, filaments and advanced films to engineers and designers in the transportation, electronics, renewable energy, industrial and consumer end-markets to enable systems solutions for demanding applications and environments.

Mobility & Materials is a global leader in providing innovative advanced materials solutions with technologies that differentiate customers’ products through improved performance characteristics. The business' technology is enabling the transition to hybrid-electric-connected vehicles and high speed high frequency connectivity.

2021 Segment Realignment
In conjunction with the 2021 Segment Realignment, Kalrez®/Vespel®, and Healthcare and Specialty Lubricants (Medical Silicones and Molykote® lubricants) moved from Transportation & Industrial to Electronics & Imaging. Certain previous Non-Core businesses including TEDLAR® and Microcircuit Materials (previously part of Photovoltaic & Advanced Materials ("PVAM")), and DuPont Teijin Films shifted from the former Non-Core segment to Transportation & Industrial. The major product lines were reorganized into Engineering Polymers, Performance Resins, and Advanced Solutions and the segment was renamed Mobility & Materials effective February 1, 2021.

Details on Mobility & Material's 2020 net sales, by major product line and geographic region, are as follows:

Products
Major applications and products are listed below by major product line, all which serve the transportation, electronics, renewable energy, industrial and consumer end-markets.

Major Product Line	Major Products
Advanced Solutions	BETASEAL™, BETAMATE™ and BETAFORCE™, BETATECH™ structural, elastic and thermal interface adhesives, metallization pastes, TEDLAR® polyvinyl, fluoromaterials, FORTASUN® silicone encapsulants and adhesives, MYLAR®, and MELINEX® polyester films
Performance Resins	HYTREL® polyester thermoplastic elastomer resins, DELRIN® acetal resins, MULTIBASE™ thermoplastic additives and VAMAC® ethylene acrylic elastomer.
Engineering Polymers	DUPONT™ ZYTEL® nylon resins, CRASTIN® PBT thermoplastic polyester resin, RYNITE® PET polyester resin and TYNEX® filaments

Key Raw Materials
The major commodities, raw materials and supplies for the Mobility & Materials segment include: adipic acid, butanediol, carbon black, dimethyl terephthalate, epoxy resins, fiberglass, flame retardants, hexamethylene diamine, methanol, polyethylene terephthalate, purified terephthalic acid and precious metals.

Competitors
Mobility & Material's competitors include many large multinational chemical firms as well as a number of regional and local competitors. Key competitors include BASF, Celanese, EMS Chemie, Henkel, Lanxess, Mitsubishi, Royal DSM and Sika.

INDUSTRY SEGMENTS AND GEOGRAPHIC REGION RESULTS
See Note 4 to the Consolidated Financial Statements for net sales by business or major product line.

Sales by geographic region are included within Part II, Item 7 "Management's Discussion and Analysis of Financial Condition and Results of Operations", "Results of Operations." See Note 23 to the Consolidated Financial Statements for information regarding total net sales, pro forma net sales, pro forma Operating EBITDA and total assets by segment, as well as net sales and long-lived assets by geographic region.

SIGNIFICANT CUSTOMERS AND COMPETITION
In 2020, no significant portion of the Company's sales was dependent upon a single customer. The markets in which the Company participates compete primarily through technology, range of products and services, performance, quality, reliability, brand, reputation, service and support. The Company provides extensive support, technical services and testing services for its customers, in addition to new product development. The Company believes that its proprietary product and process technologies, robust product and application development pipelines, customer intimacy, global manufacturing capability and local service capability enable it to compete successfully.

Against this competitive backdrop, value-in-use is the primary driver of price for the Company’s products, although price is impacted by many factors including, among others, fluctuations in supply and demand, and availability and cost of key manufacturing inputs including raw materials and energy.

DISTRIBUTION
Most products are marketed primarily through the Company's sales organization, although in some regions, more emphasis is placed on sales through distributors. The Company has a diverse worldwide network which markets and distributes the Company's brands to customers globally. This network consists of the Company's sales and marketing organization partnering with distributors, independent retailers, cooperatives and agents throughout the world.

INTELLECTUAL PROPERTY
The Company’s businesses differentially manage their respective intellectual property estates to support Company strategic priorities, which can include leveraging intellectual property within and across product lines.

Trade Secrets: Trade secrets are an important part of the Company's intellectual property. Many of the processes used to make products are kept as trade secrets which, from time to time, may be licensed to third parties. DuPont vigilantly protects all of its intellectual property including its trade secrets. When the Company discovers that its trade secrets have been unlawfully taken, it reports the matter to governmental authorities for investigation and potential criminal action, as appropriate. In addition, the Company takes measures to mitigate any potential impact, which may include civil actions seeking redress, restitution and/or damages based on loss to the Company and/or unjust enrichment.

Patents: The Company applies for and obtains patents in many countries, including the U.S., and has access to a large patent portfolio, both owned and licensed. DuPont’s rights under these patents and licenses, as well as the products made and sold under them, are important to the Company in the aggregate. The protection afforded by these patents varies based on country, scope of individual patent coverage, as well as the availability of legal remedies in each country. The term of these patents is approximately twenty years from the filing date in general, but varies depending on country. This significant patent estate may be leveraged to align with the Company’s strategic priorities within and across product lines. At December 31, 2020, the Company owned about 15,000 patents and patent applications globally. Approximately 80% of the Company’s patent estate has a remaining term of more than 5 years.

Trademarks: The Company owns or licenses many trademarks that have significant recognition at the consumer retail level and/or the product line to product line level. Ownership rights in trademarks do not expire if the trademarks are continued in use and properly protected.

HUMAN CAPITAL
Foundational to the Company’s current and future success is its employees, who drive the Company’s strategic vision, manage operations and develop products. The Company focuses significant attention on attracting, motivating, and retaining talent at all levels. Through training and professional development initiatives, promoting a culture of diversity and inclusion, and emphasizing the importance of health, safety, and well-being, the Company’s aim is to create an environment that fully supports the needs of its employees. Annually, an enterprise-wide engagement survey is conducted, which provides insight into employee morale and aspects of workplace culture like core values, communication and employee development.

The Company is committed to creating innovative talent-management opportunities that are aligned to the strategic needs of its workforce. Learning is a continual process, and the Company offers a diverse set of training, education, and development opportunities, both formally and informally, throughout the year. Each segment within the Company has ongoing training programs that are designed specifically to maximize the performance of its employees in meeting business objectives, including better health and safety outcomes. All employees take part in a mix of on-the-job training and appropriate learning and training opportunities focusing on topics that are the most critical and relevant to each employees’ job function.

The Company believes that diversity and inclusion is central to high employee engagement and seeks to foster an environment where employees can bring their authentic selves to work each day. The more perspectives there are, the more ideas that can be generated, which makes diversity, equity, and inclusion (“DE&I”) a driver of innovation, and therefore, integral to the Company’s success. The Company’s employee-led Employee Resource Groups (“ERGs”) help cultivate a culture of acceptance where employees feel not only accepted, but celebrated, at every level. As of December 31, 2020, the Company had eight ERGs - DuPont Corporate Black Employees Network, DuPont Asian Group, DuPont Pride Network, DuPont Latin Network, DuPont Women’s Network, DuPont Veterans Network, DuPont Early Career Network, and DuPont Persons with Disabilities and Allies. Each group is actively sponsored by senior leadership, helping model and promote inclusive values and behaviors. The Company also offers DE&I tools and resources to educate managers and employees in how to utilize diversity as a resource and establish more inclusive work environments. These resources include unconscious bias workshops, networking and mentoring practices, and opportunities for participation in external conferences and events, among others.

The Company’s success also depends on the well-being of employees, including physical, mental and intellectual health. All employees have the support of the Company’s Integrated Health Services (“IHS”) teams, which provides onsite and intranet-based services to support and monitor the health and welfare of employees. The Company’s larger manufacturing and research sites have onsite clinics where employees can get occupational care, first aid treatment, travel vaccinations, and referrals for off-site medical care. The Company continuously strives for zero workplace injuries, occupational illnesses and incidents. The Company’s safety metrics are measured against this goal at least quarterly, and the Company’s Environmental, Health, Safety & Sustainability Committee is charged with driving improvements in the Company's health and safety practices. IHS also assesses health risks across DuPont to find out which health concerns are most important to our employees, and conducts medical surveillance exams based on occupational risks and regulatory compliance priorities flagged by the Company’s Environment, Health and Safety team.

In response to the COVID-19 pandemic, the Company has corporate, regional and local crisis management teams in place actively monitoring, preparing and managing the Company’s response. The Company has implemented safety plans and protocols based on World Health Organization and Centers for Disease Control guidelines. This includes issuing health and safety guidance for sites that have remained open during the pandemic, and encouraging employees to work remotely, when possible.

As of December 31, 2020, the Company had employed approximately 23,000 people worldwide. Approximately 29 percent of employees were in Asia Pacific, 22 percent were in the EMEA, 2 percent were in Latin America, and 47 percent were in the U.S and Canada. Within the United States, about 6,000 employees were in non-exempt or hourly-rate positions.

AVAILABLE INFORMATION
The Company is subject to the reporting requirements under the Securities Exchange Act of 1934. Consequently, the Company is required to file reports and information with the Securities and Exchange Commission ("SEC"), including reports on the following forms: annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934.

The SEC maintains an Internet site at http://www.sec.gov that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC, from which the public may obtain any materials the Company files with the SEC.

The Company's annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports are also accessible on DuPont's website at http://www.investors.dupont.com by clicking on the section labeled "Investors," then on "Filings & Reports." These reports are made available, without charge, as soon as is reasonably practicable after the Company files or furnishes them electronically with the SEC.

ITEM 2. PROPERTIES
The Company's corporate headquarters is located in Wilmington, Delaware. The Company's manufacturing, processing, marketing and research and development facilities, as well as regional purchasing offices and distribution centers are located throughout the world. Additional information with respect to the Company's property, plant and equipment and leases is contained in Notes 11, 16 and 23 to the Consolidated Financial Statements.
The Company has investments in property, plant and equipment related to global manufacturing operations. Collectively there are approximately 110 principal sites in total. The number of manufacturing and other significant sites by reportable segment and geographic area around the world at December 31, 2020 is as follows:

Geographic Region	Electronics & Industrial	Water & Protection	Mobility & Materials	Corporate	Total [2]
Asia Pacific	19	12	16	1	48
EMEA [1]	4	6	9	1	20
Latin America	—	—	2	—	2
U.S. & Canada	18	13	18	3	52
Total	41	31	45	5	122
1.. Europe, Middle East, and Africa.
2. Sites that are used by multiple segments are included more than once in the figures above.
The Company's principal sites include facilities which, in the opinion of management, are suitable and adequate for their use and have sufficient capacity for the Company's current needs and expected near-term growth. Properties are primarily owned by the Company; however, certain properties are leased. No title examination of the properties has been made for the purpose of this report and certain properties are shared with other tenants under long-term leases.

DuPont de Nemours, Inc.
PART II
ITEM 7. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
Management’s discussion and analysis of financial condition and results of operations is provided as a supplement to, and should be read in conjunction with, the consolidated financial statements and related notes to enhance the understanding of the Company’s operations and present business environment. Components of management’s discussion and analysis of financial condition and results of operations include:

•Overview
•Analysis of Operations
•Result of Operations
•Supplemental Unaudited Pro Forma Combined Financial Information
•Segment Results
•Liquidity and Capital Resources
•Recent Accounting Pronouncements
•Critical Accounting Estimates
•Long-Term Employee Benefits

OVERVIEW
As of December 31, 2020, the Company has $4.7 billion of net working capital and over $2.5 billion in cash and cash equivalents. The Company expects its cash and cash equivalents, cash generated from operations, and ability to access the debt capital markets to provide sufficient liquidity and financial flexibility to meet the liquidity requirements associated with its continued operations. In response to the uncertainty surrounding the extent and duration of the COVID-19 pandemic, the Company has also taken additional measures throughout the year to further ensure its liquidity and capital resources. The Company continually assesses its liquidity position, including possible sources of incremental liquidity, in light of the current economic environment, capital market conditions and Company performance.

DWDP Merger
Effective August 31, 2017, pursuant to the merger of equals transactions contemplated by the Agreement and Plan of Merger, dated as of December 11, 2015, as amended on March 31, 2017 ("DWDP Merger Agreement"), The Dow Chemical Company ("TDCC") and E. I. du Pont de Nemours and Company ("EID") each merged with subsidiaries of DowDuPont Inc. ("DowDuPont") and, as a result, TDCC and EID became subsidiaries of DowDuPont (the "DWDP Merger"). Prior to the DWDP Merger, DowDuPont did not conduct any business activities other than those required for its formation and matters contemplated by the DWDP Merger Agreement. TDCC was determined to be the accounting acquirer in the DWDP Merger.

DowDuPont completed a series of internal reorganizations and realignment steps in order to separate into three, independent, publicly traded companies - one for each of its agriculture, materials science and specialty products businesses. DowDuPont formed two wholly owned subsidiaries: Dow Inc. ("Dow," formerly known as Dow Holdings Inc.), to serve as a holding company for its materials science business, and Corteva, Inc. ("Corteva"), to serve as a holding company for its agriculture business.

DWDP Distributions
On April 1, 2019, the Company completed the separation of the materials science business through the spin-off of Dow Inc., including Dow’s subsidiary TDCC (the “Dow Distribution”). On June 1, 2019, the Company completed the separation of the agriculture business through the spin-off of Corteva including Corteva’s subsidiary EID, (the “Corteva Distribution and together with the Dow Distribution, the “DWDP Distributions”).

Following the Corteva Distribution, the Company holds the specialty products business. On June 1, 2019, DowDuPont changed its registered name from "DowDuPont Inc." to "DuPont de Nemours, Inc." doing business as "DuPont" (the "Company"). Beginning on June 3, 2019, the Company's common stock is traded on the NYSE under the ticker symbol "DD."

The results of operations of DuPont for the 2019 and 2018 periods presented reflect the historical financial results of Dow and Corteva as discontinued operations, as applicable. The cash flows and comprehensive income related to Dow and Corteva have not been segregated and are included in the Consolidated Statements of Cash Flows and Consolidated Statements of Comprehensive Income, respectively, for the applicable period. Unless otherwise indicated, the information in the notes to the

Consolidated Financial Statements refer only to DuPont's continuing operations and do not include discussion of balances or activity of Dow or Corteva.

The statements of operations and pro forma statements of operations included in this report and as discussed below include costs previously allocated to the materials science and agriculture businesses that did not meet the definition of expenses related to discontinued operations in accordance with Financial Accounting Standards Codification 205, "Presentation of Financial Statements" ("ASC 205") and thus are reflected in the Company's results of continuing operations. A significant portion of these costs relate to TDCC and consist of leveraged services provided through service centers, as well as other corporate overhead costs related to information technology, finance, manufacturing, research & development, sales & marketing, supply chain, human resources, sourcing & logistics, legal and communications, public affairs & government affairs functions. These costs are no longer incurred by the Company following the DWDP Distributions.

N&B Transaction
On February 1, 2021, DuPont completed the separation and distribution of the Nutrition & Biosciences business (the “N&B Business”), and merger of Nutrition & Biosciences, Inc. (“N&B”), a DuPont subsidiary formed to hold the N&B Business, with a subsidiary of IFF. The distribution was effected through an exchange offer (the “Exchange Offer”) where, on the terms and subject to the conditions of the Exchange Offer, eligible participating DuPont stockholders had the option to tender all, some or none of their shares of common stock, par value $0.01 per share, of DuPont (the “DuPont Common Stock”) for a number of shares of common stock, par value $0.01 per share, of N&B (the “N&B Common Stock”) and which resulted in all shares of N&B Common Stock being distributed to DuPont stockholders that participated in the Exchange Offer. Pursuant to the Exchange Offer, on February 1, 2021, DuPont accepted approximately 197.4 million shares of DuPont Common Stock in exchange for about 141.7 million shares of N&B Common Stock. The consummation of the Exchange Offer was followed by the merger of N&B with a wholly owned subsidiary of IFF, with N&B surviving the merger as a wholly owned subsidiary of IFF (the “N&B Merger” and, together with the Exchange Offer, the “N&B Transaction”). In connection with the N&B Transaction, N&B made a one-time cash payment of approximately $7.3 billion (the “Special Cash Payment”) to DuPont. The company used a portion of the proceeds to retire its $3 billion term loan facilities on February 1, 2021 and used the proceeds to fund the redemption, in accordance with their terms, of the $2 billion May 2020 Notes issuance. See discussion below and within “Liquidity and Capital Resources” for more information.

In the N&B Merger, each share of N&B common stock was automatically converted into the right to receive one share of IFF common stock, par value $0.125 per share (“IFF Common Stock”). See Note 3 to the Consolidated Financial Statements for more information.

The results of operations of DuPont for all periods presented reflect the historical financial results of N&B as discontinued operations. The cash flows and comprehensive income related to N&B have not been segregated and are included in the Consolidated Statements of Cash Flows and Consolidated Statements of Comprehensive Income, respectively, for the applicable period. Unless otherwise indicated, the information in the notes to the Consolidated Financial Statements refer only to DuPont's continuing operations and do not include discussion of balances or activity of N&B.

2021 Segment Realignment
Effective February 1, 2021, in conjunction with the closing of the N&B Transaction, the Company completed the 2021 Segment Realignment resulting in a change to its management and reporting structure. These changes resulted in the following:
•Realignment of certain businesses from Transportation & Industrial to Electronics & Imaging;
•Dissolution of the Non-Core segment with the businesses to be divested and previously divested reflected in Corporate;
•Realignment of the remaining Non-Core businesses to Transportation & Industrial.

In addition, the following name changes occurred effective February 1, 2021:
•Electronics & Imaging was renamed Electronics & Industrial;
•Safety & Construction was renamed Water & Protection;
•Transportation & Industrial was renamed Mobility & Materials.

Following the 2021 Segment Realignment, DuPont’s worldwide operations are managed through global businesses, which are currently reported in three reportable segments: Electronics & Industrial; Water & Protection; and Mobility & Materials. The changes became effective February 1, 2021 and have been retrospectively reflected in the segment results for all periods presented.

ANALYSIS OF OPERATIONS
COVID-19
The novel coronavirus (“COVID-19”) pandemic resulted in significant economic disruption and continues to adversely impact the broader global economy, including certain of the Company’s customers and suppliers. During 2020, the Company benefited from strong demand in certain key end-markets, principally electronics, water filtration and personal protection. Although results reflect notable improvement in automotive markets, along with residential construction, in the second half of 2020 compared to the first half of 2020, the COVID-19 pandemic adversely impacted demand in aerospace, commercial construction, oil & gas, and select industrial end-markets. In response to this uncertainty, the Company delayed certain capital investments in select sectors throughout the year.

Nutrition & Biosciences Financing
In the third quarter of 2020, N&B completed an offering of $6.25 billion of senior unsecured notes (the “N&B Notes Offering”). The net proceeds of approximately $6.2 billion from the N&B Notes Offering were deposited into an escrow account and at December 31, 2020 are reflected as restricted cash in the Company’s consolidated financial statements. In the first quarter of 2020, N&B entered into a senior unsecured term loan agreement in the amount of $1.25 billion split evenly between three- and five-year facilities (the "N&B Term Loan") and on February 1, 2021, N&B borrowed the full amount under the N&B Term Loan. The obligations and liabilities associated with the N&B Notes Offering and N&B Term Loan were separated from the Company on February 1, 2021 upon consummation of the N&B Transaction. The obligations and liabilities of $6.2 billion associated with the N&B Notes Offering are classified as "Liabilities of discontinued operations" in the Company's Consolidated Balance Sheets.

See Note 3 of the Consolidated Financial Statements for additional information.

Divestitures
In the fourth quarter of 2020, the Company entered into a definitive agreement to sell its Biomaterials business unit, which includes the Company's equity method investment in DuPont Tate & Lyle Bio Products. In January 2021, the Company entered into separate definitive agreements to sell its Clean Technologies and Solamet® businesses. These divestitures, subject to regulatory approval and customary closing conditions, are expected to close in the second half of 2021.

In the third quarter of 2020, the Company completed the sale of its trichlorosilane business (“TCS Business”) along with its equity ownership interest in DC HSC Holdings LLC and Hemlock Semiconductor L.L.C. (the "HSC Group,” and together with the TCS Business, the “TCS/HSC Disposal Group” and the sale of the TCS/HSC Disposal Group, the “TCS/HSC Disposal”) to the HSC Group, both of which were part of the Non-Core segment. The TCS/HSC Disposal resulted in a net pre-tax benefit of $396 million ($236 million net of tax) which was recorded in “Sundry income (expense) – net” in the Company’s Consolidated Statements of Operations.

In the first quarter of 2020, the Company completed the sale of its Compound Semiconductor Solutions business unit, a part of the Electronics & Industrial segment, to SK Siltron, for approximately $420 million. The sale resulted in a pre-tax gain of $197 million ($102 million net of tax) recorded in "Sundry income (expense) - net" in the Company's Consolidated Statements of Operations.

In the third quarter of 2019, the Company completed the sale and separation of its Sustainable Solutions business unit, to Gyrus Capital. The sale resulted in a pre-tax gain of $28 million ($22 million net of tax) which was recorded in "Sundry income (expense) - net" in the Company's Consolidated Statements of Operations.

See Note 3 of the Consolidated Financial Statements for additional information.

Joint Settlement Agreement
On January 22, 2021, the Company, Corteva, EID and Chemours entered into a binding Memorandum of Understanding (the “MOU”), pursuant to which the parties have agreed to share certain costs associated with potential future liabilities related to alleged historical releases of certain PFAS arising out of pre-July 1, 2015 conduct (“eligible PFAS costs”) until the earlier to occur of (i) December 31, 2040, (ii) the day on which the aggregate amount of qualified spend (as defined in the MOU) is equal to $4 billion or (iii) a termination in accordance with the terms of the MOU. The parties have agreed that, during the term of this sharing arrangement, Chemours will bear 50% of any qualified spend and the Company and Corteva shall together bear 50% of any qualified spend. As of December 31, 2020, the Company has recorded a liability of $59 million in connection with the cost sharing arrangement related to future eligible PFAS costs.

On January 21, 2021, EID and Chemours entered into settlement agreements with plaintiffs’ counsel representing the Ohio MDL plaintiffs providing for a settlement of cases and claims in the Ohio MDL totaling $83 million in cash with each of the Company and EID contributing approximately $27 million and Chemours contributing approximately $29 million. As of December 31, 2020, the Company has recorded an indemnification liability of $27 million related to the settlement.

Total pre-tax charges of $86 million ($66 million after-tax) related to both of the above matters are reflected as a loss from discontinued operations for the year ended December 31, 2020 in the Company's Consolidated Statements of Operations.

Goodwill, Long-Lived Asset and Indefinite-Lived Asset Impairments
During the third quarter of 2020, multiple triggering events occurred requiring the Company to perform impairment analyses associated with its Mobility & Materials segment and corporate businesses. As a result of the analyses performed, the Company recorded aggregate pre-tax, non-cash goodwill impairment charges of $183 million recognized in "Goodwill impairment charges" within its corporate businesses and aggregate pre-tax, non-cash asset impairment charges of $318 million within its Mobility & Materials segment and $52 million within corporate businesses both recognized in “Restructuring and asset related charges - net” in the Consolidated Statements of Operations.

During the second quarter of 2020, continued near-term demand weakness in global automotive production resulting from the COVID-19 pandemic, along with revised views of recovery based on third party market information, served as a triggering event requiring the Company to perform an impairment analysis of the goodwill associated with its Mobility & Materials and Industrial Solutions reporting units. As a result of the analysis performed, the Company recorded pre-tax, non-cash goodwill impairment charges of $2,498 million recognized in "Goodwill impairment charges" in the Consolidated Statements of Operations. In connection with the Mobility & Materials impairment analysis, the Company also recorded pre-tax, non-cash impairment charges of $21 million related to indefinite-lived intangible assets recognized in “Restructuring and asset related charges - net” in the Consolidated Statements of Operations.

During the first quarter of 2020, the Company was required to perform interim impairment tests of its goodwill and long-lived assets as expectations of proceeds related to certain potential divestitures related to the businesses held in Corporate gave rise to fair value indicators and, thus, served as triggering events. As a result of the analysis performed, the Company recorded pre-tax, non-cash impairment charges related to goodwill of $533 million. The charges were recognized in "Goodwill impairment charge" in the Consolidated Statements of Operations. The Company also recorded pre-tax, non-cash impairment charges of $270 million related to long-lived assets. The charges were recognized in “Restructuring and asset related charges - net” in the Consolidated Statements of Operations.

During the second quarter of 2019, the Company was required to perform interim impairment tests of its goodwill due to the internal distribution of the specialty products legal entities from EID to DowDuPont (the "Internal SP Distribution") and the Second Quarter Segment Realignment. As a result of the analyses performed, the Company recorded pre-tax, non-cash impairment charges during the year ended December 31, 2019 of $242 million impacting Corporate. The charges were recognized in "Goodwill impairment charges" in the Consolidated Statements of Operations.

See Notes 5 and 13 of the Consolidated Financial Statements.

Dividends
On February 12, 2020, the Board of Directors declared a first quarter dividend of $0.30 per share, paid on March 16, 2020, to shareholders of record on February 28, 2020. On April 29, 2020, the Company announced that its Board of Directors declared a second quarter dividend of $0.30 per share, paid on June 15, 2020, to shareholders of record on May 29, 2020. On June 25, 2020, the Company announced that its Board of Directors declared a third quarter dividend of $0.30 per share, paid on September 15, 2020, to shareholders of record on July 31, 2020. On October 14, 2020, the Company announced that its Board of Directors declared a fourth quarter dividend of $0.30 per share, paid on December 15, 2020, to shareholders of record on November 30, 2020.

Share Buyback Program
On June 1, 2019, the Company's Board of Directors approved a $2 billion share buyback program, which expires on June 1, 2021. During the year ended December 31, 2020, the Company repurchased and retired 6.1 million shares for $232 million. As of the year ended December 31, 2020, the Company had repurchased and retired 16.9 million shares under this program at a total cost of $982 million.

Restructuring Programs
2020 Restructuring Program
During the first quarter of 2020, the Company approved restructuring actions designed to capture near-term cost reductions and to further simplify certain organizational structures in anticipation of the N&B Transaction (the "2020 Restructuring Program"). For the year ended December 31, 2020, the Company recorded a pre-tax charge related to the 2020 Restructuring Program of $168 million, recognized in "Restructuring and asset related charges - net" in the Company's Consolidated Statements of Operations. At December 31, 2020, total liabilities related to the program were $62 million, which represents expected future cash payments related to this program for the payment of severance and related benefits. The 2020 Restructuring Program was considered substantially complete at December 31, 2020.

2019 Restructuring Program
During the second quarter of 2019 and in connection with the ongoing integration activities, DuPont approved restructuring actions to simplify and optimize certain organizational structures following the completion of the DWDP Distributions (the "2019 Restructuring Program"). The Company recorded pre-tax restructuring charges of $124 million inception-to-date, consisting of severance and related benefit costs of $97 million and asset related charges of $27 million, recognized in "Restructuring and asset related charges - net" in the Company's Consolidated Statements of Operations. At December 31, 2020, total liabilities related to the program were $14 million, which represents expected future cash payments related to this program for the payment of severance and related benefits. The 2019 Restructuring Program was considered substantially complete at June 30, 2020.

DowDuPont Cost Synergy Program
In September and November 2017, the Company approved post-merger restructuring actions under the DowDuPont Cost Synergy Program (the “Synergy Program”), adopted by the DowDuPont Board of Directors. The Synergy Program was designed to integrate and optimize the organization following the DWDP Merger and in preparation for the DWDP Distributions. The Company recorded pre-tax restructuring charges of $346 million inception-to-date, consisting of severance and related benefit costs of $138 million, asset related charges of $159 million and contract termination charges of $49 million. At December 31, 2020, total liabilities related to the program were $20 million, which represents expected future cash payments related to this program for the payment of severance and related benefits. The DowDuPont Cost Synergy program the program was considered substantially complete at June 30, 2020.

RESULTS OF OPERATIONS

Summary of Sales Results	For the Years Ended December 31,
In millions	2020	2019	2018
Net sales	$14,338	$15,436	$16,378

Sales Variances by Segment and Geographic Region - As Reported
	For the Year Ended December 31, 2020					For the Year Ended December 31, 2019
Percentage change from prior year	Local Price & Product Mix	Currency	Volume	Portfolio & Other	Total	Local Price & Product Mix	Currency	Volume	Portfolio & Other	Total
Electronics & Industrial	(1)%	—%	6%	—%	5%	—%	—%	(2)%	—%	(2)%
Water & Protection	2	—	(8)	2	(4)	3	(1)	—	(4)	(2)
Mobility & Materials	(4)	—	(11)	—	(15)	4	(2)	(12)	—	(10)
Corporate	2	—	(23)	(18)	(39)	(1)	(2)	(8)	(5)	(16)
Total	(1)%	—%	(6)%	—%	(7)%	2%	(2)%	(5)%	(1)%	(6)%
U.S. & Canada	(1)%	—%	(11)%	(1)%	(13)%	1%	—%	(3)%	—%	(2)%
EMEA [1]	(1)	—	(13)	—	(14)	3	(4)	(6)	(6)	(13)
Asia Pacific	(1)	—	3	—	2	2	(1)	(5)	(1)	(5)
Latin America	1	(4)	(14)	(1)	(18)	5	(2)	(6)	(1)	(4)
Total	(1)%	—%	(6)%	—%	(7)%	2%	(2)%	(5)%	(1)%	(6)%
1. Europe, Middle East and Africa.

2020 versus 2019
The Company reported net sales for the year ended December 31, 2020 of $14.3 billion, down 7 percent from $15.4 billion for the year ended December 31, 2019, due to a 6 percent decrease in volume and a 1 percent decline due to local price and product mix. Portfolio actions and currency remained flat. Volume declined across all geographic regions with the exception of Asia Pacific where it increased 3 percent. Volume gains in Electronics & Industrial (up 6 percent) were more than offset by declines in Mobility & Materials (down 11 percent) and Water & Protection (down 8 percent). Local price increased in Latin America (up 1 percent) and Water & Protection (up 2 percent). Portfolio and other changes were flat overall. The divestitures in Corporate (down 18 percent) were offset by Water & Protection (up 2 percent). Currency was flat compared with the same period last year in all segments.

2019 versus 2018
The Company reported net sales for the year ended December 31, 2019 of $15.4 billion, down 6 percent from $16.4 billion for the year ended December 31, 2018, due to a 5 percent decrease in volume, a 2 percent unfavorable currency impact and a 1 percent decline in portfolio actions slightly offset by a 2 percent increase in local price. Volume declined across all geographic regions and all segments with the exception of Water & Protection which remained flat. The most notable volume decreases were in Mobility & Materials (down 12 percent) and Corporate (down 8 percent). Currency was down 2 percent compared with last year, driven primarily by EMEA currencies (down 4 percent). Local price was up 2 percent compared with last year. Local price increased in all geographic regions and in all segments except Electronics & Industrial (flat) and Corporate (down 1 percent). Portfolio and other changes contributed 1 percent of the sales decrease which primarily impacted Water & Protection (down 4 percent; within EMEA).

Cost of Sales
Cost of sales was $9.5 billion for the year ended December 31, 2020, down from $10.0 billion for the year ended December 31, 2019. Cost of sales decreased for the year ended December 31, 2020 primarily due to lower sales volume, cost synergies, and the absence in 2020 of costs previously allocated to the materials science and agriculture businesses that did not meet the definition of expenses related to discontinued operations in accordance with ASC 205 and therefore remained as costs of continuing operations for periods prior to the DWDP Distributions, offset by approximately $230 million of charges associated with temporarily idling several manufacturing plants to align supply with demand due to COVID-19, driven primarily by the Mobility & Materials segment.

Cost of sales as a percentage of net sales for the year ended December 31, 2020 was 66.3 percent compared with 65.0 percent for the year ended December 31, 2019.

For the year ended December 31, 2019, cost of sales was $10.0 billion, down from $11.1 billion for the year ended December 31, 2018. Cost of sales decreased for the year ended December 31, 2019 primarily due to lower sales volume, cost synergies, portfolio actions related to current year divestitures, currency impacts, and lower costs previously allocated to the materials science and agriculture businesses that did not meet the definition of expenses related to discontinued operations in accordance with ASC 205 and therefore remained as costs of continuing operations for periods prior to the DWDP Distributions.

Cost of sales as a percentage of net sales for the year ended December 31, 2019 was 65.0 percent compared with 67.9 percent for the year ended December 31, 2018.

Research and Development Expense ("R&D")
R&D expense was $625 million for the year ended December 31, 2020, $689 million for the year ended December 31, 2019, and $797 million for the year ended December 31, 2018. R&D as a percentage of net sales was 4 percent for both the years ended December 31, 2020 and 2019, and 5 percent for the year December 31, 2018.

The decrease in R&D costs in 2020 compared to 2019 was due to productivity actions as well as the absence of R&D costs previously allocated to the materials science and agriculture businesses that did not meet the definition of expenses related to discontinued operations in accordance with ASC 205 and therefore remained as a cost of continuing operations for periods prior to the DWDP Distributions. The decrease in R&D costs in 2019 compared to 2018 was primarily due to lower R&D costs previously allocated to the materials science and agriculture businesses that did not meet the definition of expenses related to discontinued operations in accordance with ASC 205 and therefore remained as costs of continuing operations for periods prior to the DWDP Distributions.

Selling, General and Administrative Expenses ("SG&A")
For the year ended December 31, 2020, SG&A expenses totaled $1,701 million, down from $2,057 million in the year ended December 31, 2019 and $2,403 million for the year ended December 31, 2018. SG&A as a percentage of net sales was 12 percent, 13 percent, and 15 percent for the years ended December 31, 2020, 2019, and 2018, respectively.

The decrease in SG&A costs in 2020 compared to 2019 was due to productivity actions, temporarily reducing costs due to COVID-19 restrictions, overall reducing spending, and the absence of SG&A costs previously allocated to the materials science and agriculture businesses that did not meet the definition of expenses related to discontinued operations in accordance with ASC 205 and therefore remained as costs of continuing operations for periods prior to the DWDP Distributions. The decrease in SG&A costs in 2019 compared to 2018 was due to cost synergies and lower SG&A costs previously allocated to the materials science and agriculture businesses that did not meet the definition of expenses related to discontinued operations in accordance with ASC 205 and therefore remained as costs of continuing operations for periods prior to the DWDP Distributions.

Amortization of Intangibles
Amortization of intangibles was $696 million, $701 million, and $733 million for the years ended December 31, 2020, 2019, and 2018, respectively. Amortization year over year was relatively flat. See Note 13 to the Consolidated Financial Statements for additional information on intangible assets.

Restructuring and Asset Related Charges - Net
Restructuring and asset related charges - net were $845 million, $152 million, and $97 million for the years ended December 31, 2020, 2019 and 2018, respectively.

The activity for the year ended December 31, 2020 included a $270 million impairment charge related to long-lived assets and a $52 million impairment charge related to indefinite-lived intangible assets in Corporate, a $318 million impairment charge related to long-lived assets and a $21 million impairment charge related to indefinite-lived intangible assets in the Mobility & Materials segment, a $168 million charge related to the 2020 Restructuring Program, a $5 million charge related to the 2019 Restructuring Program and a $11 million charge related to the DowDuPont Cost Synergy Program. The charges for the year ended December 31, 2019 included a charge of $119 million related to the 2019 Restructuring Program and a $33 million charge related to the DowDuPont Cost Synergy Program. The charges for the year ended December 31, 2018 related to the Synergy Program.

See Note 5 to the Consolidated Financial Statements for additional information.

Goodwill Impairment Charges
Goodwill impairment charges were $3,214 million and $242 million for the years ended December 31, 2020 and 2019, respectively. For the year ended December 31, 2020, goodwill impairment charges relate to the Electronics & Industrial and Mobility & Materials segments and certain businesses reflected in Corporate. For the year ended December 31, 2019, goodwill impairment charges relate to businesses reflected in Corporate. There were no goodwill related impairments in the year ended December 31, 2018. See Note 13 to the Consolidated Financial Statements for additional information.

Integration and Separation Costs
Integration and separation costs were $177 million in 2020, $1,257 million in 2019 and $1,845 million in 2018. Integration and separation costs primarily reflect costs related to the post-DWDP Merger integration, and activities related to the DWDP Distributions. The decline was primarily related to the timing of the DWDP Distributions.

Equity in Earnings of Nonconsolidated Affiliates
The Company's share of the earnings of nonconsolidated affiliates was $187 million, $85 million, and $448 million for the years ended December 31, 2020, 2019 and 2018, respectively. The increase in earnings of nonconsolidated affiliates for the year ended December 31, 2020 compared to the prior year is due to higher HSC Group equity earnings in the first half of 2020, driven mainly by customer settlements in the second quarter of 2020. The decrease in earnings of nonconsolidated affiliates for the year ended December 31, 2019 compared to the year ended December 31, 2018 was primarily due to lower equity earnings from the HSC Group for the year ended December 31, 2019. For the year ended December 31, 2019 lower equity earnings from the HSC Group was mainly attributable to asset impairment charges, partially offset by benefits associated with customer contract settlements.

Sundry Income (Expense) - Net
Sundry income (expense) - net includes a variety of income and expense items such as foreign currency exchange gains or losses, interest income, dividends from investments, gains and losses on sales of investments and assets, non-operating pension and other post-employment benefit plan credits or costs, and certain litigation matters. Sundry income (expense) - net for the year ended December 31, 2020 was $667 million compared with $144 million and $91 million in the years ended December 31, 2019 and 2018, respectively.

The year ended December 31, 2020 included a net pre-tax benefit of $396 million associated with the TCS/HSC Disposal as discussed above, a pre-tax gain of $197 million related to the sale of the Compound Semiconductor Solutions business unit in the Electronics & Industrial segment, miscellaneous income of $32 million, and income related to non-operating pension and other post-employment benefit plans of $30 million, partially offset by foreign currency exchange losses of $39 million.

The year ended December 31, 2019 included a net gain on sale of assets and investments of $144 million, income related to non-operating pension and other post-employment benefit plans of $72 million, and interest income of $56 million partially offset by foreign currency exchange losses of $104 million and miscellaneous expenses of $24 million which includes a $48 million charge reflecting a reduction in gross proceeds from lower withholding taxes related to a prior year legal settlement. The net gain on sale of assets includes income of $92 million related to a sale of assets within the Electronics & Industrial segment and as well as a gain of $28 million related to the sale of the Sustainable Solutions business unit included in Corporate.

The year ended December 31, 2018 included income related to non-operating pension and other post-employment benefit plans of $91 million, miscellaneous income of $77 million and interest income of $40 million, partially offset by foreign currency exchange losses of $84 million and loss on divestiture and change in joint venture ownership of $41 million. The foreign currency exchange losses included a $50 million foreign currency exchange loss related to adjustments to foreign currency exchange contracts as a result of U.S. tax reform. The loss on divestitures and change in joint venture ownership include a $14 million loss on the divestiture of the European XPS STYROFOAMTM business (related to Water & Protection) and a $27 million negative impact for adjustments related to the Dow Silicones ownership restructure (related to Corporate).

See Notes 6 to the Consolidated Financial Statements for additional information.

Interest Expense
Interest expense was $672 million, $667 million, and $54 million for the years ended December 31, 2020, 2019, and 2018, respectively. The increase in interest expense in 2020 compared to 2019 primarily relates to financing costs associated with the May Debt Offering, partially offset by reduced borrowing rates on floating rate debt. For the year ended December 31, 2018, there was less than one quarter of interest expense as the Company did not have outstanding borrowings until the 2018 Senior Notes issuance in the fourth quarter of 2018. Refer to Note 14 to the Consolidated Financial Statements for additional information.

Provision for (Benefit from) Income Taxes on Continuing Operations
The Company's effective tax rate fluctuates based on, among other factors, where income is earned and the level of income relative to tax attributes. For the year ended December 31, 2020, the Company's effective tax rate was (7.1) percent on a pre-tax loss from continuing operations of $2,246 million. The effective tax rate for the year ended December 31, 2020, was principally the result of a non-tax-deductible goodwill impairment charge impacting Corporate in the first and third quarter and a non-tax-deductible goodwill impairment charge impacting the Mobility & Materials and Electronics & Industrial segments in the second quarter, coupled with an allocation of non-tax-deductible goodwill related to the TCS/HSC Disposal. See Note 13 for more information regarding the goodwill impairment charges. The underlying factors affecting the Company’s overall tax rate are summarized in Note 7 to the Consolidated Financial Statements.

For the year ended December 31, 2019, the Company's effective tax rate was 1.6 percent on a pre-tax loss from continuing operations of $126 million. The effective tax rate was principally the result of the non-tax-deductible goodwill impairment charges impacting Corporate.

For the year ended December 31, 2018, the Company's effective tax rate was (37.0) percent on a pre-tax loss from continuing operations of $135 million. The effective tax was favorably impacted by the geographic mix of earnings but was more than offset by a $67 million charge associated with a valuation allowance recorded against the net deferred tax asset position of the Company’s legal entity in Brazil related to the separated agriculture business.

(Loss) Income from Discontinued Operations, Net of Tax
Loss from discontinued operations, net of tax was $517 million for the year ended December 31, 2020, compared to income from discontinued operations, net of tax of $724 million and $4,185 million for the years ended December 31, 2019 and 2018, respectively. For the year ended December 31, 2020, loss from discontinued operations, net of tax primarily related to the separation and distribution of the N&B business. For the years ended December 31, 2019 and 2018, income from discontinued operations, net of tax primarily related to the separation and distribution of the N&B business and the DWDP Distributions. The decrease each year is attributable to the timing of the DWDP Distributions. Refer to Notes 3 and 15 to the Consolidated Financial Statements for additional information.

Net Income Attributable to Noncontrolling Interests
Net income attributable to noncontrolling interests, including the portion attributable to discontinued operations, was $28 million, $102 million, and $155 million, for the years ended December 31, 2020, 2019, and 2018 respectively.

Net income attributable to noncontrolling interests of continuing operations was $28 million, $29 million, and $39 million, for the years ended December 31, 2020, 2019, and 2018 respectively.

SUPPLEMENTAL UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION
The following supplemental unaudited pro forma financial information (the “unaudited pro forma financial statements”) was derived from DuPont’s Consolidated Financial Statements, adjusted to give effect to certain events directly attributable to the DWDP Distributions. In contemplation of the DWDP Distributions and to achieve the respective credit profiles of each of the current companies, in the fourth quarter of 2018, DowDuPont borrowed $12.7 billion under the 2018 Senior Notes and entered the Term Loan Facilities with an aggregate principal amount of $3.0 billion. Additionally, DuPont issued approximately $1.4 billion in commercial paper in May 2019 in anticipation of the Corteva Distribution (the “Funding CP Issuance” together with the 2018 Senior Notes and the Term Loan Facilities, the "DWDP Financings"). The unaudited pro forma financial statements below were prepared in accordance with Article 11 of Regulation S-X. The historical consolidated financial information has been adjusted to give effect to pro forma events that are (1) directly attributable to the DWDP Distributions and the DWDP Financings (collectively the "DWDP Transactions"), (2) factually supportable and (3) with respect to the statements of operations, expected to have a continuing impact on the results. The unaudited pro forma statements of operations for the years ended December 31, 2019 and 2018 give effect to the pro forma events as if the DWDP Transactions had occurred on January 1, 2018. There were no pro forma adjustments for the year ended December 31, 2020.

Restructuring or integration activities or other costs following the DWDP Distributions that may be incurred to achieve cost or growth synergies of DuPont are not reflected. The unaudited pro forma statements of operations provides shareholders with summary financial information and historical data that is on a basis consistent with how DuPont reports current financial information.

The unaudited pro forma financial statements are presented for informational purposes only, and do not purport to represent what DuPont's results of operations or financial position would have been had the DWDP Transactions occurred on the dates indicated, nor do they purport to project the results of operations or financial position for any future period or as of any future date.

Unaudited Pro Forma Combined Statement of Operations	2019			2018
In millions, except per share amounts	DuPont [1]	Pro Forma Adjustments[2]	Pro Forma	DuPont [1]	Pro Forma Adjustments[2]	Pro Forma
Net sales	$15,436	$—	$15,436	$16,378	$—	$16,378
Cost of sales	10,026	16	10,042	11,123	54	11,177
Research and development expenses	689	—	689	797	—	797
Selling, general and administrative expenses	2,057	—	2,057	2,403	—	2,403
Amortization of intangibles	701	—	701	733	—	733
Restructuring and asset related charges - net	152	—	152	97	—	97
Goodwill impairment charges	242	—	242	—	—	—
Integration and separation costs	1,257	(173)	1,084	1,845	(493)	1,352
Equity in earnings of nonconsolidated affiliates	85	—	85	448	—	448
Sundry income (expense) - net	144	—	144	91	—	91
Interest expense	667	29	696	54	629	683
(Loss) Income from continuing operations before income taxes	(126)	128	2	(135)	(190)	(325)
Provision for income taxes on continuing operations	(2)	31	29	50	(37)	13
(Loss) Income from continuing operations, net of tax	(124)	97	(27)	(185)	(153)	(338)
Net income attributable to noncontrolling interests of continuing operations	29	—	29	39	—	39
Net (loss) income from continuing operations attributable to DuPont	$(153)	$97	$(56)	$(224)	$(153)	$(377)

Per common share data:
(Loss) Income per common share from continuing operations - basic	$(0.21)		$(0.08)	$(0.31)		$(0.51)
(Loss) Income per common share from continuing operations - diluted	$(0.21)		$(0.08)	$(0.31)		$(0.51)

Weighted-average common shares outstanding - basic	746.3		746.3	767.0		767.0
Weighted-average common shares outstanding - diluted	746.3		746.3	771.8		767.0
1. See the Company's historical U.S. GAAP Consolidated Statements of Operations.
2. Certain pro forma adjustments were made to illustrate the estimated effects of the DWDP Transactions, assuming that the DWDP Transactions had occurred on January 1, 2018. The adjustments include the impact to "Cost of sales" of different pricing than historical intercompany and intracompany practices related to various supply agreements entered into with the Dow Distribution, adjustments to "Integration and separation costs" to eliminate one time transaction costs directly attributable to the DWDP Distributions, and adjustments to "Interest expense" to reflect the impact of the Financings.

SEGMENT RESULTS
Prior to April 1, 2019, the Company's measure of profit / loss for segment reporting purposes is pro forma Operating EBITDA as this is the manner in which the Company's chief operating decision maker ("CODM") assessed performance and allocates resources. The Company defines pro forma Operating EBITDA as pro forma earnings (i.e. pro forma "Income (loss) from continuing operations before income taxes") before interest, depreciation, amortization, non-operating pension / other post-employment benefits (“OPEB”) / charges, and foreign exchange gains/losses, excluding the impact of costs historically allocated to the materials science and agriculture businesses that did not meet the criteria to be recorded as discontinued operations and adjusted for significant items. Effective April 1, 2019, the Company's measure of profit/loss for segment reporting purposes is Operating EBITDA as this is the manner in which the Company's chief operating decision maker ("CODM") assesses performance and allocates resources. The Company defines Operating EBITDA as earnings (i.e., “Income from continuing operations before income taxes") before interest, depreciation, amortization, non-operating pension / OPEB benefits / charges, and foreign exchange gains / losses, adjusted for significant items.

Pro forma adjustments were determined in accordance with Article 11 of Regulation S-X. Pro forma financial information is based on the Consolidated Financial Statements of DuPont, adjusted to give effect to the impact of certain items directly attributable to the DWDP Distributions, and the Term Loan Facilities, the 2018 Senior Notes and the Funding CP Issuance (together, the "DWDP Financings"), including the use of proceeds from such Financings (collectively the "DWDP Transactions"). The historical consolidated financial information has been adjusted to give effect to pro forma events that are (1) directly attributable to the DWDP Transactions, (2) factually supportable and (3) with respect to the statements of operations, expected to have a continuing impact on the results. Events that are not expected to have a continuing impact on the combined results are excluded from the pro forma adjustments. Those pro forma adjustments include the impact of various supply agreements entered into in connection with the Dow Distribution ("supply agreements") and are adjustments to "Cost of sales." The impact of these supply agreements are reflected in pro forma Operating EBITDA for the periods noted above as they are included in the measure of profit/loss reviewed by the CODM in order to show meaningful comparability among periods while assessing performance and making resource allocation decisions. Refer to the Supplemental Unaudited Pro Forma Combined Financial Information section for further information.

ELECTRONICS & INDUSTRIAL
The Electronics & Industrial segment is a leading global supplier of differentiated materials and systems for a broad range of consumer electronics including mobile devices, television monitors, personal computers and electronics used in a variety of industries. The segment is a leading provider of materials and solutions for the fabrication of semiconductors and integrated circuits, and provides innovative metallization processes for metal finishing, decorative, and industrial applications. Electronics & Industrial is also a leading provider of platemaking systems and photopolymer plates for the packaging graphics industry, digital printing inks and cutting-edge materials for the manufacturing of displays for organic light emitting diode ("OLED"). In addition, the segment produces innovative engineering polymer solutions, high performance parts, medical silicones and specialty lubricants.

Electronics & Industrial	For the Years Ended December 31,
In millions	2020	2019	2018
Net sales	$4,674	$4,446	$4,559
Operating EBITDA [1]	$1,468	$1,454	$1,584
Equity earnings	$34	$24	$23
1.For the year ended December 31, 2019 and 2018 operating EBITDA is on a pro forma basis.

Electronics & Industrial	For the Years Ended December 31,
Percentage change from prior year	2020	2019
Change in Net Sales from Prior Period due to:
Local price & product mix	(1)%	—%
Currency	—	—
Volume	6	(2)
Portfolio & other	—	—
Total	5%	(2)%

2020 Versus 2019
Electronics & Industrial net sales were $4,674 million for the year ended December 31, 2020, up from $4,446 million for the year ended December 31, 2019. Net sales increased due to a 6 percent volume increase partially offset by a 1 percent decrease in local price. Volume growth was driven by Semiconductor Technologies with continued strength and new technology in logic and foundry and increased demand in the memory segment. Volume growth within Interconnect Solutions was driven by increased material content in next-generation smartphones. Within Industrial Solutions, volume growth in KALREZ® for electronics applications, OLED materials for displays and digital printing inks for the consumer segment offset weakness in flexographic plates and declines in the automotive and aerospace end markets. Volume grew significantly in Asia Pacific.
Operating EBITDA was $1,468 million for the year ended December 31, 2020, up 1 percent compared with pro forma Operating EBITDA of $1,454 million for the year ended December 31, 2019 as volume growth, productivity and higher equity income more than offset higher raw material logistic costs and lower gains related to asset sales.

2019 Versus 2018
Electronics & Industrial net sales were $4,446 million for the year ended December 31, 2019, down from $4,559 million for the year ended December 31, 2018 due to a 2 percent volume decline. Volume decreased overall as Semiconductor Technologies and Interconnect Solutions declines more than offset volume gains in Industrial Solutions. Within Semiconductor Technologies, weakened demand in the memory sector was partially offset by increased volumes related to semiconductor packaging materials. Demand for advanced materials for smartphones remained strong but overall volumes in Interconnect Solutions were down due to soft circuit board demand. Volume growth in Industrial Solutions reflects increased demand for OLED materials offset by volume declines in flexographic printing.
Pro forma Operating EBITDA was $1,454 million for the year ended December 31, 2019, down 8 percent compared with $1,584 million for the year ended December 31, 2018, as higher raw material costs, volume declines and an unfavorable currency impact more than offset cost synergies and income associated with an asset sale.

WATER & PROTECTION
Water & Protection is the global leader in providing innovative engineered products and integrated systems for a number of industries including, worker safety, water purification and separation, transportation, energy, medical packaging and building materials. Water & Protection addresses the growing global needs of businesses, governments and consumers for solutions that make life safer, healthier and better. By uniting market-driven science and engineering with the strength of highly regarded brands, the segment strives to bring new products and solutions to solve customers' needs faster, better and more cost effectively.

Water & Protection	For the Years Ended December 31,
In millions	2020	2019	2018
Net sales	$4,993	$5,201	$5,294
Operating EBITDA [1]	$1,313	$1,370	$1,222
Equity earnings	$26	$27	$24
1.For the year ended December 31, 2019 and 2018 operating EBITDA is on a pro forma basis.

Water & Protection	For the Years Ended December 31,
Percentage change from prior year	2020	2019
Change in Net Sales from Prior Period due to:
Local price & product mix	2%	3%
Currency	—	(1)
Volume	(8)	—
Portfolio & other	2	(4)
Total	(4)%	(2)%

2020 Versus 2019
Water & Protection net sales were $4,993 million for the for the year ended December 31, 2020, down from $5,201 million for the year ended December 31, 2019 as a 2 percent increase in local price and 2 percent increase in portfolio were more than offset by a 8 percent volume decline. The portfolio impact reflects the recent acquisitions in the Water Solutions business. Volume growth in the segment was led by gains in Water Solutions and TYVEK® protective garment sales within Safety Solutions which were more than offset by weakened demand in end markets for NOMEX® and KEVLAR®. Shelter Solutions volume declined due to the COVID-19 pandemic and the resulting impact on commercial construction activity.
Operating EBITDA was $1,313 million for the year ended December 31, 2020, down 4 percent compared with pro forma Operating EBITDA of $1,370 million for the year ended December 31, 2019 due to lower volumes, the absence of licensing income, and costs associated with idling facilities more than offsetting pricing gains, improved product mix, and productivity actions.

2019 Versus 2018
Water & Protection net sales were $5,201 million for the year ended December 31, 2019, down from $5,294 million for the year ended December 31, 2018 as portfolio declines of 4 percent and a 1 percent unfavorable impact from currency in all regions more than offset a 3 percent increase in local price. The portfolio impact reflects the prior year divestiture of the European XPS STYROFOAM™ business on December 1, 2018. Local price increased across all businesses and in all regions. Volume was flat compared with the prior year as volume growth in Water Solutions was offset by declines in Safety Solutions and Shelter Solutions. Water Solutions volume gains were driven by strong demand for ion exchange and reverse osmosis membranes mainly in the industrial market. Safety Solutions volume declined as a result of supply constraints and planned maintenance downtime which more than offset TYVEK® volume gains from increased demand in the personal protection market. Volume declines in Shelter Solutions were primarily due to weakness in the construction market.

Pro forma Operating EBITDA was $1,370 million for the year ended December 31, 2019, up 12 percent compared with $1,222 million for the year ended December 31, 2018 due to local price gains, cost synergies, productivity improvements and volume gains partially offset by an unfavorable impact from currency.

MOBILITY & MATERIALS
The Mobility & Materials segment provides high-performance engineering resins and adhesives to engineers and designers in the transportation, electronics, industrial and consumer end-markets to enable systems solutions for demanding applications and environments. The segment delivers a broad range of polymer-based high-performance materials in its product portfolio, including elastomers and thermoplastic and thermoset engineering polymers which are used by customers to fabricate components for mechanical, chemical and electrical systems. In addition, the segment supplies key materials for the manufacturing of photovoltaic cells and panels, including backsheet materials and silicone encapsulates and adhesives. The segment provides specialty pastes and films used in consumer electronics, automotive, and aerospace markets. Mobility & Materials is a global leader of advanced materials that provides technologies that differentiate customers’ products with improved performance characteristics enabling the transition to hybrid-electric-connected vehicles and high speed high frequency connectivity.

Mobility & Materials	For the Years Ended December 31,
In millions	2020	2019	2018
Net sales	$4,005	$4,690	$5,214
Operating EBITDA [1]	$588	$954	$1,105
Equity earnings	$19	$4	$(4)
1.For the year ended December 31, 2019 and 2018 operating EBITDA is on a pro forma basis.

Mobility & Materials	For the Years Ended December 31,
Percentage change from prior year	2020	2019
Change in Net Sales from Prior Period due to:
Local price & product mix	(4)%	4%
Currency	—	(2)
Volume	(11)	(12)
Portfolio & other	—	—
Total	(15)%	(10)%

2020 Versus 2019
Mobility & Materials net sales were $4,005 million for the year ended December 31, 2020, down from $4,690 million for the year ended December 31, 2019 due to a 11 percent decrease in volume and a 4 percent decrease in local price. Volume declines were due to the impact of the COVID-19 pandemic on the automotive industry and the other key industrial markets.

Operating EBITDA was $588 million for the year ended December 31, 2020, down 38 percent compared with pro forma Operating EBITDA of $954 million for the year ended December 31, 2019 driven primarily by price and volume declines due to the COVID-19 pandemic and approximately $170 million in charges associated with temporarily idling several manufacturing plants to align supply with demand.

2019 Versus 2018
Mobility & Materials net sales were $4,690 million for the year ended December 31, 2019, down from $5,214 million for the year ended December 31, 2018. The change in net sales was due to a 12 percent decrease in volume and a 2 percent unfavorable currency impact, primarily in EMEA, which more than offset a 4 percent increase in local price. Volume declines were primarily due to destocking in the automotive channel and decreased demand in automotive markets in Asia Pacific and EMEA. Local price increased across all regions.

Pro forma Operating EBITDA was $954 million for the year ended December 31, 2019, down 14 percent compared with $1,105 million for the year ended December 31, 2018 as volume declines, higher raw material costs and an unfavorable currency impact were partially offset by pricing gains and cost synergies.

Corporate
Corporate includes certain enterprise and governance activities including non-allocated corporate overhead costs and support functions, leveraged services, non-business aligned litigation expenses and other costs not absorbed by reportable segments. The sales and activity of to be divested and previously divested businesses including the operations of Biomaterials, Clean Technologies, Sustainable Solutions, and Solamet®, and the trichlorosilane business (“TCS Business”) along with its equity ownership interest in DC HSC Holdings LLC and Hemlock Semiconductor L.L.C. (the "HSC Group”) historically included in the Non-Core segment are reflected as Corporate activity.

Corporate net sales related to the divested businesses were $666 million, $1,099 million, and $1,311 million for the years ended December 31, 2020, 2019, and 2018, respectively. The decrease in sales was primarily due to the timing of the sales of the businesses driven by the third quarter 2020 sale of the TCS Business and the third quarter 2019 sale of the Sustainable Solutions business. In addition to the portfolio actions, volume declines were driven by declines in demand in Biomaterials due to weakened demand in carpet and apparel markets and lower volumes in Clean Technologies. Operating EBITDA was $70 million for the year ended December 31, 2020 and pro forma Operating EBITDA was $366 million and $482 million for the years ended December 31, 2019 and 2018, respectively. The decrease in EBITDA both years was primarily the result of declines in customer settlement and portfolio actions.

LIQUIDITY & CAPITAL RESOURCES
The Company continually reviews its sources of liquidity and debt portfolio and may make adjustments to one or both to ensure adequate liquidity and increase the Company’s optionality and financing efficiency as it relates to financing cost and balancing terms/maturities. The Company’s primary source of incremental liquidity is cash flows from operating activities. COVID-19 continues to impact the broader global economy, including negatively impacting economic growth and creating disruption and volatility in the global financial and capital markets, which could result in increases in the cost of capital and/or adversely impact the availability of and access to capital, which could negatively affect DuPont’s liquidity. Management expects the generation of cash from operations and the ability to access the debt capital markets and other sources of liquidity will continue to provide sufficient liquidity and financial flexibility to meet the Company’s and its subsidiaries obligations as they come due. However, DuPont is unable to predict the extent of COVID-19 related impacts which depend on uncertain and unpredictable future developments, including the duration and spread of the COVID-19 outbreak. In light of this uncertainty, the Company has taken steps to further ensure liquidity and capital resources, as discussed below.

In millions	December 31, 2020	December 31, 2019
Cash and cash equivalents [1]	$2,544	$1,540
Total debt	$15,612	$17,436
1.The net proceeds of approximately $6.2 billion from the N&B Notes Offering were recorded within non-current “Restricted cash” in the Consolidated Balance Sheets at December 31, 2020 and thus are not included in "Cash and cash equivalents" as presented in the table above.

The Company's cash and cash equivalents at December 31, 2020 and December 31, 2019 were $2.5 billion and $1.5 billion, respectively, of which $1.8 billion at December 31, 2020 and $1.4 billion at December 31, 2019 were held by subsidiaries in foreign countries, including United States territories. For each of its foreign subsidiaries, the Company makes an assertion regarding the amount of earnings intended for permanent reinvestment, with the balance available to be repatriated to the United States.

Total debt at December 31, 2020 and December 31, 2019 was $15.6 billion and $17.4 billion, respectively. The decrease was primarily due to the repayment of the notes due in November 2020 and a decline in commercial paper, partially offset by the May Debt Offering.

As of December 31, 2020, the Company is contractually obligated to make future cash payments of $15,702 million and $6,598 million associated with principal and interest, respectively, on debt obligations. Related to the principal balance, $1 million will be due in the next twelve months and the remainder will be due subsequent to 2021. Related to interest, $585 million will be due in the next twelve months and the remainder will be due subsequent to 2021. The majority of interest obligations will be due in 2026 or later.

Term Loan and Revolving Credit Facilities
In November 2018, the Company entered into a term loan agreement that establishes two term loan facilities in the aggregate principal amount of $3 billion, (the “Term Loan Facilities”) as well as a five-year $3 billion revolving credit facility (the “Five-Year Revolving Credit Facility”). Effective May 2, 2019, the Company fully drew the two Term Loan Facilities in the aggregate principal amount of $3 billion and the Five-Year Revolving Credit Facility became effective and available. The Five-Year Revolving Credit Facility is generally expected to remain undrawn, and serve as a backstop to the Company’s commercial paper and letter of credit issuance. In June 2019, the Company entered into a 364-day $750 million revolving credit facility (the “Old 364-Day Revolving Credit Facility”).

In April 2020, the Company entered into a $1 billion 364-day revolving credit facility (the “$1B Revolving Credit Facility"). The $1B Revolving Credit Facility replaced the Old 364-Day Revolving Credit Facility, improving the Company’s liquidity position in response to near term uncertainties. As of the effectiveness of the $1B Revolving Credit Facility, the Old 364-Day Revolving Credit Facility was terminated. The $1B Revolving Credit facility may be used for general corporate purposes.

On February 1, 2021, the Company terminated its fully drawn $3 billion Term Loan Facilities. The termination triggered the repayment of the aggregate outstanding principal amount of $3 billion, plus accrued and unpaid interest through and including January 31, 2021. The Company funded the repayment with proceeds from the Special Cash Payment.

May Debt Offering
On May 1, 2020, the Company completed an underwritten public offering of senior unsecured notes (the “May 2020 Notes”) in the aggregate principal amount of $2 billion of 2.169 percent fixed rate Notes due May 1, 2023 (the “May Debt Offering”). The proceeds from the May Debt Offering were used by the Company to repay the Company’s $0.5 billion in floating rate notes due November 2020 and $1.5 billion of 3.77 percent fixed-rate notes due November 2020. Upon consummation of the N&B Transaction, the special mandatory redemption feature of the May Debt Offering was triggered, requiring the Company to redeem all of the May 2020 Notes at a redemption price equal to 100% of the aggregate principal amount of the May 2020 Notes plus accrued and unpaid interest. The Company redeemed the May 2020 Notes in May 2021, funding the redemption with proceeds from the Special Cash Payment.

Commercial Paper
In April 2019, DuPont authorized a $3 billion commercial paper program (the “DuPont Commercial Paper Program”). At December 31, 2020, the Company had no issuances outstanding of commercial paper ($1.8 billion at December 31, 2019). The Company’s issuance under the Commercial Paper Program in 2019 included the issuance of $1.4 billion (the “Funding CP Issuance”) in May 2019 in anticipation of the Corteva Distribution, as well as borrowings for general corporate purposes.

Credit Ratings
The Company's credit ratings impact its access to the debt capital markets and cost of capital. The Company remains committed to maintaining a strong financial position with a balanced financial policy focused on maintaining a strong investment-grade rating and driving shareholder value and remuneration. At January 31, 2021, DuPont's credit ratings were as follows:

Credit Ratings	Long-Term Rating	Short-Term Rating	Outlook
Standard & Poor’s	BBB+	A-2	Stable
Moody’s Investors Service	Baa1	P-2	Stable
Fitch Ratings	BBB+	F-2	Stable

The Company's indenture covenants include customary limitations on liens, sale and leaseback transactions, and mergers and consolidations, subject to certain limitations. The 2018 Senior Notes also contain customary default provisions. The Term Loan Facilities, the Five-Year Revolving Credit Facility and the $1B Revolving Credit Facility contain a financial covenant, typical for companies with similar credit ratings, requiring that the ratio of Total Indebtedness to Total Capitalization for the Company and its consolidated subsidiaries not exceed 0.60. At December 31, 2020, the Company was in compliance with this financial covenant.

Summary of Cash Flows
The Company’s cash flows from operating, investing and financing activities, as reflected in the Consolidated Statements of Cash Flows, are summarized in the following table. The cash flows related to N&B, Dow, and Corteva have not been segregated and are included in the Consolidated Statements of Cash Flows for all periods presented, while cash flows related to the materials science and agriculture businesses are included in the Consolidated Statements of Cash Flows for the years ended December 31, 2019 and 2018.

Cash Flow Summary	2020	2019	2018
In millions
Cash provided by (used for):
Operating activities	$4,095	$1,409	$4,731
Investing activities	$(202)	$(2,313)	$(2,462)
Financing activities	$3,238	$(11,550)	$(1,918)
Effect of exchange rate changes on cash, cash equivalents and restricted cash	$67	$9	$(344)
Cash, cash equivalents and restricted cash in discontinued operations	$8	$8	$5,439

Cash Flows from Operating Activities
Cash provided by operating activities was $4,095 million and $1,409 million for the years ended December 31, 2020 and 2019, respectively. Cash provided by operating activities increased in 2020 compared with 2019, primarily due to a release of cash from net working capital in 2020 versus a use of cash for net working capital in the prior period, partially offset by lower earnings versus the prior period. Cash provided by operating activities for the year ended December 31, 2018 was $4,731 million. Cash provided by operating activities decreased in 2019 compared to 2018, primarily driven by the impact of the DWDP Distributions of the materials science and agriculture businesses to period earnings, partially offset by a decrease in the use of cash for net working capital versus the prior period.

Net Working Capital [1]	December 31, 2020	December 31, 2019
In millions (except ratio)
Current assets	$8,349	$7,445
Current liabilities	3,616	7,448
Net working capital	$4,733	$(3)
Current ratio	2.31:1	1.00:1
1.Net working capital has been presented to exclude the assets and liabilities related to the N&B Transaction. The assets and liabilities related to the N&B Transaction are presented as assets of discontinued operations and liabilities of discontinued operations, respectively, in the Consolidated Balance Sheets.

Cash Flows from Investing Activities
Cash used for investing activities in 2020 was $202 million compared to cash used for investing of $2,313 million in 2019. The decrease in cash used was primarily attributable to lower capital expenditures and an increase in proceeds from sales of property and businesses, partially offset by a decrease in proceeds from sales and maturities of investments. Cash used for investing activities in 2018 was $2,462 million primarily driven by capital expenditures and purchases of investments, which were partially offset by proceeds from sales and maturities of investments and proceeds from interests in trade accounts receivable conduits.

Capital expenditures totaled $1,194 million for the year ended December 31, 2020, $2,472 million for the year ended December 31, 2019, and $3,837 million for the year ended December 31, 2018. The Company expects 2021 capital expenditures to be approximately $825 million. The Company may adjust its spending throughout the year as economic conditions develop.

Cash Flows from Financing Activities
Cash provided by financing activities in 2020 was $3,238 million compared to cash used by financing activities of $11,550 million in 2019. The difference in cash flows from financing activities in 2020 versus the prior year is primarily driven by the increase in proceeds from the issuance of long-term debt, largely related to the N&B Transaction, as well as the impact of the DWDP Distributions of the materials science and agriculture businesses to cash balances in 2019, partially offset by the increased use of cash in decreasing short-term notes payable. Cash used for financing activities in 2018 was $1,918 million. The primary driver of the difference in cash used for financing activities between 2019 and 2018 is the increased proceeds in issuance of long-term debt in 2018 and the impact of the DWDP Distributions of the materials science and agriculture businesses to cash balances in 2019.

Dividends
The following table provides dividends paid to common shareholders for the years ended December 31, 2020, 2019, and 2018:

Dividends Paid	December 31, 2020	December 31, 2019	December 31, 2018
In millions
Dividends paid, per common share	$1.20	$2.16	$4.56
Dividends paid to common stockholders [1]	$882	$1,611	$3,491
1.The 2019 and 2018 dividends include dividends paid to DowDuPont common stockholders prior to the DWDP Distributions.

Share Buyback Programs
On June 1, 2019, the Company's Board of Directors authorized a $2 billion share buyback program, which expires on June 1, 2021. As of December 31, 2020, the Company had repurchased 16.9 million shares under this program since inception at a total cost of $982 million, including 6.1 million shares repurchased and retired for $232 million during the year ended December 31, 2020.

Under this program, the Company has remaining authorization to repurchase and retire about $1 billion of its common stock in the open market or privately negotiated deals. The timing and amount of any share repurchases will be determined by the Company based on its evaluation of market conditions and other factors.

See Part II, Item 5. Market for Registrant's Common Equity, Related Stockholder Matters and Issuer Purchases of Equity Securities and Note 17 to the Consolidated Financial Statements, for additional information.

Pension and Other Post-Employment Plans
TDCC and EID did not merge their pension plans and other post-employment benefit plans as a result of the DWDP Merger. TDCC and EID had defined benefit pension plans in the United States and a number of other countries. Subsequent to the DWDP Distributions, the Company retained defined benefit pension plans in a number of other countries but does not have any qualified defined benefit pension plans in the United States.

The Company's funding policy is to contribute to defined benefit pension plans based on pension funding laws and local country requirements. Contributions exceeding funding requirements may be made at the Company's discretion. The Company expects to contribute approximately $90 million to its pension plans in 2021. The amount and timing of the Company’s actual future contributions will depend on applicable funding requirements, discount rates, investment performance, plan design, and various other factors, separations and distributions. See Note 19 to the Consolidated Financial Statements for additional information concerning the Company’s pension plans.

TDCC's funding policy was to contribute to plans when pension laws and/or economics either require or encourage funding. Prior to the Dow Distribution, TDCC made discretionary contributions exceeding funding requirements. In 2018 TDCC contributed $1,656 million to its pension plans, including contributions to fund benefit payments for its non-qualified pension plans. In the third quarter of 2018, TDCC made $1,100 million discretionary contributions to their principal U.S. pension plans, which are included in the 2018 contribution amounts above. The discretionary contributions were based on TDCC's funding policies, which permit discretionary contributions to defined benefit pension plans when economics encourage funding, and reflected considerations relating to tax deductibility and capital structure. During the three months of 2019, TDCC made contributions of $103 million to TDCC plans that were separated with Dow after the DWDP Distributions.

As of December 31, 2020, the Company is contractually obligated to make future cash payments of $1,177 million related to pension and other post-employment benefit plans. $97 million will be due in the next twelve months and the remainder will be due subsequent to 2021 with the majority due subsequent to 2025.

EID's funding policy was to contribute to defined benefit pension plans based on pension funding laws and local country requirements. Prior to the Corteva Distribution, EID made discretionary contributions exceeding funding requirements. EID contributed $1,308 million, including discretionary contributions of $1,100 million to its principal U.S. pension plans in 2018. These contributions included contributions to fund benefit payments for non-qualified pension plans. The discretionary contributions were based on EID's funding policies, which permit discretionary contributions to defined benefit pension plans when economics encourage funding, and reflected considerations relating to tax deductibility and capital structure. During the five months of 2019, EID made $36 million contributions to plans that were separated from the Company in conjunction with the Corteva Distribution.

Restructuring
In March 2020, the Company approved restructuring actions designed to capture near-term cost reductions and to further simplify certain organizational structures in anticipation of the N&B Transaction. As a result of these actions, the Company recorded pre-tax restructuring charges of $168 million inception-to-date, consisting of severance and related benefit costs of $118 million and asset related charges of $50 million. Actions associated with the 2020 Restructuring Program are considered substantially complete. Future cash payments related to the 2020 Restructuring Program are anticipated to be $62 million primarily related to the payment of severance and related benefits.

In June 2019, DuPont approved restructuring actions to simplify and optimize certain organizational structures following the completion of the DWDP Distributions. As a result of these actions, the Company has recorded pre-tax restructuring charges of $124 million inception-to-date, consisting of severance and related benefit costs of $97 million, and asset related charges of $27 million. Actions associated with this program are considered substantially complete. Future cash payments related to the 2019 Restructuring Program are anticipated to be $14 million and relate to the payment of severance and related benefits.

In September and November 2017, the Company approved post-merger restructuring actions under the DowDuPont Cost Synergy Program, adopted by the DowDuPont Board of Directors. The Synergy Program was designed to integrate and optimize the organization following the DWDP Merger and in preparation for the DWDP Distributions whereby the Company has recorded pre-tax restructuring charges attributable to the continuing operations of DuPont of $346 million inception-to-date, consisting of severance and related benefit costs of $138 million, asset related charges of $159 million and contract termination and other charges of $49 million. The activities related to the Synergy Program are expected to result in additional cash expenditures of $20 million and relate primarily to the payment of severance and related benefit costs. Actions associated with the Synergy Program, including employee separations, are considered substantially complete.

See Note 5 to the Consolidated Financial Statements for more information on the Company's restructuring programs.

Other Off-balance Sheet Arrangements
Certain Guarantee Contracts
Guarantees arise in the ordinary course of business from relationships with customers and nonconsolidated affiliates when the Company undertakes an obligation to guarantee the performance of others if specific triggering events occur. At December 31, 2020 and December 31, 2019, the Company had directly guaranteed $189 million and $182 million, respectively, of such obligations. Additional information related to the guarantees of the Subsidiaries can be found in the “Guarantees” section of Note 15 to the Consolidated Financial Statements.

The MOU Cost Sharing Agreement
In connection with the cost sharing arrangement entered into as part of the MOU, the companies agreed to establish an escrow account to address potential future PFAS costs. Subject to the terms of the arrangement, contributions to the escrow account will be made by Chemours, DuPont and Corteva, annually over an eight-year period. Over such period, Chemours will deposit a total of $500 million into the account and DuPont and Corteva, together, will deposit an additional $500 million pursuant to the terms of their existing Letter Agreement.

The Company is contractually obligated to make deposits to the escrow account of $50 million no later than September 30, 2021. Additional information regarding the MOU and funding of the escrow account can be found in Note 15 to the Consolidated Financial Statements.

Other Contractual Obligations
As of December 31, 2020, the Company is contractually obligated to make future cash payments of $1,024 million and $502 million related to purchase and lease obligations, respectively. Related to purchases, $282 million will be due in the next twelve months and the remainder will be due subsequent to 2021. Related to leases, $124 million will be due in the next twelve months and remainder will be due subsequent to 2021.

As of December 31, 2020, the Company is contractually obligated to make future cash payments of $159 million related to other miscellaneous obligations, the majority of which is due subsequent to 2021.

RECENT ACCOUNTING PRONOUNCEMENTS
See Note 2 to the Consolidated Financial Statements for a description of recent accounting pronouncements.

CRITICAL ACCOUNTING ESTIMATES
The Company's significant accounting policies are more fully described in Note 1 to the Consolidated Financial Statements. Management believes that the application of these policies on a consistent basis enables the Company to provide the users of the financial statements with useful and reliable information about the Company's operating results and financial condition.

The preparation of the Consolidated Financial Statements in conformity with generally accepted accounting principles ("GAAP") in the United States of America requires management to make estimates and assumptions that affect the reported amounts, including, but not limited to, receivable and inventory valuations, impairment of tangible and intangible assets, long-term employee benefit obligations, income taxes, restructuring liabilities, environmental matters and litigation. Management's estimates are based on historical experience, facts and circumstances available at the time and various other assumptions that are believed to be reasonable. The Company reviews these matters and reflects changes in estimates as appropriate. Management believes that the following represent some of the more critical judgment areas in the application of the Company's accounting policies which could have a material effect on the Company's financial position, liquidity or results of operations.

Pension Plans
Accounting for employee benefit plans involves numerous assumptions and estimates. Discount rate and expected return on plan assets are two critical assumptions in measuring the cost and benefit obligation of the Company's pension plans. Management reviews these two key assumptions when plans are re-measured. These and other assumptions are updated periodically to reflect the actual experience and expectations on a plan specific basis as appropriate. As permitted by GAAP, actual results that differ from the assumptions are accumulated on a plan by plan basis and to the extent that such differences exceed 10 percent of the greater of the plan's benefit obligation or the applicable plan assets, the excess is amortized over the average remaining service period of active employees or the average remaining life expectancy of the inactive participants if all or almost all of a plan’s participants are inactive.

For the majority of the benefit plans, the Company utilizes the Aon AA corporate bond yield curves to determine the discount rate, applicable to each country, at the measurement date.

The Company establishes strategic asset allocation percentage targets and appropriate benchmarks for significant asset classes in accordance with the laws and practices of those countries. Where appropriate, asset-liability studies are also taken into consideration. For plans, the long-term expected return on plan assets pension expense is determined using the fair value of assets.

The following table highlights the potential impact on the Company's pre-tax earnings due to changes in certain key assumptions with respect to the Company's pension plans based on assets and liabilities at December 31, 2020:

Pre-tax Earnings Benefit (Charge) (Dollars in millions)	1/4 Percentage Point Increase	1/4 Percentage Point Decrease
Discount rate	$(1)	$(2)
Expected rate of return on plan assets	10	(10)
Additional information with respect to pension plans, liabilities and assumptions is discussed under "Long-term Employee Benefits" beginning on page 57 and in Note 19 to the Consolidated Financial Statements.

Legal Contingencies
The Company's results of operations could be affected by significant litigation adverse to the Company, including product liability claims, patent infringement and antitrust claims, and claims for third party property damage or personal injury stemming from alleged environmental torts. The Company records accruals for legal matters when the information available indicates that it is probable that a liability has been incurred and the amount of the loss can be reasonably estimated. Management makes adjustments to these accruals to reflect the impact and status of negotiations, settlements, rulings, advice of counsel and other information and events that may pertain to a particular matter. Predicting the outcome of claims and lawsuits and estimating related costs and exposure involves substantial uncertainties that could cause actual costs to vary materially from estimates. In making determinations of likely outcomes of litigation matters, management considers many factors. These factors include, but are not limited to, the nature of specific claims including unasserted claims, the Company's experience with similar types of claims, the jurisdiction in which the matter is filed, input from outside legal counsel, the likelihood of resolving the matter through alternative dispute resolution mechanisms, and the matter's current status. Considerable judgment is required in determining whether to establish a litigation accrual when an adverse judgment is rendered against the Company in a court proceeding. In such situations, the Company will not recognize a loss if, based upon a thorough review of all relevant facts and information, management believes that it is probable that the pending judgment will be successfully overturned on appeal. A detailed discussion of significant litigation matters is contained in Note 15 to the Consolidated Financial Statements.

Income Taxes
The breadth of the Company's operations and the global complexity of tax regulations require assessments of uncertainties and judgments in estimating taxes the Company will ultimately pay. The final taxes paid are dependent upon many factors, including negotiations with taxing authorities in various jurisdictions, outcomes of tax litigation and resolution of disputes arising from federal, state and international tax audits in the normal course of business. The resolution of these uncertainties may result in adjustments to the Company's tax assets and tax liabilities. It is reasonably possible that changes to the Company’s global unrecognized tax benefits could be significant; however, due to the uncertainty regarding the timing of completion of audits and possible outcomes, a current estimate of the range of increases or decreases that may occur within the next twelve months cannot be made.

Deferred income taxes result from differences between the financial and tax basis of the Company's assets and liabilities and are adjusted for changes in tax rates and tax laws when changes are enacted. Valuation allowances are recorded to reduce deferred tax assets when it is more likely than not that a tax benefit will not be realized. Significant judgment is required in evaluating the need for and magnitude of appropriate valuation allowances against deferred tax assets. The realization of these assets is dependent on generating future taxable income, as well as successful implementation of various tax planning strategies. For example, changes in facts and circumstances that alter the probability that the Company will realize deferred tax assets could result in recording a valuation allowance, thereby reducing the deferred tax asset and generating a deferred tax expense in the relevant period. In some situations, these changes could be material.

At December 31, 2020, the Company had a net deferred tax liability balance of $1.9 billion, net of a valuation allowance of $.7 billion. Realization of deferred tax assets is expected to occur over an extended period of time. As a result, changes in tax laws, assumptions with respect to future taxable income, and tax planning strategies could result in adjustments to deferred tax assets. See Note 7 to the Consolidated Financial Statements for additional details related to the deferred tax liability balance.

Goodwill
The assets and liabilities of acquired businesses are measured at their estimated fair values at the dates of acquisition. The excess of the purchase price over the estimated fair value of the net assets acquired, including identified intangibles, is recorded as goodwill. The determination and allocation of fair value to the assets acquired and liabilities assumed is based on various assumptions and valuation methodologies requiring considerable management judgment, including estimates based on historical information, current market data and future expectations. The Company’s significant assumptions in these analyses include, but are not limited to, future cash flow projections (with probability weighting applied when applicable), the weighted average cost of capital, the terminal growth rate, and the tax rate for the income approach, and metrics of publicly traded companies or historically completed transactions of comparable businesses for the market approach. The Company will also apply a weighting to the market approach and income approach to determine the fair value. When applicable, third party purchase offers may be utilized to measure fair value under the market approach. Although the estimates are deemed reasonable by management based on information available at the dates of acquisition, those estimates are inherently uncertain.

Assessment of the potential impairment of goodwill, other intangible assets, property, plant and equipment, investments in nonconsolidated affiliates, and other assets is an integral part of the Company's normal ongoing review of operations. Testing for potential impairment of these assets is significantly dependent on numerous assumptions and reflects management's best estimates at a particular point in time. The dynamic economic environments in which the Company's diversified product lines operate, and key economic and product line assumptions with respect to projected selling prices, market growth and inflation rates, can significantly affect the outcome of impairment tests. Estimates based on these assumptions may differ significantly from actual results. Changes in factors and assumptions used in assessing potential impairments can have a significant impact on the existence and magnitude of impairments, as well as the time in which such impairments are recognized. In addition, the Company continually reviews its diverse portfolio of assets to ensure they are achieving their greatest potential and are aligned with the Company's growth strategy. Strategic decisions involving a particular group of assets may trigger an assessment of the recoverability of the related assets. Such an assessment could result in impairment losses.

The Company performs goodwill impairment testing at the reporting unit level which is defined as the operating segment or one level below the operating segment. One level below the operating segment, or component, is a business in which discrete financial information is available and regularly reviewed by segment management. The Company aggregates certain components into reporting units based on economic similarities. The Company tests goodwill for impairment annually (during the fourth quarter), or more frequently when events or circumstances indicate it is more likely than not that the fair value of the reporting unit has declined below its carrying value. As of the date of the annual impairment test, the Company identified eleven reporting units, of which six have goodwill assigned. Two of those reporting units were reclassified as held for sale disposal groups as of the date of the annual impairment test. Of those two reporting units, one has goodwill assigned and is presented in “Assets held for sale” in the Consolidated Balance Sheet. The held for sale disposal groups are recorded at the lower of carrying amount or fair value less cost to sell each reporting period the disposal group is reclassified as held for sale.

For purposes of goodwill impairment testing, the Company has the option to first perform qualitative testing to determine whether it is more likely than not that the fair value of a reporting unit is less than its carrying value. The qualitative evaluation is an assessment of factors, including reporting unit or asset specific operating results and cost factors, as well as industry, market and macroeconomic conditions, to determine whether it is more likely than not (more than 50%) that the fair value of a reporting unit or asset is less than the respective carrying amount, including goodwill. If the Company chooses not to complete a qualitative assessment for a given reporting unit or if the initial assessment indicates that it is more likely than not that the carrying value of a reporting unit exceeds its estimated fair value, additional quantitative testing is required.

If additional quantitative testing is performed, an impairment loss is recognized in the amount by which the carrying value of the reporting unit exceeds its fair value, limited to the amount of goodwill at the reporting unit. The Company determined fair values for each of the reporting units using a combination of the income approach and market approach.

Under the income approach, fair value is determined based on the present value of estimated future cash flows, discounted at an appropriate risk-adjusted rate. The Company uses its internal forecasts to estimate future cash flows and includes an estimate of long-term future growth rates based on its most recent views of the long-term outlook for each reporting unit. The discounted cash flow valuations are completed using the following key assumptions: projected revenue growth rates; discount rates; tax rates; and terminal values. The Company applies probability-weighted scenarios to the income approach to determine the concluded fair value of the reporting unit given the uncertainty in the current economic environment to determine the concluded fair value, where applicable. These key assumptions are determined through evaluation of the Company as a whole and underlying business fundamentals and industry risk. Actual results may differ from those assumed in the Company’s forecasts. The Company derives its discount rates using a capital asset pricing model and analyzing published rates for industries relevant to its reporting units to estimate the cost of equity financing. The Company uses discount rates that are commensurate with the risks and uncertainty inherent in the respective reporting units and in its internally developed forecasts. Discount rates used in the Company’s reporting unit valuations ranged from 8% to 9.5%.

Under the market approach, the Company used the Guideline Public Company Method ("GPCM"). The selected peer sets were based on close competitors and reviews of analysts' reports, public filings, and industry research related to firms operating in the respective reporting units industries. In selecting the EBIT/EBITDA multiples and determining the fair value, the Company considered the size, growth, and profitability of each reporting unit versus the relevant guideline public companies.

Estimating the fair value of reporting units requires the use of estimates and significant judgments that are based on a number of factors including actual operating results. It is reasonably possible that the judgments and estimates described above could change in future periods.

2020 Interim Goodwill Impairment Testing
During the third quarter of 2020, multiple triggering events occurred requiring the Company to perform impairment analyses associated with businesses reflected in Corporate. As a result of the analyses performed, the Company recorded aggregate pre-tax, non-cash goodwill impairment charges of $183 million recognized in "Goodwill impairment charges" in the Consolidated Statements of Operations.

During the second quarter of 2020, continued near-term demand weakness in global automotive production resulting from the COVID-19 pandemic, along with revised views of recovery based on third party market information, served as a triggering event requiring the Company to perform an impairment analysis of the goodwill associated with its Mobility & Materials and Industrial Solutions reporting units. As a result of the analysis performed, the Company recorded pre-tax, non-cash goodwill impairment charges of $2,498 million recognized in "Goodwill impairment charges" in the Consolidated Statements of Operations.

During the first quarter of 2020, the Company was required to perform interim impairment tests of its goodwill and long-lived assets as expectations of proceeds related to certain potential divestitures within Corporate gave rise to fair value indicators and, thus, served as triggering events. As a result of the analysis performed, the Company recorded pre-tax, non-cash impairment charges related to goodwill of $533 million. The charges were recognized in "Goodwill impairment charge" in the Consolidated Statements of Operations.

The Company’s analyses above use a combination of the discounted cash flow models (a form of the income approach) utilizing Level 3 unobservable inputs and the market approach. The Company’s significant assumptions in these analyses include, but are not limited to, future cash flow projections, the weighted average cost of capital, the terminal growth rate, and the tax rate. The Company’s estimates of future cash flows are based on current regulatory and economic climates, recent operating results, and planned business strategies. These estimates could be negatively affected by changes in federal, state, or local regulations or economic downturns. Future cash flow estimates are, by their nature, subjective and actual results may differ materially from the Company’s estimates. If the Company’s ongoing estimates of future cash flows are not met, the Company may have to record additional impairment charges in future periods. The Company also uses the Guideline Public Company Method, a form of the market approach (utilizing Level 3 unobservable inputs), which is derived from metrics of publicly traded companies or historically completed transactions of comparable businesses. The selection of comparable businesses is based on the markets in which the reporting units operate giving consideration to risk profiles, size, geography, and diversity of products and services. When applicable, third party purchase offers may be utilized to measure fair value.

For further information see Note 13 to the Consolidated Financial Statements.

2020 Annual Goodwill Impairment Testing
In the fourth quarter of 2020, the Company performed its annual goodwill impairment testing by applying the qualitative assessment to three of its reporting units and the quantitative assessment to two of its reporting units. For the reporting units tested under the qualitative assessment, the Company considered various qualitative factors that would have affected the estimated fair value of the reporting units, and the results of the qualitative assessments indicated that it is not more likely than not that the fair values of the reporting units were less than their carrying values. For the reporting units tested under the quantitative assessment, the results indicated that, the estimated fair values of the reporting units exceeded their carrying values.
The dynamic economic environments in which the Company's diversified product lines operate, and key economic and product line assumptions with respect to projected selling prices, market growth and inflation rates, can significantly affect the outcome of impairment tests. Estimates based on these assumptions may differ significantly from actual results.

Impairment and Disposals of Long-Lived Assets
The Company evaluates the carrying value of long-lived assets (collectively the “asset group”) to be held and used when events or changes in circumstances indicate the carrying value may not be recoverable. Such reviews are performed in accordance with ASC 360. The carrying value of a long-lived asset group is considered impaired when the anticipated future undiscounted cash flows to be derived from the asset group over the remaining economic life of the asset group’s primary asset are separately identifiable and are less than its carrying value. In that event, a loss is recognized based on the amount by which the carrying value exceeds the fair value of the long-lived asset group. Fair value of the asset group is determined using a combination of a discounted cash flow model and/or market approach. Long-lived assets to be disposed of by sale, if material, are classified as held for sale and reported at the lower of carrying amount or fair value less cost to sell, and depreciation is ceased. Long-lived assets to be disposed of other than by sale are classified as held and used until they are disposed of and reported at the lower of carrying amount or fair value. Depreciation is recognized over the remaining useful life of the assets.

LONG-TERM EMPLOYEE BENEFITS
The Company has various obligations to its employees and retirees. The Company maintains retirement-related programs in many countries that have a long-term impact on the Company's earnings and cash flows. These plans are typically defined benefit pension plans. The Company has a few medical, dental and life insurance benefits for employees, pensioners and survivors and for employees (other post-employment benefits or "OPEB" plans).

Pension coverage for employees of the Company's non-U.S. consolidated subsidiaries is provided, to the extent deemed appropriate, through separate plans. The Company regularly explores alternative solutions to meet its global pension obligations in the most cost effective manner possible as demographics, life expectancy and country-specific pension funding rules change. Where permitted by applicable law, the Company reserves the right to change, modify or discontinue its plans that provide pension, medical, dental and life insurance. Benefits under defined benefit pension plans are based primarily on years of service and employees' pay near retirement.

Pension benefits are paid primarily from trust funds established to comply with applicable laws and regulations of the sovereign country in which the pension plan operates. Unless required by law, the Company does not make contributions that are in excess of tax deductible limits. The actuarial assumptions and procedures utilized are reviewed periodically by the plans' actuaries to provide reasonable assurance that there will be adequate funds for the payment of benefits. Thus, there is not necessarily a direct correlation between pension funding and pension expense. In general, however, improvements in plans' funded status tends to moderate subsequent funding needs.

The Company contributed $28 million, $497 million, and $93 million to its funded pension plans for the years ended December 31, 2020, December 31, 2019, and December 31, 2018, respectively.

The Company does maintain one U.S. pension benefit plan. This plan is a separate unfunded plan and these benefits are paid to employees from operating cash flows. The Company's remaining pension plans with no plan assets are paid from operating cash flows. The Company made benefit payments of $70 million, $71 million, and $61 million to its unfunded plans for the years ended December 31, 2020, December 31, 2019, and December 31, 2018, respectively.

The Company's OPEB plans are unfunded and the cost is paid from operating cash flows. Pre-tax cash requirements to cover payments for the Company's OPEB plans was $3 million for the year ended December 31, 2020 and $1 million for the years ended December 31, 2019 and December 31, 2018, respectively.

In 2021, the Company expects to contribute approximately $90 million to its funded pension plans and its remaining plans with no plan assets, and about $6 million for its OPEB plans. The amount and timing of actual future contributions will depend on applicable funding requirements, discount rates, investment performance, plan design, and various other factors.

The Company's income can be significantly affected by pension and defined contribution charges/(benefits) as well as OPEB costs. The following table summarizes the extent to which the Company's income for the years ended December 31, 2020, December 31, 2019, and December 31, 2018 was affected by pre-tax charges related to long-term employee benefits:

	For the Years Ended
In millions	December 31, 2020	December 31, 2019	December 31, 2018
Long-term employee benefit plan charges	$155	$98	$75

The above charges (benefit) for pension and OPEB are determined as of the beginning of each period. See "Pension Plans and Other Post-Employment Benefits" under the Critical Accounting Estimates section beginning on page 53 of this report for additional information on determining annual expense.

For 2021, long term employee benefit expense from continuing operations is expected to decrease by about $20 million. The decrease is mainly due to lower interest cost and higher expected return on plan assets.

ITEM 7A. QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK
The Company’s global operations are exposed to financial market risks relating to fluctuations in foreign currency exchange rates, commodity prices, and interest rates. The Company has established a variety of programs including the use of derivative instruments and other financial instruments to manage the exposure to financial market risks as to minimize volatility of financial results. In the ordinary course of business, the Company enters into derivative instruments to hedge its exposure to foreign currency, interest rate and commodity price risks under established procedures and controls. For additional information on these derivatives and related exposures, see Note 21 to the Consolidated Financial Statements. Decisions regarding whether or not to hedge a given commitment are made on a case-by-case basis, taking into consideration the amount and duration of the exposure, market volatility and economic trends. Foreign currency exchange contracts are also used, from time to time, to manage near-term foreign currency cash requirements.

Foreign Currency Exchange Rate Risks
The Company has significant international operations resulting in a large number of currency transactions that result from international sales, purchases, investments and borrowings. The primary currencies for which the Company has an exchange rate exposure are the European euro ("EUR"), Chinese renminbi, and Japanese yen. The Company uses forward exchange contracts to offset its net exposures, by currency, related to the foreign currency denominated monetary assets and liabilities of its operations. In addition to the contracts disclosed in Note 21 to the Consolidated Financial Statements, from time to time, the Company will enter into foreign currency exchange contracts to establish with certainty the U.S. dollar ("USD") amount of future firm commitments denominated in a foreign currency.

The following table illustrates the fair values of outstanding foreign currency contracts at December 31, 2020, and the effect on fair values of a hypothetical adverse change in the foreign exchange rates that existed at December 31, 2020. The sensitivities for foreign currency contracts are based on a 10 percent adverse change in foreign exchange rates.

	Fair Value Asset/(Liability)	Fair Value Sensitivity
In millions	December 31, 2020	December 31, 2020
Foreign currency contracts	$(9)	$(210)

Since the Company's risk management programs are highly effective, the potential loss in value for each risk management portfolio described above would be largely offset by changes in the value of the underlying exposure.

Concentration of Credit Risk
The Company maintains cash and cash equivalents, marketable securities, derivatives and certain other financial instruments with various financial institutions. These financial institutions are generally highly rated and geographically dispersed and the Company has a policy to limit the dollar amount of credit exposure with any one institution.

As part of the Company's financial risk management processes, it continuously evaluates the relative credit standing of all of the financial institutions that service DuPont and monitors actual exposures versus established limits. The Company has not sustained credit losses from instruments held at financial institutions.

The Company's sales are not materially dependent on any single customer. As of December 31, 2020, no one individual customer balance represented more than five percent of the Company's total outstanding receivables balance. Credit risk associated with its receivables balance is representative of the geographic, industry and customer diversity associated with the Company's global product lines.

The Company also maintains strong credit controls in evaluating and granting customer credit. As a result, it may require that customers provide some type of financial guarantee in certain circumstances. Length of terms for customer credit varies by industry and region.

ITEM 8. FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA
The financial statements and supplementary data required by this Item are included herein, commencing on page F-1 of this report.

DuPont de Nemours, Inc.
PART IV
ITEM 15. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES
(a)Financial Statements and Financial Statement Schedules:
1.Financial Statements (See the Index to the Consolidated Financial Statements on page F-1 of this report).
2.Financial Statement Schedules
Schedule II—Valuation and Qualifying Accounts

(In millions) for the years ended December 31,	2020	2019	2018
Accounts Receivable—Allowance for Doubtful Receivables
Balance at beginning of period	$2	$1	$—
Additions charged to expenses	31	—	2
Deductions from reserves[1]	(1)	1	(1)
Balance at end of period	$32	$2	$1
Inventory—Obsolescence Reserve
Balance at beginning of period	$21	$24	$23
Additions charged to expenses	5	22	16
Deductions from reserves[2]	(22)	(25)	(15)
Balance at end of period	$4	$21	$24
Deferred Tax Assets—Valuation Allowance
Balance at beginning of period	$598	$603	$731
Additions charged to expenses [3]	109	45	16
Deductions from reserves [3]	(30)	(50)	(144)
Balance at end of period	$677	$598	$603
1.Deductions include write-offs, recoveries and currency translation adjustments.
2.Deductions include disposals and currency translation adjustments.
3.Additions and Deductions include currency translation adjustments.

Financial Statement Schedules listed under the Securities and Exchange Commission ("SEC") rules but not included in this report are omitted because they are not applicable or the required information is shown in the Consolidated Financial Statements or notes thereto incorporated by reference.

DuPont de Nemours, Inc.

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders of DuPont de Nemours, Inc.

Opinions on the Financial Statements and Internal Control over Financial Reporting

We have audited the accompanying consolidated balance sheets of DuPont de Nemours, Inc. and its subsidiaries (the “Company”) as of December 31, 2020 and 2019, and the related consolidated statements of operations, comprehensive income, equity and cash flows for each of the two years in the period ended December 31, 2020, including the related notes and schedule of valuation and qualifying accounts for each of the two years in the period ended December 31, 2020 appearing under Item 15(a)(2) (collectively referred to as the “consolidated financial statements”). We also have audited the Company's internal control over financial reporting as of December 31, 2020, based on criteria established in Internal Control - Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO).

In our opinion, based on our audits and the report of other auditors, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2020 and 2019, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2020 in conformity with accounting principles generally accepted in the United States of America. Also in our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2020, based on criteria established in Internal Control - Integrated Framework (2013) issued by the COSO.

We did not audit the financial statements of The Dow Chemical Company, which was a wholly owned subsidiary prior to the April 1, 2019 distribution discussed in Note 3, which statements reflect, for the period from January 1, 2019 to March 31, 2019, total net sales of $13,582 million (of which $1,334 million is included in continuing operations and $12,248 million is included in discontinued operations in the Company’s consolidated statement of operations) for the period then ended. Those statements were audited by other auditors whose report thereon has been furnished to us, and our opinion expressed herein, insofar as it relates to the amounts included for The Dow Chemical Company for period from January 1, 2019 to March 31, 2019 is based solely on the report of the other auditors.

Change in Accounting Principle

As discussed in Note 1 to the consolidated financial statements, the Company changed the manner in which it accounts for leases in 2019.

Basis for Opinions

The Company's management is responsible for these consolidated financial statements, for maintaining effective internal control over financial reporting, and for its assessment of the effectiveness of internal control over financial reporting, included in Management’s Report on Internal Control over Financial Reporting (not presented herein) appearing under Item 15 of the Company’s 2020 Annual Report on Form 10-K. Our responsibility is to express opinions on the Company’s consolidated financial statements and on the Company's internal control over financial reporting based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud, and whether effective internal control over financial reporting was maintained in all material respects.

Our audits of the consolidated financial statements included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. Our audit of internal control over financial reporting included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audits also included performing such other procedures as we considered necessary in the circumstances. We believe that our audits and the report of other auditors provide a reasonable basis for our opinions.

Definition and Limitations of Internal Control over Financial Reporting

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

Critical Audit Matters

The critical audit matters communicated below are matters arising from the current period audit of the consolidated financial statements that were communicated or required to be communicated to the audit committee and that (i) relate to accounts or disclosures that are material to the consolidated financial statements and (ii) involved our especially challenging, subjective, or complex judgments. The communication of critical audit matters does not alter in any way our opinion on the consolidated financial statements, taken as a whole, and we are not, by communicating the critical audit matters below, providing separate opinions on the critical audit matters or on the accounts or disclosures to which they relate.

Goodwill impairment assessments for certain reporting units and long-lived assets impairment assessment for a certain asset group

As described in Notes 11 and 13 to the consolidated financial statements, the Company’s consolidated goodwill balance was $18.7 billion, property, plant and equipment - net balance was $6.9 billion, and other intangible assets with finite lives - net balance was $7.0 billion, respectively, as of December 31, 2020. As described in Notes 3 and 23, subsequent to the initial issuance of the December 31, 2020 financial statements and effective February 1, 2021, in conjunction with the closing of the Nutrition and Biosciences Transaction, the Nutrition and Biosciences business (including $11.5 billion of goodwill, $3.1 billion of property, plant and equipment – net balance and $2.5 billion of other intangible assets with finite lives – net balance) was included in discontinued operations as of December 31, 2020. Additionally, there was a change in the Company’s management and reporting structure, such that there was realignment of certain businesses from Transportation and Industrial to Electronics and Imaging; dissolution of the Non-Core segment with the businesses to be divested and previously divested reflected in Corporate; and realignment of the remaining Non-Core businesses to Transportation and Industrial. Additionally, the reportable segments were renamed such that Electronics and Imaging has been renamed Electronics and Industrial, Transportation and Industrial has been renamed Mobility and Materials, and Safety and Construction has been renamed Water and Protection. Management conducts impairment tests for goodwill annually during the fourth quarter, or more frequently, if events or circumstances indicate the carrying value of goodwill may be impaired. In the first and third quarters, management recorded goodwill impairment charges of $533 million and $158 million, respectively, related to certain reporting units within the legacy Non-Core segment (as recasted, these charges have been recorded to Corporate). In the second quarter, management recorded goodwill impairment charges of $2,498 million related to the legacy Transportation and Industrial reporting unit (as recasted, $834 million and $1,664 million have been recorded to the Electronics and Industrial and the Mobility and Materials segments, respectively). Fair value of each reporting unit is estimated using a combination of a discounted cash flow model and/or market approach and involves the use of significant assumptions. As described in Notes 1 and 5, management also evaluates the carrying value of all tangible and intangible assets (collectively, “asset groups”) held for use for possible impairment when an event or change in circumstance has occurred that indicates their carrying value may not be recoverable. In the third quarter, management recorded long-lived asset impairment charges of $318 million, within the PVAM business unit. The evaluation of the asset group includes estimating anticipated future undiscounted cash flows to be derived from the asset group. If such undiscounted cash flows are less than the asset group’s carrying value, an additional evaluation is performed whereby the carrying value of the asset group is compared to the estimated fair value of the asset group. Fair value of the asset group is determined using a combination of a discounted cash flow model and/or market approach and involves the use of significant assumptions.

The principal considerations for our determination that performing procedures relating to the goodwill impairment assessments for certain reporting units and the asset group impairment assessment for a certain asset group is a critical audit matter are (i) the significant judgment by management when developing the fair value measurements of an asset group within the PVAM business unit and reporting units within the legacy Non-Core segment, which in turn led to a high degree of auditor judgment, effort, and subjectivity in performing procedures and in evaluating audit evidence relating to the Company’s discounted cash flow models and significant assumptions, including the projected revenue, gross margins, and the weighted average costs of capital; (ii) the significant judgment by management when developing the fair value measurement of the legacy Transportation and Industrial reporting unit, which in turn led to a high degree of auditor judgment, effort, and subjectivity in performing procedures and in evaluating audit evidence relating to the Company’s discounted cash flow and market approach models and significant assumptions, including the projected revenue, gross margins, the weighted average costs of capital, the terminal growth rates, and the probability-weighting applied to the projected financial information and weighting applied to the market approach and income approach, (iii) management recorded an impairment charge for an asset group within the PVAM business unit and goodwill for certain reporting units within the legacy Non-Core segment and legacy Transportation and Industrial reporting unit during the year, and (iv) the audit effort involved the use of professionals with specialized skill and knowledge.

Addressing the matter involved performing procedures and evaluating audit evidence in connection with forming our overall opinion on the consolidated financial statements. These procedures included testing the effectiveness of controls relating to management’s goodwill and long-lived asset impairment assessments, including controls over management’s identification of events or changes in circumstances that indicate an impairment of an asset group and/or a reporting unit has occurred and controls over the determination of the fair value of the Company’s reporting units and asset group. These procedures also included, among others, evaluating the appropriateness of the models and reasonableness of the significant assumptions used by management in developing the fair value measurements, including (i) the projected revenue, gross margins, the weighted average costs of capital for the asset group within the PVAM business unit and reporting units in the legacy Non-Core segment and (ii) the projected revenue, gross margins, the weighted average costs of capital, the terminal growth rates, and probability-weighting applied to the projected financial information and weighting applied to the market approach and income approach for the legacy Transportation and Industrial reporting unit. Evaluating the reasonableness of assumptions related to projected revenue, gross margins, and probability-weighting applied to the projected financial information involved considering the current economic conditions and recent operating results and whether the assumptions used by management were consistent with evidence obtained in other areas of the audit. For certain impairment assessments, professionals with specialized skill and knowledge were used to assist in evaluating the appropriateness of the Company’s discounted cash flow and market approach models and evaluating the reasonableness of the weighted average costs of capital, terminal growth rates and the weighting applied to the market approach and income approach, as applicable.

Tax-free determination of certain internal distributions and reorganizations in preparation for the intended 2021 Nutrition and Bioscience business external distribution

As described in Notes 1 and 3 to the consolidated financial statements, management has determined that certain internal distributions and reorganizations in preparation for the intended 2021 Nutrition and Bioscience business external distribution, qualified as tax-free transactions under the applicable sections of the Internal Revenue Code. As such, the Company is not required to pay corporate taxes on the transactions. The determination of the tax-free nature relating to certain internal distributions and reorganizations requires management to make judgments about the application of tax laws and regulations. As disclosed by management, the Internal Revenue Service could determine on audit that certain internal reorganizations should be treated as taxable transactions, which would have a material adverse impact on the Company.

The principal considerations for our determination that performing procedures relating to the tax-free determination of certain internal distributions and reorganizations in preparation for the intended 2021 Nutrition and Bioscience business external distribution is a critical audit matter are (i) there was significant judgment made by management regarding the transactions and the application of tax laws and regulations in determining that certain internal distributions and reorganizations qualify for tax-free status, and (ii) the significant impact to the financial statements if the tax-free determinations were determined to be inappropriate by the Internal Revenue Service. This in turn led to a significant degree of auditor judgment and effort in performing procedures and in evaluating audit evidence relating to the tax-free determination of certain internal distributions and reorganizations. In addition, the audit effort involved the use of professionals with specialized skill and knowledge to assist in evaluating the audit evidence obtained from these procedures.

Addressing the matter involved performing procedures and evaluating audit evidence in connection with forming our overall opinion on the consolidated financial statements. These procedures included testing the effectiveness of controls relating to the key judgments, including inputs and assumptions, relating to management’s determination of the tax-free nature of the transactions. These procedures also included, among others, (i) evaluating the information, including third party opinions, tax law, and other relevant evidence used by management to support management’s position that the transactions qualified for tax-free status, and (ii) evaluating certain internal distributions and reorganization transactions and related tax consequences. Professionals with specialized skill and knowledge were used to assist in the evaluation of the transactions, related assumptions, and certain representations from management, as well as the application of relevant tax laws.

/s/PricewaterhouseCoopers LLP
Philadelphia, Pennsylvania

February 12, 2021, except with respect to our opinion on the consolidated financial statements insofar as it relates to the effects of discontinued operations discussed in Note 1 and the change in composition of reportable segments discussed in Note 4 to the consolidated financial statements, as to which the date is June 3, 2021.

We have served as the Company’s auditor since 2019.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholders and the Board of Directors of DuPont de Nemours, Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated statements of income, comprehensive income, equity, and cash flows of DuPont de Nemours, Inc. and subsidiaries (the “Company”) for the year ended December 31, 2018, and the related notes and the schedule listed in the Index at Item 15a(2) (collectively referred to as the "financial statements). In our opinion, based on our audit and the report of the other auditors, the financial statements present fairly, in all material respects, the results of the Company’s operations and its cash flows for the year ended December 31, 2018, in conformity with accounting principles generally accepted in the United States of America.

We did not audit the consolidated financial statements of E. I. du Pont de Nemours and Company (“EID”), a wholly-owned subsidiary of the Company, which consolidated financial statements reflected total revenues of $26,279 million for the year ended December 31, 2018. Those statements were audited by other auditors whose report has been furnished to us, and our opinion, insofar as it relates to the amounts included for EID for the year ended December 31, 2018, is based solely on the report of the other auditors.

Basis for Opinion

These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the Company's financial statements based on our audit. We are a public accounting firm registered with the PCAOB and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit and the report of the other auditors provide a reasonable basis for our opinion.

/s/ DELOITTE & TOUCHE LLP
Midland, Michigan

February 11, 2019 (February 14, 2020 as to changes to the 2018 financial statements as a result of a change in method of accounting for inventory, a change in reportable segments, the effects of discontinued operations related to the distributions of Dow Inc. and Corteva, Inc., common control transactions, and the reverse stock split, and June 3, 2021 as to the effects of discontinued operations related to the separation of Nutrition & Biosciences, Inc. and a change in reportable segments).

We began serving as the Company's auditor in 1905. In 2019 we became the predecessor auditor.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholder of The Dow Chemical Company

Opinion on the Financial Statements

We have audited the consolidated balance sheet of The Dow Chemical Company and subsidiaries (the "Company") as of March 31, 2019, the related consolidated statements of income, comprehensive income, equity, and cash flows, for the three-month period ended March 31, 2019, and the related notes (collectively referred to as the "financial statements") (not presented herein). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of March 31, 2019, and the results of its operations and its cash flows for the three-month period ended March 31, 2019, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the Company's financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting for the three-month period ended March 31, 2019. As part of our audit, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

/s/ DELOITTE & TOUCHE LLP
Midland, Michigan
February 14, 2020

We have served as the Company's auditor since 1905.

Report of Independent Registered Public Accounting Firm

To the Stockholders and Board of Directors of E.I. du Pont de Nemours and Company

Opinion on the Financial Statements

We have audited the consolidated statements of operations, comprehensive income (loss), equity and cash flows of E.I. du Pont de Nemours and Company and its subsidiaries (the “Company”) for the year ended December 31, 2018, including the related notes and schedule of valuation and qualifying accounts for the year ended December 31, 2018 appearing under Item 15(a) (collectively referred to as the “consolidated financial statements”) (not presented herein).

In our opinion, based on our audit and the report of other auditors, the consolidated financial statements present fairly, in all material respects, the results of operations and cash flows of the Company for the year ended December 31, 2018 in conformity with accounting principles generally accepted in the United States of America.

We did not audit the combined financial statements of the Dow Agricultural Sciences Business, a business under common control of the Company, which statements reflect total assets of $7,773 million as of December 31, 2018, and total net sales of $5,646 million for the year ended December 31, 2018. Those statements were audited by other auditors whose report thereon has been furnished to us, and our opinion expressed herein, insofar as it relates to the amounts included for the Dow Agricultural Sciences Business as of and for the year ended December 31, 2018, is based solely on the report of the other auditors.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit of these consolidated financial statements in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud.

Our audit included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audit and the report of other auditors provide a reasonable basis for our opinion.

/s/PricewaterhouseCoopers LLP
Philadelphia, Pennsylvania
February 11, 2021

We have served as the Company’s auditor since 1946.

DuPont de Nemours, Inc.
Consolidated Statements of Operations

(In millions, except for per share amounts) For the years ended December 31,	2020	2019	2018
Net sales	$14,338	$15,436	$16,378
Cost of sales	9,508	10,026	11,123
Research and development expenses	625	689	797
Selling, general and administrative expenses	1,701	2,057	2,403
Amortization of intangibles	696	701	733
Restructuring and asset related charges - net	845	152	97
Goodwill impairment charges	3,214	242	—
Integration and separation costs	177	1,257	1,845
Equity in earnings of nonconsolidated affiliates	187	85	448
Sundry income (expense) - net	667	144	91
Interest expense	672	667	54
Loss from continuing operations before income taxes	(2,246)	(126)	(135)
Provision for (Benefit from) income taxes on continuing operations	160	(2)	50
Loss from continuing operations, net of tax	(2,406)	(124)	(185)
(Loss) Income from discontinued operations, net of tax	(517)	724	4,185
Net (loss) income	(2,923)	600	4,000
Net income attributable to noncontrolling interests	28	102	155
Net (loss) income available for DuPont common stockholders	$(2,951)	$498	$3,845

Per common share data:
(Loss) Earnings per common share from continuing operations - basic	$(3.31)	$(0.21)	$(0.31)
(Loss) Earnings per common share from discontinued operations - basic	(0.70)	0.87	5.31
(Loss) Earnings per common share - basic	$(4.01)	$0.67	$4.99
(Loss) Earnings per common share from continuing operations - diluted	$(3.31)	$(0.21)	$(0.31)
(Loss) Earnings per common share from discontinued operations - diluted	(0.70)	0.87	5.31
(Loss) Earnings per common share - diluted	$(4.01)	$0.67	$4.99

Weighted-average common shares outstanding - basic	735.5	746.3	767.0
Weighted-average common shares outstanding - diluted	735.5	746.3	767.0
See Notes to the Consolidated Financial Statements.

DuPont de Nemours, Inc.
Consolidated Statements of Comprehensive Income

(In millions) For the years ended December 31,	2020	2019	2018
Net (loss) income	$(2,923)	$600	$4,000
Other comprehensive income (loss), net of tax
Unrealized gains (losses) on investments	—	67	(67)
Cumulative translation adjustments	1,540	(464)	(1,743)
Pension and other post-employment benefit plans	(80)	(65)	(626)
Derivative instruments	—	(58)	51
Total other comprehensive income (loss)	1,460	(520)	(2,385)
Comprehensive (loss) income	(1,463)	80	1,615
Comprehensive income attributable to noncontrolling interests, net of tax	28	112	118
Comprehensive (loss) income attributable to DuPont	$(1,491)	$(32)	$1,497
See Notes to the Consolidated Financial Statements.

DuPont de Nemours, Inc.
Consolidated Balance Sheets

(In millions, except share and per share amounts)	December 31, 2020	December 31, 2019
Assets
Current Assets
Cash and cash equivalents	$2,544	$1,540
Accounts and notes receivable - net	2,421	2,751
Inventories	2,393	2,897
Other current assets	181	257
Assets held for sale	810	—
Assets of discontinued operations	20,659	2,554
Total current assets	29,008	9,999
Property
Property, plant and equipment	11,123	10,622
Less: Accumulated depreciation	4,256	3,522
Property, plant and equipment - net	6,867	7,100
Other Assets
Goodwill	18,702	22,139
Other intangible assets	8,072	9,217
Restricted cash	6,206	—
Investments and noncurrent receivables	1,047	1,218
Deferred income tax assets	190	170
Deferred charges and other assets	812	782
Non-current assets of discontinued operations	—	18,724
Total other assets	35,029	52,250
Total Assets	$70,904	$69,349
Liabilities and Equity
Current Liabilities
Short-term borrowings and finance lease obligations	$1	$3,825
Accounts payable	2,222	2,299
Income taxes payable	169	214
Accrued and other current liabilities	1,084	1,110
Liabilities related to assets held for sale	140	—
Liabilities of discontinued operations	8,610	897
Total current liabilities	12,226	8,345
Long-Term Debt	15,611	13,611
Other Noncurrent Liabilities
Deferred income tax liabilities	2,053	2,358
Pension and other post-employment benefits - noncurrent	1,110	986
Other noncurrent obligations	834	1,040
Non-current liabilities of discontinued operations	—	1,453
Total other noncurrent liabilities	3,997	5,837
Total Liabilities	31,834	27,793
Commitments and contingent liabilities
Stockholders' Equity
Common stock (authorized 1,666,666,667 shares of $0.01 par value each; issued 2020: 734,204,054 shares; 2019: 738,564,728 shares)	7	7
Additional paid-in capital	50,039	50,796
Accumulated deficit	(11,586)	(8,400)
Accumulated other comprehensive income (loss)	44	(1,416)
Total DuPont stockholders' equity	38,504	40,987
Noncontrolling interests	566	569
Total equity	39,070	41,556
Total Liabilities and Equity	$70,904	$69,349
See Notes to the Consolidated Financial Statements.

DuPont de Nemours, Inc.
Consolidated Statements of Cash Flows

(In millions) For the years ended December 31,	2020	2019	2018
Operating Activities
Net (loss) income	$(2,923)	$600	$4,000
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	3,094	3,195	5,918
Credit for deferred income tax and other tax related items	(692)	(768)	(366)
Earnings of nonconsolidated affiliates (in excess of) less than dividends received	(87)	909	83
Net periodic pension benefit cost (credit)	37	(55)	58
Pension contributions	(98)	(697)	(2,964)
Net gain on sales of assets, businesses and investments	(642)	(149)	(93)
Restructuring and asset related charges - net	849	588	1,105
Goodwill impairment charges	3,214	1,175	—
Amortization of merger-related inventory step-up	—	253	1,628
Other net loss	175	338	720
Changes in assets and liabilities, net of effects of acquired and divested companies:
Accounts and notes receivable	308	(2,227)	(1,611)
Inventories	570	387	(1,496)
Accounts payable	177	(1,049)	201
Other assets and liabilities, net	113	(1,091)	(2,452)
Cash provided by operating activities	4,095	1,409	4,731
Investing Activities
Capital expenditures	(1,194)	(2,472)	(3,837)
Investment in gas field developments	—	(25)	(114)
Purchases of previously leased assets	—	—	(26)
Proceeds from sales of property, businesses, and ownership interests in nonconsolidated affiliates, net of cash divested	1,033	299	206
Acquisitions of property and businesses, net of cash acquired	(70)	(180)	(20)
Purchases of investments	(1)	(197)	(2,787)
Proceeds from sales and maturities of investments	1	242	3,402
Proceeds from interests in trade accounts receivable conduits	—	—	657
Other investing activities, net	29	20	57
Cash used for investing activities	(202)	(2,313)	(2,462)
Financing Activities
Changes in short-term borrowings	(1,829)	2,735	223
Proceeds from issuance of long-term debt	8,275	4,005	15,455
Payments on long-term debt	(2,031)	(6,900)	(9,009)
Purchases of common stock	(232)	(2,329)	(4,421)
Proceeds from issuance of Company stock	57	85	197
Employee taxes paid for share-based payment arrangements	(15)	(84)	(128)
Distributions to noncontrolling interests	(50)	(27)	(195)
Dividends paid to stockholders	(882)	(1,611)	(3,491)
Cash held by Dow and Corteva at the respective DWDP Distributions	—	(7,315)	—
Debt extinguishment costs	—	(104)	(555)
Other financing activities, net	(55)	(5)	6
Cash provided by (used for) financing activities	3,238	(11,550)	(1,918)
Effect of exchange rate changes on cash, cash equivalents and restricted cash	67	9	(344)
Increase (Decrease) in cash, cash equivalents and restricted cash	7,198	(12,445)	7
Cash, cash equivalents and restricted cash from continuing operations, beginning of period	1,569	8,583	4,431
Cash, cash equivalents and restricted cash from discontinued operations, beginning of period	8	5,439	9,584
Cash, cash equivalents and restricted cash at beginning of period	1,577	14,022	14,015
Cash, cash equivalents and restricted cash from continuing operations, end of period	8,767	1,569	8,583
Cash, cash equivalents and restricted cash from discontinued operations, end of period	8	8	5,439
Cash, cash equivalents and restricted cash at end of period	$8,775	$1,577	$14,022
Supplemental cash flow information
Cash paid during the year for:
Interest, net of amounts capitalized	$647	$969	$2,116
Income taxes	$495	$722	$2,199
See Notes to the Consolidated Financial Statements.

DuPont de Nemours, Inc.
Consolidated Statements of Equity

In millions	Common Stock	Additional Paid-in Capital	Retained Earnings (Accumulated Deficit)	Accumulated Other Comp (Loss) Income	Unearned ESOP	Treasury Stock	Non-controlling Interests	Total Equity
2018
Balance at January 1, 2018	$8	$81,272	$28,931	$(8,972)	$(189)	$(1,000)	$1,597	$101,647
Adoption of accounting standards	—	—	996	(1,037)	—	—	—	(41)
Net income	—	—	3,845	—	—	—	155	4,000
Other comprehensive loss	—	—	—	(2,385)	—	—	(37)	(2,422)
Dividends ($4.56 per common share)	—	—	(3,491)	—	—	—	—	(3,491)
Common stock issued/sold	—	198	—	—	—	—	—	198
Stock-based compensation and allocation of ESOP shares	—	506	—	—	55	—	—	561
Distributions to non-controlling interests	—	—	—	—	—	—	(168)	(168)
Purchases of treasury stock	—	—	—	—	—	(4,421)	—	(4,421)
Other	—	—	(24)	—	—	—	61	37
Balance at December 31, 2018	$8	$81,976	$30,257	$(12,394)	$(134)	$(5,421)	$1,608	$95,900
2019
Adoption of accounting standards	—	—	(111)	—	—	—	—	(111)
Net income	—	—	498	—	—	—	102	600
Other comprehensive (loss) income	—	—	—	(520)	—	—	10	(510)
Dividends ($2.16 per common share)	—	(446)	(1,165)	—	—	—	—	(1,611)
Common stock issued/sold	—	85	—	—	—	—	—	85
Stock-based compensation and allocation of ESOP shares	—	194	(1)	—	29	—	—	222
Distributions to non-controlling interests	—	—	—	—	—	—	(27)	(27)
Purchases of treasury stock	—	—	—	—	—	(2,329)	—	(2,329)
Retirement of treasury stock	—	—	(7,750)	—	—	7,750	—	—
Spin-off of Dow and Corteva	—	(31,010)	(30,123)	11,498	105	—	(1,124)	(50,654)
Other	(1)	(3)	(5)	—	—	—	—	(9)
Balance at December 31, 2019	$7	$50,796	$(8,400)	$(1,416)	$—	$—	$569	$41,556
2020
Adoption of accounting standards	—	—	(3)	—	—	—	—	(3)
Net (loss) income	—	—	(2,951)	—	—	—	28	(2,923)
Other comprehensive income	—	—	—	1,460	—	—	—	1,460
Dividends ($1.20 per common share)	—	(882)	—	—	—	—	—	(882)
Common stock issued/sold	—	57	—	—	—	—	—	57
Stock-based compensation	—	98	—	—	—	—	—	98
Distributions to non-controlling interests	—	—	—	—	—	—	(50)	(50)
Purchases of treasury stock	—	—	—	—	—	(232)	—	(232)
Retirement of treasury stock	—	—	(232)	—	—	232	—	—
Other	—	(30)	—	—	—	—	19	(11)
Balance at December 31, 2020	$7	$50,039	$(11,586)	$44	$—	$—	$566	$39,070
See Notes to the Consolidated Financial Statements.

DuPont De Nemours, Inc.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Principles of Consolidation and Basis of Presentation
The accompanying Consolidated Financial Statements of DuPont de Nemours, Inc. ("DuPont” or the "Company”) were prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”). The significant accounting policies described below, together with the other notes that follow, are an integral part of the Consolidated Financial Statements.

Effective August 31, 2017, pursuant to the merger of equals transaction contemplated by the Agreement and Plan of Merger, dated as of December 11, 2015, as amended on March 31, 2017 ("DWDP Merger Agreement"), The Dow Chemical Company ("TDCC") and E. I. du Pont de Nemours and Company ("EID") each merged with subsidiaries of DowDuPont Inc. ("DowDuPont") and, as a result, TDCC and EID became subsidiaries of DowDuPont (the "DWDP Merger"). Prior to the DWDP Merger, DowDuPont did not conduct any business activities other than those required for its formation and matters contemplated by the DWDP Merger Agreement. For purposes of DowDuPont's financial statement presentation, TDCC was determined to be the accounting acquirer in the DWDP Merger and EID's assets and liabilities are reflected at fair value as of the DWDP Merger Effectiveness Time.

Except as otherwise indicated by the context, the term "TDCC" includes TDCC and its consolidated subsidiaries, "EID" includes EID and its consolidated subsidiaries, and "Dow Silicones" means Dow Silicones Corporation, a wholly owned subsidiary of TDCC.

The Consolidated Financial Statements include the accounts of the Company and subsidiaries in which a controlling interest is maintained. For those consolidated subsidiaries in which the Company's ownership is less than 100 percent, the outside stockholders' interests are shown as noncontrolling interests. Investments in affiliates over which the Company has the ability to exercise significant influence but does not have a controlling interest are accounted for under the equity method.

The Company is also involved with certain joint ventures accounted for under the equity method of accounting that are variable interest entities ("VIEs"). The Company is not the primary beneficiary, as the nature of the Company's involvement with the VIEs does not provide it the power to direct the VIEs significant activities. Future events may require these VIEs to be consolidated if the Company becomes the primary beneficiary. At December 31, 2020 and 2019, the maximum exposure to loss related to the nonconsolidated VIEs is not considered material to the Consolidated Financial Statements.

N&B Transaction
On February 1, 2021, DuPont completed the separation and distribution of the Nutrition & Biosciences business segment (the "N&B Business"), and merger of Nutrition & Biosciences, Inc. (“N&B”), a DuPont subsidiary formed to hold the N&B Business, with a subsidiary of International Flavors & Fragrances Inc. ("IFF"). The distribution was effected through an exchange offer (the “Exchange Offer”) and the consummation of the Exchange Offer was followed by the merger of N&B with a wholly owned subsidiary of IFF, with N&B surviving the merger as a wholly owned subsidiary of IFF (the “N&B Merger” and, together with the Exchange Offer, the “N&B Transaction”). See Note 3 for more information.

The financial position and the results of operations of DuPont present the historical financial results of N&B as discontinued operations for all periods presented. The cash flows and comprehensive income related to N&B have not been segregated and are included in the Consolidated Statements of Cash Flows and Consolidated Statements of Comprehensive Income, respectively, for all periods presented. Unless otherwise indicated, the information in the notes to the Consolidated Financial Statements refer only to DuPont's continuing operations and do not include discussion of balances or activity of N&B.

DWDP Distributions
On April 1, 2019, the Company completed the separation of the materials science business through the spin-off of Dow Inc., (“Dow”) including Dow’s subsidiary TDCC (the “Dow Distribution”). On June 1, 2019, the Company completed the separation of the agriculture business through the spin-off of Corteva, Inc. (“Corteva”) including Corteva’s subsidiary EID, (the “Corteva Distribution" and together with the Dow Distribution, the “DWDP Distributions”).

Following the Corteva Distribution, DuPont holds the specialty products business as continuing operations. On June 1, 2019, DowDuPont changed its registered name from "DowDuPont Inc." to "DuPont de Nemours, Inc." doing business as "DuPont." Beginning on June 3, 2019, the Company's common stock is traded on the NYSE under the ticker symbol "DD."

The results of operations of DuPont for the years ended December 31, 2019 and 2018 reflect the historical financial results of Dow and Corteva as discontinued operations, as applicable. The cash flows and comprehensive income related to Dow and Corteva have not been segregated and are included in the Consolidated Statements of Cash Flows and Consolidated Statements

of Comprehensive Income, respectively, for the applicable periods. Unless otherwise indicated, the information in the notes to the Consolidated Financial Statements refer only to DuPont's continuing operations and do not include discussion of balances or activity of Dow or Corteva.

Use of Estimates in Financial Statement Preparation
The preparation of financial statements in accordance with U.S. GAAP requires the use of estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. The Company’s Consolidated Financial Statements include amounts that are based on management’s best estimates and judgments. Actual results could differ from those estimates.

Cash and Cash Equivalents
Cash equivalents represent investments with maturities of three months or less from time of purchase. They are carried at cost plus accrued interest, which approximates fair value.

Restricted Cash
Restricted cash represents trust assets and cash held in escrow. These funds are restricted as to withdrawal or use under the terms of certain contractual agreements. Restricted cash is classified as a current or non-current asset based on the timing and nature of when or how the cash is expected to be used. See Note 6 for further information.

Fair Value Measurements
Under the accounting guidance for fair value measurements and disclosures, a fair value hierarchy was established that prioritizes the inputs to valuation techniques used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). A financial instrument's level within the fair value hierarchy is based on the lowest level of any input that is significant to the fair value measurement.

The Company uses the following valuation techniques to measure fair value for its assets and liabilities:

Level 1	–	Quoted market prices in active markets for identical assets or liabilities;

Level 2	–	Significant other observable inputs (e.g. quoted prices for similar items in active markets, quoted prices for identical or similar items in markets that are not active, inputs other than quoted prices that are observable such as interest rate and yield curves, and market-corroborated inputs);

Level 3	–	Unobservable inputs for the asset or liability, which are valued based on management's estimates of assumptions that market participants would use in pricing the asset or liability.

Foreign Currency Translation
The Company's worldwide operations utilize the U.S. dollar ("USD") or local currency as the functional currency, where applicable. The Company identifies its separate and distinct foreign entities and groups the foreign entities into two categories: 1) extension of the parent or foreign subsidiaries operating in a hyper-inflationary environment (USD functional currency) and 2) self-contained (local functional currency). If a foreign entity does not align with either category, factors are evaluated and a judgment is made to determine the functional currency.

For foreign entities where the USD is the functional currency, all foreign currency-denominated asset and liability amounts are re-measured into USD at end-of-period exchange rates, except for inventories, prepaid expenses, property, plant and equipment, goodwill and other intangible assets, which are re-measured at historical rates. Foreign currency income and expenses are re-measured at average exchange rates in effect during the year, except for expenses related to balance sheet amounts re-measured at historical exchange rates. Exchange gains and losses arising from re-measurement of foreign currency-denominated monetary assets and liabilities are included in income in the period in which they occur.

For foreign entities where the local currency is the functional currency, assets and liabilities denominated in local currencies are translated into USD at end-of-period exchange rates and the resultant translation adjustments are reported, net of their related tax effects, as a component of accumulated other comprehensive loss in equity. Assets and liabilities denominated in other than the local currency are re-measured into the local currency prior to translation into USD and the resultant exchange gains or losses are included in income in the period in which they occur. Income and expenses are translated into USD at average exchange rates in effect during the period.

The Company changes the functional currency of its separate and distinct foreign entities only when significant changes in economic facts and circumstances indicate clearly that the functional currency has changed.

Inventories
The Company's inventories are valued at the lower of cost or net realizable value. Elements of cost in inventories include raw materials, direct labor and manufacturing overhead. Stores and supplies are valued at cost or net realizable value, whichever is lower; cost is generally determined by the average cost method. The Company's inventories are generally accounted for under the average cost method. The Company establishes allowances for obsolescence of inventory based upon quality considerations and assumptions about future demand and market conditions.

In periods of low production, certain fixed costs normally absorbed into inventory are recorded directly to cost of sales in the period incurred.

Property, Plant and Equipment
Property, plant and equipment are carried at cost less accumulated depreciation. In connection with the DWDP Merger, the fair value of EID's property, plant and equipment was determined using a market approach and a replacement cost approach. Depreciation is based on the estimated service lives of depreciable assets and is calculated using the straight-line method. Fully depreciated assets are retained in property and accumulated depreciation accounts until they are removed from service. When assets are surrendered, retired, sold, or otherwise disposed of, their gross carrying values and related accumulated depreciation are removed from the Consolidated Balance Sheets and included in determining gain or loss on such disposals.

Goodwill and Other Intangible Assets
The Company records goodwill when the purchase price of a business acquisition exceeds the estimated fair value of net identified tangible and intangible assets acquired. Goodwill is tested for impairment at the reporting unit level annually during the fourth quarter, or more frequently when events or changes in circumstances indicate that the fair value of a reporting unit has more likely than not declined below its carrying value.

When testing goodwill for impairment, the Company has the option to first perform qualitative testing to determine whether it is more likely than not that the fair value of a reporting unit is less than its carrying value. If the Company chooses not to complete a qualitative assessment for a given reporting unit or if the initial assessment indicates that it is more likely than not that the carrying value of a reporting unit exceeds its estimated fair value, additional quantitative testing is required. If the carrying value of a reporting unit exceeds its fair value, an impairment loss is recognized in the amount by which the carrying value of the reporting unit exceeds its fair value, limited to the amount of goodwill at the reporting unit. The Company determines fair values for each of the reporting units using a combination of the income approach and/or market approach. Under the income approach, fair value is determined based on the present value of estimated future cash flows, discounted at an appropriate risk-adjusted rate. Under the market approach, the Company selects peer sets based on close competitors and reviews the EBIT/EBITDA multiples to determine the fair value. When applicable, third party purchase offers may be utilized to measure fair value. The Company applies a weighting to the market approach and income approach to determine the fair value. See Note 13 for further information on goodwill.

Indefinite-lived intangible assets are tested for impairment at least annually; however, these tests are performed more frequently when events or changes in circumstances indicate that the asset may be impaired. Impairment exists when carrying value exceeds fair value. The Company's fair value methodology is primarily based on discounted cash flow techniques.

Definite-lived intangible assets are amortized over their estimated useful lives, generally on a straight-line basis for periods ranging primarily from 1 to 23 years. The Company continually evaluates the reasonableness of the useful lives of these assets. Once these assets are fully amortized, they are removed from the Consolidated Balance Sheets.

Impairment and Disposals of Long-Lived Assets
The Company evaluates the carrying value of long-lived assets to be held and used when events or changes in circumstances indicate the carrying value may not be recoverable. The carrying value of a long-lived asset group is considered impaired when the total projected undiscounted cash flows from the assets are separately identifiable and are less than its carrying value. In that event, a loss is recognized based on the amount by which the carrying value exceeds the fair value of the long-lived asset group. The Company's fair value methodology is an estimate of fair market value which is made based on prices of similar assets or other valuation methodologies including present value techniques. Long-lived assets to be disposed of by sale, if material, are classified as held for sale and reported at the lower of carrying amount or fair value less cost to sell, and depreciation is ceased. Long-lived assets to be disposed of other than by sale are classified as held and used until they are disposed of and reported at the lower of carrying amount or fair value. Depreciation is recognized over the remaining useful life of the assets.

Leases
The Company determines whether an arrangement is a lease at the inception of the arrangement based on the terms and conditions in the contract. A contract contains a lease if there is an identified asset and the Company has the right to control the asset. Operating lease right-of-use ("ROU") assets are included in "Deferred charges and other assets" on the Consolidated Balance Sheets. Operating lease liabilities are included in "Accrued and other current liabilities" and "Other noncurrent obligations" on the Consolidated Balance Sheets. Finance lease ROU assets are included in "Property, plant and equipment - net" and the corresponding lease liabilities are included in "Short-term borrowings and finance lease obligations" and "Long-term debt" on the Consolidated Balance Sheets.

ROU assets represent the Company’s right to use an underlying asset for the lease term and lease liabilities represent the Company’s obligation to make lease payments arising from the lease. Operating lease ROU assets and liabilities are recognized at the commencement date based on the present value of lease payments over the lease term. As most of the Company’s leases do not provide the lessor's implicit rate, the Company uses its incremental borrowing rate at the commencement date in determining the present value of lease payments. Lease terms include options to extend the lease when it is reasonably certain those options will be exercised. Leases with an initial term of 12 months or less are not recorded on the balance sheet, and lease expense is recognized on a straight-line basis over the lease term.

The Company has lease agreements with lease and non-lease components, which are accounted for as a single lease component for all asset classes. Additionally, for certain equipment leases, the portfolio approach is applied to account for the operating lease ROU assets and lease liabilities. In the Consolidated Statements of Operations, lease expense for operating lease payments is recognized on a straight-line basis over the lease term. For finance leases, interest expense is recognized on the lease liability and the ROU asset is amortized over the lease term. See Note 16 for additional information regarding the Company's leases.

Derivative Instruments
Derivative instruments are reported in the Consolidated Balance Sheets at their fair values. The Company utilizes derivatives to manage exposures to foreign currency exchange rates and commodity prices. Changes in the fair values of derivative instruments that are not designated as hedges are recorded in current period earnings. For derivative instruments designated as cash flow hedges, the gain or loss is reported in "Accumulated other comprehensive loss" ("AOCL") until it is cleared to earnings during the same period in which the hedged item affects earnings.

In the event that a derivative designated as a hedge of a firm commitment or an anticipated transaction is terminated prior to the maturation of the hedged transaction, the net gain or loss in AOCL generally remains in AOCL until the item that was hedged affects earnings. If a hedged transaction matures, or is sold, extinguished, or terminated prior to the maturity of a derivative designated as a hedge of such transaction, gains or losses associated with the derivative through the date the transaction matured are included in the measurement of the hedged transaction and the derivative is reclassified as for trading purposes. Derivatives designated as hedges of anticipated transactions are reclassified as for trading purposes if the anticipated transaction is no longer probable.

Environmental Matters
Accruals for environmental matters are recorded when it is probable that a liability has been incurred and the amount of the liability can be reasonably estimated. These accruals are adjusted periodically as assessment and remediation efforts progress or as additional technical or legal information becomes available. Accruals for environmental liabilities are included in the Consolidated Balance Sheets in "Accrued and other current liabilities" and "Other noncurrent obligations" at undiscounted amounts. Accruals for related insurance or other third-party recoveries for environmental liabilities are recorded when it is probable that a recovery will be realized and are included in the Consolidated Balance Sheets as "Accounts and notes receivable - net."

Environmental costs are capitalized if the costs extend the life of the property, increase its capacity, and/or mitigate or prevent contamination from future operations. Environmental costs are also capitalized in recognition of legal asset retirement obligations resulting from the acquisition, construction and/or normal operation of a long-lived asset. Costs related to environmental contamination treatment and cleanup are charged to expense. Estimated future incremental operations, maintenance and management costs directly related to remediation are accrued when such costs are probable and reasonably estimable.

Revenue Recognition
The Company recognizes revenue when its customer obtains control of promised goods or services, in an amount that reflects the consideration which the Company expects to receive in exchange for those goods or services. To determine revenue recognition for the arrangements that the Company determines are within the scope of FASB ASU No. 2014-09, Revenue from Contracts with Customers (Topic 606), the Company performs the following five steps: (1) identify the contract(s) with a customer, (2) identify the performance obligations in the contract, (3) determine the transaction price, (4) allocate the transaction price to the performance obligations in the contract, and (5) recognize revenue when (or as) the entity satisfies a performance obligation. See Note 4 for additional information on revenue recognition.

Cost of Sales
Cost of sales primarily includes the cost of manufacture and delivery, ingredients or raw materials, direct salaries, wages and benefits and overhead, non-capitalizable costs associated with capital projects and other operational expenses. No amortization of intangibles is included within costs of sales.

Research and Development
Research and development costs are expensed as incurred. Research and development expense includes costs (primarily consisting of employee costs, materials, contract services, research agreements, and other external spend) relating to the discovery and development of new products, enhancement of existing products and regulatory approval of new and existing products.

Selling, General and Administrative Expenses
Selling, general and administrative expenses primarily include selling and marketing expenses, commissions, functional costs, and business management expenses.

Integration and Separation Costs
Integration and separation costs primarily consist of financial advisory, information technology, legal, accounting, consulting, and other professional advisory fees associated with the preparation and execution of activities related to the DWDP Merger, post-DWDP Merger integration, and the DWDP Distributions.

Litigation
Accruals for legal matters are recorded when it is probable that a liability has been incurred and the amount of the liability can be reasonably estimated. Legal costs, such as outside counsel fees and expenses, are charged to expense in the period incurred.

Severance Costs
Severance benefits are provided to employees under the Company's ongoing benefit arrangements. Severance costs are accrued when management commits to a plan of termination and it becomes probable that employees will be entitled to benefits at amounts that can be reasonably estimated.

Income Taxes
The Company accounts for income taxes using the asset and liability method. Under this method, deferred tax assets and liabilities are recognized for the future tax consequences of temporary differences between the carrying amounts and tax bases of assets and liabilities using enacted tax rates. The effect of a change in tax rates on deferred tax assets or liabilities is recognized in income in the period that includes the enactment date.

The Company recognizes the financial statement effects of an uncertain income tax position when it is more likely than not, based on the technical merits, that the position will be sustained upon examination. The Company accrues for other tax contingencies when it is probable that a liability to a taxing authority has been incurred and the amount of the contingency can be reasonably estimated. The current portion of uncertain income tax positions is included in "Income taxes payable" and the long-term portion is included in "Other noncurrent obligations" in the Consolidated Balance Sheets.

NOTE 2 - RECENT ACCOUNTING GUIDANCE
Recently Adopted Accounting Guidance
In June 2016, the FASB issued ASU No. 2016-13, Financial Instruments - Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments, and associated ASUs related to Topic 326. The new guidance introduces the current expected credit loss (“CECL”) model, which requires organizations to record an allowance for credit losses for certain financial instruments and financial assets, including trade receivables, based on expected losses rather than incurred losses. Under this update, on initial recognition and at each reporting period, an entity will be required to recognize an allowance that reflects the entity’s current estimate of credit losses expected to be incurred over the life of the financial instrument. This update became effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2019.

The Company adopted the new standard in the first quarter of 2020, which required a modified retrospective transition approach, recording the cumulative-effect adjustment at the date of initial adoption. This cumulative-effect has been reflected as of January 1, 2020 and prior periods have not been restated. The impact of initial adoption was not material to the Company’s Consolidated Balance Sheet, Consolidated Statements of Operations, and Consolidated Statement of Cash Flows.

NOTE 3 - DIVESTITURES
N&B Transaction
On February 1, 2021, DuPont completed the separation and distribution of the N&B Business, and merger of N&B, a DuPont subsidiary formed to hold the N&B Business, with a subsidiary of IFF. The distribution was effected through an exchange offer (the "Exchange Offer") where, on the terms and subject to the conditions of the Exchange Offer, eligible participating DuPont stockholders had the option to tender all, some or none of their shares of common stock, par value $0.01 per share, of DuPont (the “DuPont Common Stock”) for a number of shares of common stock, par value $0.01 per share, of N&B (the “N&B Common Stock”) and which resulted in all shares of N&B Common Stock being distributed to DuPont stockholders that participated in the Exchange Offer. The consummation of the Exchange Offer was followed by the merger of N&B with a wholly owned subsidiary of IFF, with N&B surviving the merger as a wholly owned subsidiary of IFF (the “N&B Merger” and, together with the Exchange Offer, the “N&B Transaction”). The N&B Transaction was subject to IFF shareholder approval, customary regulatory approvals, tax authority rulings including a favorable private letter ruling from the U.S. Internal Revenue Service which confirms the N&B Transaction to be free of U.S. federal income tax, and expiration of the public exchange offer. DuPont does not have an ownership interest in IFF as a result of the N&B Transaction.

In the Exchange Offer, DuPont accepted approximately 197.4 million shares of its common stock in exchange for about 141.7 million shares of N&B Common Stock. As a result, DuPont reduced its common stock outstanding by 197.4 million shares of DuPont Common Stock. In the N&B Merger, each share of N&B Common Stock was automatically converted into the right to receive one share of IFF common stock, par value $0.125 per share, based on the terms of the N&B Merger Agreement.

The results of operations of N&B are presented as discontinued operations as summarized below:

In millions	2020	2019	2018
Net sales	$6,059	$6,076	$6,216
Cost of sales	4,014	4,030	4,179
Research and development expenses	235	266	273
Selling, general and administrative expenses	534	606	625
Amortization of intangibles	1,423	349	311
Restructuring and asset related charges - net	4	162	50
Goodwill impairment charges	—	933	—
Integration and separation costs	417	85	42
Equity in earnings of nonconsolidated affiliates	4	(1)	(1)
Sundry income (expense) - net	8	9	1
Interest expense	95	1	1
(Loss) income from discontinued operations before income taxes	(651)	(348)	735
(Benefit from) Provision for income taxes on discontinued operations	(183)	142	145
(Loss) income from discontinued operations, net of tax	(468)	(490)	590
Income from discontinued operations attributable to noncontrolling interests, net of tax	—	1	—
(Loss) income from discontinued operations attributable to DuPont stockholders, net of tax	$(468)	$(491)	$590

The following table presents depreciation, amortization, and capital expenditures of the discontinued operations related to N&B:

In millions	2020	2019	2018
Depreciation and amortization	$1,721	$664	$631
Capital expenditures	$234	$359	$353

The carrying amount of major classes of assets and liabilities that were included in discontinued operations at December 31, 2020 and 2019 related to N&B consist of the following:

In millions	2020	2019
Assets
Accounts and notes receivable - net	$1,130	$1,051
Inventories	1,333	1,422
Other current assets	65	81
Investments and noncurrent receivables	36	42
Property, plant and equipment - net	3,118	3,043
Goodwill	11,542	11,012
Other intangible assets - net	3,072	4,376
Deferred income tax assets	44	19
Deferred charges and other assets	319	232
Total assets of discontinued operations	$20,659	$21,278
Liabilities
Short-term borrowings and finance lease obligations	$4	$5
Accounts payable	742	635
Income taxes payable	36	26
Accrued and other current liabilities	301	232
Long-term debt	6,195	6
Deferred income tax liabilities	852	1,109
Pension and other post employment benefits - noncurrent	238	186
Other noncurrent liabilities	242	151
Total liabilities of discontinued operations	$8,610	$2,350

In connection with and in accordance with the terms of the N&B Transaction, prior to consummation of the Exchange Offer and the N&B Merger, DuPont received a one-time cash payment of approximately $7.3 billion, (the "Special Cash Payment"). The special cash payment was partially funded by an offering of $6.25 billion of senior unsecured notes (the “N&B Notes Offering”). The net proceeds of approximately $6.2 billion from the N&B Notes Offering were deposited into an escrow account and at December 31, 2020 are reflected as restricted cash in the Company’s Consolidated Balance Sheets. In order to fund the remainder of the Special Cash Payment, on February 1, 2021, N&B borrowed $1.25 billion under a senior unsecured term loan agreement (the "N&B Term Loan"). The obligations and liabilities associated with the N&B Notes Offering and N&B Term Loan were separated from the Company on February 1, 2021 upon consummation of the N&B Transaction. The obligations and liabilities of $6.2 billion associated with the N&B Notes Offering are classified as "Liabilities of discontinued operations" at December 31, 2020 in the Company's Consolidated Balance Sheets.

N&B Transaction Agreements
In connection with the N&B Transaction, effective December 15, 2019, the Company, as previously discussed, entered into the following agreements:

•A Separation and Distribution Agreement, subsequently amended and joined by Neptune Merger Sub II LLC, a subsidiary of IFF on January 22, 2021, and as amended further on February 1, 2021 (as amended, the “N&B Separation and Distribution Agreement”) with N&B and IFF, which, among other things, governs the separation of the N&B Business from DuPont and certain other post-closing obligations between DuPont and N&B related thereto;

•An Agreement and Plan of Merger, (the “N&B Merger Agreement”) with N&B, IFF and Neptune Merger Sub I Inc., governing the N&B Merger and related matters; and

•An Employee Matters Agreement, subsequently amended on January 22, 2021, (as amended, the “N&B Employee Matters Agreement Agreement”), with N&B and IFF, which, among other things, allocates among the parties the pre- and post-closing liabilities in respect of the current and former employees of the N&B Business (including liabilities in respect of employee compensation and benefit plans).

In connection with the closing of the N&B Transaction, and effective February 1, 2021, the Company entered into the following agreements:

•DuPont, N&B and IFF entered into a Tax Matters Agreement (the “N&B Tax Matters Agreement”), which governs the parties’ rights, responsibilities and obligations with respect to tax liabilities and benefits, tax attributes, the preparation and filing of tax returns, the control of audits and other tax proceedings, the preservation of the expected tax-free status of the transactions contemplated by the Separation Agreement, and other matters regarding taxes; and

•DuPont, N&B and certain of their subsidiaries entered into an Intellectual Property Cross-License Agreement (the “N&B IP Cross-License Agreement”). The IP Cross-License Agreement sets forth the terms and conditions under which the applicable parties may use in their respective businesses certain know-how (including trade secrets), copyrights, design rights, software, and patents, allocated to another party pursuant to the Separation Agreement, and pursuant to which N&B may use certain standards retained by DuPont. All licenses under the IP Cross-License Agreement are non-exclusive, worldwide, and royalty-free.

Other Discontinued Operations Activity
For the year ended December 31, 2020, the Company recorded a "Loss from discontinued operations, net of tax" in the Company's Consolidated Statements of Operations of $49 million. The loss primarily relates to litigation matters (refer to Note 15) partially offset by a gain related to the DWDP Tax Matters Agreement. For the year ended December 31, 2019, the Company recorded "Income from discontinued operations, net of tax" in the Company's Consolidated Statements of Operations of $86 million related to the adjustment of certain unrecognized tax benefits for positions taken on items from prior years from previously divested businesses and $80 million related to changes in accruals for certain prior year tax positions related to the divested crop protection business and research and development assets of EID.

Assets Held for Sale
In October 2020, the Company entered into a definitive agreement to sell its Biomaterials business unit, which includes the Company's equity method investment in DuPont Tate & Lyle Bio Products, for $240 million. In January 2021, the Company entered into a definitive agreement to sell its Clean Technologies business unit for $510 million. Both transactions are subject to customary closing conditions and are expected to close in the second half of 2021. The assets and liabilities associated with these businesses, which are reported in Corporate, met the held for sale criteria at December 31, 2020.

The following table summarizes the carrying value of the major assets and liabilities of the Biomaterials and Clean Technologies business units as of December 31, 2020 (collectively, the “Corporate Held for Sale Disposal Groups”):

In millions	December 31, 2020
Assets
Accounts and notes receivable - net	$63
Inventories	75
Other current assets	35
Investments and noncurrent receivables	164
Property, plant and equipment - net	34
Goodwill	267
Other intangible assets	168
Deferred charges and other assets	4
Assets held for sale	$810
Liabilities
Accounts payable	$40
Income taxes payable	1
Accrued and other current liabilities	50
Deferred income tax liabilities	30
Pension and other post-employment benefits - noncurrent	1
Other noncurrent obligations	18
Liabilities related to assets held for sale	$140

In connection with the held for sale classification, the Corporate Held for Sale Disposal Groups were measured at fair value less estimated cost to sell. As a result, the Company recorded a $25 million pre-tax goodwill impairment charge during the third quarter of 2020 which is reflected in “Goodwill impairment charges” in the Company’s Consolidated Statements of Operations for the year ended December 31, 2020. See Note 5 for further information on the asset impairments recorded related to the Corporate Held for Sale Disposal Groups.

Sale of TCS/HSC Disposal Group
In the third quarter of 2020, the Company completed the sale of its trichlorosilane business (“TCS Business”) along with its equity ownership interest in DC HSC Holdings LLC and Hemlock Semiconductor L.L.C. (the "HSC Group,” and together with the TCS Business, the “TCS/HSC Disposal Group” and the sale of the TCS/HSC Disposal Group, the “TCS/HSC Disposal”) to the HSC Group, both of which were part of the businesses reflected in Corporate. In connection with the TCS/HSC Disposal, the Company received $550 million in cash at closing, subject to certain claw-back provisions, and will receive an additional $175 million in equal installments over the course of the next three years associated with the settlement of an existing supply agreement dispute with the HSC Group. The TCS/HSC Disposal resulted in a net pre-tax benefit of $396 million ($236 million net of tax), including the settlement of the supply agreement dispute and after allocation of goodwill to the TCS Business. The net pre-tax benefit is recorded in “Sundry income (expense) – net” in the Company’s Consolidated Statements of Operations for the year ended December 31, 2020.

Sale of Compound Semiconductor Solutions
In the first quarter of 2020, the Company completed the sale of its Compound Semiconductor Solutions business unit, a part of the Electronics & Industrial segment, to SK Siltron. The proceeds received in the first quarter of 2020 related to the sale of the business were approximately $420 million. The sale resulted in a pre-tax gain of $197 million ($102 million net of tax) recorded in "Sundry income (expense) - net" in the Company's Consolidated Statements of Operations for the year ended December 31, 2020.

Sale of DuPont Sustainable Solutions
In the third quarter of 2019, the Company completed the sale of its Sustainable Solutions business unit, a part of the businesses reflected in Corporate, to Gyrus Capital. The sale resulted in a pre-tax gain of $28 million ($22 million net of tax). The gain was recorded in "Sundry income (expense) - net" in the Company's Consolidated Statements of Operations for the year ended December 31, 2019.

DWDP Distributions
Separation Agreements
In connection with the Dow Distribution and the Corteva Distribution, the Company entered into certain agreements that, among other things, effected the separations, provides for the allocation of assets, employees, liabilities and obligations (including its investments, property and employee benefits and tax-related assets and liabilities) among DuPont, Dow, and Corteva (together, the “Parties” and each a “Party”), and provides a framework for DuPont’s relationship with Dow and Corteva following the DWDP Distributions. Effective April 1, 2019, the Parties entered into the following agreements referred to herein as: the DWDP Separation and Distribution Agreement; the DWDP Tax Matters Agreement; the DWDP Employee Matters Agreement; and the Intellectual Property Cross-License Agreement (the “DuPont-Dow IP Cross-License Agreement”). In addition to the agreements above, DuPont has entered into certain various supply agreements with Dow. These agreements provide for different pricing than the historical intercompany and intracompany practices prior to the DWDP Distributions.

Effective June 1, 2019, in connection with the Corteva Distribution, DuPont and Corteva entered into the following agreements: the Intellectual Property Cross-License Agreement (the “DuPont-Corteva IP Cross-License Agreement”); the Letter Agreement; and the Amended and Restated DWDP Tax Matters Agreement.

Certain internal distributions and reorganizations, and the distributions of Dow on April 1, 2019, and of Corteva on June 1, 2019, qualified as tax-free transactions under the applicable sections of the Internal Revenue Code. If the completed distribution of Corteva or Dow, in each case, together with certain related transactions, were to fail to qualify for non-recognition treatment for U.S. federal income tax purposes, then the Company could be subject, under the DWDP Tax Matters Agreement, to significant tax and indemnification liability. To the extent that the Company is responsible for any liability under the Amended and Restated DWDP Tax Matters Agreement there could be a material adverse impact on the Company's business, financial condition, results of operations and cash flows in future reporting periods.

In connection with the DWDP Distributions, Dow and Corteva indemnify the Company against, and DuPont indemnifies Dow and Corteva against certain litigation, environmental, income taxes, and other liabilities that arose prior to the DWDP Distributions, as applicable. The term of this indemnification is generally indefinite and includes defense costs and expenses, as well as monetary and non-monetary settlements and judgments. Refer to Note 15 for additional information regarding treatment of litigation and environmental related matters under the DWDP Separation and Distribution Agreement and the Letter Agreement.

Materials Science Division
On April 1, 2019, DowDuPont completed the separation of its Materials Science businesses, including the businesses and operations that comprised the Company's former Performance Materials & Coating, Industrial Intermediates & Infrastructure and the Packaging & Specialty Plastics segments, (the "Materials Science Division") through the consummation of the Dow Distribution.

On April 1, 2019, prior to the Dow Distribution, the Company contributed $2,024 million in cash to Dow.

The results of operations of the Materials Science Division are presented as discontinued operations as summarized below:

In millions	2019	2018
Net sales	$10,867	$49,224
Cost of sales	8,917	40,187
Research and development expenses	163	670
Selling, general and administrative expenses	329	1,304
Amortization of intangibles	116	469
Restructuring and asset related charges - net	157	219
Integration and separation costs	44	135
Equity in earnings of nonconsolidated affiliates	(13)	554
Sundry income (expense) - net	48	242
Interest expense	240	1,062
Income from discontinued operations before income taxes	936	5,974
Provision for income taxes on discontinued operations	207	1,490
Income from discontinued operations, net of tax	729	4,484
Income from discontinued operations attributable to noncontrolling interests, net of tax	37	102
Income from discontinued operations attributable to DuPont stockholders, net of tax	$692	$4,382

The following table presents depreciation, amortization, and capital expenditures of the discontinued operations related to the Materials Science Division:

In millions	2019	2018
Depreciation and amortization	$744	$2,835
Capital expenditures	$597	$2,062

Agriculture Division
On June 1, 2019, the Company completed the separation of its Agriculture business, including the businesses and operations that comprised the Company's former Agriculture segment (the "Agriculture Division"), through the consummation of the Corteva Distribution.

In 2019, prior to the distribution of Corteva, the Company contributed $7,139 million in cash to Corteva, a portion of which was used to retire indebtedness of EID.

The results of operations of the Agriculture Division are presented as discontinued operations as summarized below:

In millions	2019	2018
Net sales	$7,144	$14,159
Cost of sales	4,218	9,838
Research and development expenses	470	1,320
Selling, general and administrative expenses	1,294	2,377
Amortization of intangibles	176	390
Restructuring and asset related charges - net	117	739
Integration and separation costs	430	441
Equity in earnings of nonconsolidated affiliates	(4)	—
Sundry income (expense) - net	40	258
Interest expense	91	387
Income (Loss) from discontinued operations before income taxes	384	(1,075)
Provision for (Benefit from) income taxes on discontinued operations	62	(191)
Income (Loss) from discontinued operations, net of tax	$322	$(884)
Income from discontinued operations attributable to noncontrolling interests, net of tax	35	14
Income (Loss) from discontinued operations attributable to DuPont stockholders, net of tax	$287	$(898)

The following table presents depreciation, amortization, and capital expenditures of the discontinued operations related to the Agriculture Division:

In millions	2019	2018
Depreciation and amortization	$385	$913
Capital expenditures	$383	$531

Integration and Separation Costs
Integration and separation costs for continuing operations through December 31, 2020 primarily have consisted of financial advisory, information technology, legal, accounting, consulting, and other professional advisory fees associated with the preparation and execution of activities related to the DWDP Merger, post-DWDP Merger integration, and the DWDP Distributions.

These costs are recorded within "Integration and separation costs" within the Consolidated Statements of Operations.

In millions	2020	2019	2018
Integration and separation costs	$177	$1,257	$1,845

NOTE 4 - REVENUE
Revenue Recognition
Products
Substantially all of DuPont's revenue is derived from product sales. Product sales consist of sales of DuPont's products to supply manufacturers and distributors. DuPont considers purchase orders, which in some cases are governed by master supply agreements, to be a contract with a customer. Contracts with customers are considered to be short-term when the time between order confirmation and satisfaction of the performance obligations is equal to or less than one year.

Revenue from product sales is recognized when the customer obtains control of the Company’s product, which occurs at a point in time, usually upon shipment, with payment terms typically in the range of 30 to 60 days after invoicing depending on business and geographic region. The Company elected the practical expedient to not adjust the amount of consideration for the effects of a significant financing component for all instances in which the period between payment and transfer of the goods will be one year or less. When the Company performs shipping and handling activities after the transfer of control to the customer (e.g., when control transfers prior to shipment), these are considered fulfillment activities, and accordingly, the costs are accrued when the related revenue is recognized. Taxes collected from customers relating to product sales and remitted to governmental authorities are excluded from revenues. The Company elected to use the practical expedient to expense cash and non-cash sales incentives as the amortization period for the costs to obtain the contract would have been one year or less.

The transaction price includes estimates for reductions in revenue from customer rebates and rights of return on product sales. These amounts are estimated based upon the most likely amount of consideration to which the customer will be entitled. All estimates are based on historical experience, anticipated performance, and the Company’s best judgment at the time to the extent it is probable, that a significant reversal of revenue recognized will not occur. All estimates for variable consideration are reassessed periodically.

For contracts with multiple performance obligations, the Company allocates the transaction price to each performance obligation based on the relative standalone selling price. The standalone selling price is the observable price which depicts the price as if sold to a similar customer in similar circumstances.

Disaggregation of Revenue
The Company disaggregates its revenue from contracts with customers by segment and business or major product line and geographic region, as the Company believes it best depicts the nature, amount, timing and uncertainty of its revenue and cash flows. Refer to Note 23 for the breakout of net sales by geographic region.

On February 1, 2021, the Company realigned and renamed certain businesses as part of the 2021 Segment Realignment resulting in changes to its management and reporting structure (the “2021 Segment Realignment”) (refer to Note 23 for additional details). In conjunction with the 2021 Segment Realignment, DuPont made the following changes to its major product lines:
•Within Electronics & Industrial (formerly known as Electronics & Imaging) realigned product lines to include businesses formerly in Transportation & Industrial and renamed the Image Solutions product lines as Industrial Solutions;
•Renamed Safety & Construction as Water & Protection;
•Realigned certain businesses from the former Non-Core segment and renamed product lines within Mobility & Materials (formerly known as Transportation & Industrial) as Advanced Solutions, Engineering Polymers, and Performance Resins.
During the second quarter of 2020, Electronics & Industrial realigned a component within the Semiconductor Technologies product line to the Industrial Solutions product line. The reporting changes have been retrospectively reflected for all periods presented.

Net Trade Revenue by Segment and Business or Major Product Line	2020	2019	2018
In millions
Industrial Solutions	$1,617	$1,646	$1,656
Interconnect Solutions	1,280	1,187	1,174
Semiconductor Technologies	1,777	1,613	1,729
Electronics & Industrial	$4,674	$4,446	$4,559
Safety Solutions	$2,291	$2,549	$2,483
Shelter Solutions	1,426	1,535	1,796
Water Solutions	1,276	1,117	1,015
Water & Protection	$4,993	$5,201	$5,294
Advanced Solutions	$1,184	$1,232	$1,373
Engineering Polymers	1,853	2,320	2,532
Performance Resins	968	1,138	1,309
Mobility & Materials	$4,005	$4,690	$5,214
Corporate [1]	$666	$1,099	$1,311
Total	$14,338	$15,436	$16,378
1.Corporate net sales reflect activity of to be divested and previously divested businesses.

Contract Balances
From time to time, the Company enters into arrangements in which it receives payments from customers based upon contractual billing schedules. The Company records accounts receivables when the right to consideration becomes unconditional. Contract assets include amounts related to the Company’s conditional right to consideration for completed performance obligations not yet invoiced. Contract liabilities primarily reflect deferred revenue from advance payment for product that the Company has received from customers. The Company classifies deferred revenue as current or noncurrent based on the timing of when the Company expects to recognize revenue.

Revenue recognized for the years ended December 31, 2020 and 2019 from amounts included in contract liabilities at the beginning of the period was $31 million and $30 million, respectively. The amount of contract assets reclassified to receivables as a result of the right to the transaction consideration becoming unconditional was insignificant. The Company did not recognize any asset impairment charges related to contract assets during the period.

Contract Balances	December 31, 2020	December 31, 2019
In millions
Accounts and notes receivable - trade [1]	$1,911	$2,098
Contract assets - current [2]	$—	$35
Deferred revenue - current [3]	$16	$20
Deferred revenue - noncurrent [4]	$21	$24
1.Included in "Accounts and notes receivable - net" in the Consolidated Balance Sheets.
2.Included in "Other current assets" in the Consolidated Balance Sheets.
3.Included in "Accrued and other current liabilities" in the Consolidated Balance Sheets.
4.Included in "Other noncurrent obligations" in the Consolidated Balance Sheets.

NOTE 5 - RESTRUCTURING AND ASSET RELATED CHARGES - NET
Charges for restructuring programs and asset related charges, which includes asset impairments, were $845 million, $152 million and $97 million for the years ended December 31, 2020, 2019, and 2018, respectively. These charges were recorded in "Restructuring and asset related charges - net" in the Consolidated Statements of Operations. The total liability related to restructuring programs was $96 million at December 31, 2020 and $135 million at December 31, 2019, recorded in "Accrued and other current liabilities" in the Consolidated Balance Sheets. Restructuring activity consists of the following programs:

2020 Restructuring Program
In the first quarter of 2020, the Company approved restructuring actions designed to capture near-term cost reductions and to further simplify certain organizational structures in anticipation of the N&B Transaction (the "2020 Restructuring Program").

The following tables summarize the charges related to the 2020 Restructuring Program:

2020
In millions
Severance and related benefit costs	$118
Asset related charges	50
Total restructuring and asset related charges - net	$168

2020 Restructuring Program Charges by Segment	2020
In millions
Electronics & Industrial	$10
Water & Protection	57
Mobility & Materials	18
Corporate	83
Total	$168

The following table summarizes the activities related to the 2020 Restructuring Program:

2020 Restructuring Program	Severance and Related Benefit Costs	Asset Related Charges	Total
In millions
Year-to-date restructuring charges	$118	$50	$168
Charges against the reserve	—	(50)	(50)
Cash payments	(56)	—	(56)
Reserve balance at December 31, 2020	$62	$—	$62

At December 31, 2020, total liabilities related to the 2020 Restructuring Program were $62 million, recorded in "Accrued and other current liabilities" in the Consolidated Balance Sheets. The 2020 Restructuring Program is considered substantially complete.

2019 Restructuring Program
During the second quarter of 2019 and in connection with the ongoing integration activities, DuPont approved restructuring actions to simplify and optimize certain organizational structures following the completion of the DWDP Distributions (the "2019 Restructuring Program"). The Company recorded pre-tax restructuring charges of $124 million inception-to-date, consisting of severance and related benefit costs of $97 million and asset related charges of $27 million.

The following tables summarize the charges incurred related to the 2019 Restructuring Program:

In millions	2020	2019
Severance and related benefit costs	$5	$92
Asset related charges	—	27
Total restructuring and asset related charges - net	$5	$119

2019 Restructuring Program Charges (Credits) by Segment	2020	2019
In millions
Electronics & Industrial	$(3)	$47
Water & Protection	(14)	25
Mobility & Materials	(7)	19
Corporate	29	28
Total	$5	$119

The following table summarizes the activities related to the 2019 Restructuring Program.

2019 Restructuring Program	Severance and Related Benefit Costs
In millions
Reserve balance at December 31, 2019	$73
Year-to-date restructuring charges	5
Non-cash compensation	(6)
Cash payments	(58)
Reserve balance at December 31, 2020	$14

Total liabilities related to the 2019 Restructuring Program were $14 million at December 31, 2020 and $73 million at December 31, 2019, respectively, and recorded in "Accrued and other current liabilities" in the Consolidated Balance Sheets. The 2019 Restructuring Program was considered substantially complete.

DowDuPont Cost Synergy Program
In September and November 2017, the Company approved post-merger restructuring actions under the DowDuPont Cost Synergy Program, which was designed to integrate and optimize the organization following the DWDP Merger and in preparation for the DWDP Distributions. The portions of the charges, costs and expenses attributable to integration and optimization within the Agriculture and Materials Sciences Divisions are reflected in discontinued operations. The Company has recorded pretax restructuring charges attributable to the continuing operations of DuPont of $346 million inception-to-date, consisting of severance and related benefit costs of $138 million, asset related charges of $159 million and contract termination charges and other charges of $49 million.

The following tables summarize the charges incurred related to the DowDuPont Cost Synergy Program:

In millions	2020	2019	2018
Severance and related benefit (credits) costs	$2	$5	$76
Contract termination charges	6	(1)	12
Asset related charges	3	33	13
Total restructuring and asset related charges - net [1]	$11	$37	$101
1.The charge for the years ended December 31, 2019 and 2018 includes $33 million and $97 million, respectively, which was recognized in "Restructuring and asset related charges - net." The charge for the years ended December 31, 2019 and 2018 also includes $4 million which was recognized in "Equity in earnings of nonconsolidated affiliates" in the Consolidated Statements of Operations.

DowDuPont Cost Synergy Program Charges (Credits) by Segment	2020	2019	2018
In millions
Electronics & Industrial	$—	$—	$2
Water & Protection	5	7	24
Mobility & Materials	1	—	2
Corporate [1]	5	30	73
Total	$11	$37	$101
1.Severance and related benefit costs were recorded at Corporate.

The following table summarized the activities related to the DowDuPont Cost Synergy Program:

DowDuPont Cost Synergy Program	Severance and Related Benefit Costs	Contract Termination Charges	Asset Related Charges	Total
In millions
Reserve balance at December 31, 2019	$60	$2	$—	$62
Year-to-date restructuring (credits) charges	2	6	3	11
Charges against the reserve	—	(1)	(3)	(4)
Cash payments	(47)	(2)	—	(49)
Reserve balance at December 31, 2020	$15	$5	$—	$20

Total liabilities related to the DowDuPont Cost Synergy Program were $20 million at December 31, 2020 and $62 million in December 31, 2019, respectively, and recorded in "Accrued and other current liabilities," in the Consolidated Balance Sheets. The DowDuPont Cost Synergy Program is considered substantially complete.

Asset Impairments
In the third quarter of 2020, the TCS/HSC Disposal, as well as further softening conditions in the aerospace markets, gave rise to fair value indicators and, thus, served as triggering events requiring the Company to perform a recoverability assessment related to asset groups within its Photovoltaic and Advanced Materials (“PVAM”) business unit. The Company first performed a long-lived asset impairment test and determined that, based on undiscounted cash flows, the carrying amount of certain long-lived assets was not recoverable. Accordingly, the Company estimated the fair value of these assets using both an income approach and a market approach utilizing Level 3 unobservable inputs. As a result, the Company recognized a pre-tax impairment charge of $318 million ($242 million net of tax) in the Mobility and Materials segment recorded within “Restructuring and asset related charges - net” in the Consolidated Statements of Operations for the year ended December 31, 2020 with the charge impacting definite-lived intangible assets and property, plant, and equipment. See Note 13 for further discussion of goodwill impairment charges recorded during the third quarter of 2020 resulting from the above triggering events.

Additionally, the Company recorded a pre-tax asset impairment charge of $52 million ($39 million net of tax) in the third quarter of 2020 related to indefinite-lived intangible assets reflected in Corporate which were deemed no longer recoverable as a result of the Corporate Held for Sale Disposal Groups classification (refer to Note 3 for additional information). The charge was recorded within “Restructuring and asset related charges – net” in the Consolidated Statements of Operations for the year ended December 31, 2020.

In the second quarter of 2020, the Company recorded a pre-tax asset impairment charge of $21 million ($16 million net of tax) related to indefinite-lived intangible assets within the Mobility & Materials segment. This charge was recorded within “Restructuring and asset related charges - net” in the Consolidated Statements of Operations for the year ended December 31, 2020. See Note 13 for further discussion.

In the first quarter of 2020, expectations of proceeds related to certain potential divestitures related to businesses held within Corporate gave rise to fair value indicators and, thus, triggering events requiring the Company to perform a recoverability assessment related to its Biomaterials business unit. The Company performed a long-lived asset impairment test and determined that, based on undiscounted cash flows, the carrying amount of certain long-lived assets was not recoverable. Accordingly, the Company estimated the fair value of these assets using a market approach utilizing Level 3 unobservable inputs. As a result, the Company recognized a pre-tax impairment charge of $270 million ($206 million net of tax) recorded within “Restructuring and asset related charges - net” in the Consolidated Statements of Operations for the year ended December 31, 2020 with the charge impacting definite-lived intangible assets and property, plant, and equipment.

NOTE 6 - SUPPLEMENTARY INFORMATION

Sundry Income (Expense) - Net
In millions	2020	2019	2018
Non-operating pension and other post-employment benefit costs	$30	$72	$91
Interest income	12	56	40
Net gain on divestiture and sales of other assets and investments [1,2,3]	632	144	8
Foreign exchange (losses) gains, net [4]	(39)	(104)	(84)
Net loss on divestiture and changes in joint venture ownership	—	—	(41)
Miscellaneous income (expenses) - net [5]	32	(24)	77
Sundry income (expense) - net	$667	$144	$91
1.The year ended December 31, 2020 includes a net benefit of $396 million related to the TCS/HSC Disposal, including the settlement of a supply agreement dispute, within Corporate. Refer to Note 3 for further information.
2. The year ended December 31, 2020 includes income of $197 million related to the gain on sale of the Compound Semiconductor Solutions business unit within the Electronics & Industrial segment. Refer to Note 3 for further information.
3. The year ended December 31, 2020 includes income of $30 million related to milestone achievement of a prior year sale of assets within the Electronics & Industrial segment. The year ended December 31, 2019 includes income of $92 million, related to a sale of assets within the Electronics & Industrial segment and as well as a gain of $28 million related to the sale of the Sustainable Solutions business unit within Corporate.
4. Includes a $50 million foreign exchange loss for the year ended December 31, 2018 related to adjustments to EID's foreign currency exchange contracts as a result of U.S. tax reform.
5. Miscellaneous income and expenses - net, for the year ended December 31, 2020 includes $17 million related to income from a tax indemnification. The year ended December 31, 2019 includes a $48 million charge reflecting a reduction in gross proceeds from lower withholding taxes related to a prior year legal settlement and a $74 million charge related to tax indemnifications, primarily associated with an adjustment to a one-time transition tax liability required by the Tax Cuts and Jobs Act of 2017, which were recorded in accordance with the Amended and Restated DWDP Tax Matters Agreement. These charges were offset by various indemnification and lease income amounts. The year ended December 31, 2019 also includes $26 million related to licensing income within the Water & Protection segment. The miscellaneous income for the year ended 2018 primarily relates to legal settlements.

Cash, Cash Equivalents and Restricted Cash
At December 31, 2020, the Company had approximately $6.2 billion in net proceeds from the N&B Notes Offering recorded within non-current “Restricted cash” in the Consolidated Balance Sheets. See Note 3 for further discussion of the N&B Notes Offering.

From time to time, the Company is required to set aside funds for various activities that arise in the normal course of business. These funds typically have legal restrictions associated with them and are deposited in an escrow account or held in a separately identifiable account by the Company. EID entered into a trust agreement in 2013 (as amended and restated in 2017), establishing and requiring EID to fund a trust (the "Trust") for cash obligations under certain non-qualified benefit and deferred compensation plans upon a change in control event as defined in the Trust agreement. Under the Trust agreement, the consummation of the DWDP Merger was a change in control event. After the distribution of Corteva, the Trust assets related to Corteva employees were transferred to a new trust for Corteva (the "Corteva Trust"). As a result, the Trust currently held by DuPont relates to funding obligations to DuPont employees. At December 31, 2020, the Company had restricted cash of $17 million ($29 million at December 31, 2019) included in "Other current assets" in the Consolidated Balance Sheets which was completely attributed to the Trust.

Accrued and Other Current Liabilities
"Accrued and other current liabilities" in the Consolidated Balance Sheets were $1,084 million at December 31, 2020 and $1,110 million at December 31, 2019. No components of "Accrued and other current liabilities" were more than five percent of total current liabilities.

NOTE 7 - INCOME TAXES
For periods between the DWDP Merger and the DWDP Distributions, DuPont's consolidated federal income tax group and consolidated tax return included the Dow and Corteva entities. Generally, the consolidated tax liability of the DuPont U.S. tax group for each year was apportioned among the members of the consolidated group in accordance with the terms of the Amended and Restated DWDP Tax Matters Agreement. DuPont, Corteva and Dow intend that to the extent Federal and/or State corporate income tax liabilities are reduced through the utilization of tax attributes of the other, settlement of any receivable and payable generated from the use of the other party’s sub-group attributes will be in accordance with the Amended and Restated DWDP Tax Matters Agreement.

On December 22, 2017, the Tax Cuts and Jobs Act (“The Act”) was enacted. The Act reduced the U.S. federal corporate income tax rate from 35 percent to 21 percent, required companies to pay a one-time transition tax on earnings of foreign subsidiaries that were previously tax deferred, created new provisions related to foreign sourced earnings, eliminated the domestic manufacturing deduction and moves towards a territorial system. At December 31, 2018, the Company had substantially completed its accounting for the tax effects of The Act.

•As a result of The Act, the Company remeasured its U.S. federal deferred tax assets and liabilities based on the rates at which they are expected to reverse in the future, which is generally 21 percent. In 2018, the Company recorded a $118 million benefit to “(Benefit from) Provision for income taxes on continuing operations” in the Consolidated Statements of Operations with respect to the remeasurement of the Company's deferred tax balances.

•The Act required a mandatory deemed repatriation of post-1986 undistributed foreign earnings and profits (“E&P”), which results in a one-time transition tax. The Company recorded a $65 million benefit in 2019 and a $59 million charge in 2018 to "(Benefit from) Provision for income taxes on continuing operations" with respect to the one-time transition tax.

•In the year ended December 31, 2018, the Company recorded an indirect impact of The Act related to prepaid tax on the intercompany sale of inventory. The amount recorded related to the inventory was a $54 million charge to "(Benefit from) Provision for income taxes on continuing operations."

Geographic Allocation of (Loss) Income and Provision for (Benefit from) Income Taxes	2020	2019	2018
(In millions)
(Loss) Income from continuing operations before income taxes
Domestic	$(2,536)	$(1,818)	$(1,273)
Foreign	290	1,692	1,138
Loss from continuing operations before income taxes	$(2,246)	$(126)	$(135)
Current tax expense
Federal	$116	$22	$256
State and local	9	7	(4)
Foreign [1]	341	436	332
Total current tax expense	$466	$465	$584
Deferred tax (benefit) expense
Federal [1]	$(229)	$(499)	$(470)
State and local	(51)	160	(45)
Foreign [1]	(26)	(128)	(19)
Total deferred tax benefit	$(306)	$(467)	$(534)
Provision for (Benefit from) income taxes on continuing operations	160	(2)	50
Net loss from continuing operations	$(2,406)	$(124)	$(185)
1.The Company has corrected the allocation of tax expense for the year ended December 31, 2019, resulting in a decrease of Foreign current tax expense of $37 million, an increase in Federal deferred tax expense of $141 million, and a decrease in Foreign deferred tax expense of $104 million. The total provision for income taxes on continuing operations for the year ended December 31, 2019 was not impacted.

Pre-tax loss from continuing operations for the year ended December 31, 2020 includes non-deductible, non-cash goodwill impairment charges of $3,214 million impacting the businesses held in Corporate and the Mobility & Materials and Electronic & Industrials segments and a non-deductible goodwill allocation of $247 million in connection with the TCS/HSC Disposal. Of these amounts, $2,381 million related to the U.S and the remaining $1,080 million related to foreign operations. See Note 13 for additional information.

Pre-tax loss from continuing operations for the year ended December 31, 2019 includes a non-deductible $242 million non-cash goodwill impairment charge associated with Corporate, related to U.S. operations.

In 2018, the domestic and foreign components of "Income (loss) from continuing operations before income taxes" included a $8 million charge recognized in "Cost of sales" related to the fair value step-up of inventories assumed in the DWDP Merger.

Reconciliation to U.S. Statutory Rate	2020	2019	2018
Statutory U.S. federal income tax rate	21.0%	21.0%	21.0%
Equity earning effect	0.3	4.8	4.6
Foreign income taxed at rates other than the statutory U.S. federal income tax rate	2.1	15.0	17.1
U.S. tax effect of foreign earnings and dividends	(3.3)	(13.1)	15.0
Unrecognized tax benefits	(1.4)	(38.0)	3.7
Acquisitions, divestitures and ownership restructuring activities [1,2]	1.4	113.1	(27.8)
Exchange gains/losses [3]	—	(13.9)	(4.6)
Impact of Enactment of U.S. Tax Reform [4]	—	41.1	2.3
State and local income taxes	1.6	(119.6)	(12.8)
Change in valuation allowance	—	(25.9)	(23.3)
Goodwill impairments	(29.3)	(40.8)	—
Stock-based compensation	(0.4)	0.8	6.4
Other - net [5]	0.9	57.1	(38.6)
Effective tax rate	(7.1)%	1.6%	(37.0)%
1.See Note 3 for additional information.
2. Includes a net tax benefit of $148 million, a net tax benefit of $102 million and a net tax charge of $25 million related to internal entity restructuring for the years ended December 31, 2020, 2019 and 2018, respectively.
3. Principally reflects the impact of foreign exchange gains and losses on net monetary assets for which no corresponding tax impact is realized.
4. Includes a net tax benefit of $65 million relating to the Company's change in estimate with respect to the portion of the one time transition tax for the taxable year ended December 31, 2018 for TDCC.
5. Includes a net tax benefit of $41 million in the year ended December 31, 2019 related to certain unrecognized tax benefits for positions taken on items from prior years.

Deferred Tax Balances at December 31,	2020	2019
(In millions)
Deferred tax assets:
Tax loss and credit carryforwards [1]	$812	$721
Lease Liability	97	96
Pension and postretirement benefit obligations	218	213
Other accruals and reserves	131	52
Other – net	156	188
Gross deferred tax assets	$1,414	$1,270
Valuation allowances [1]	(677)	(598)
Total deferred tax assets	$737	$672

Deferred tax liabilities:
Unrealized exchange gains (losses), net	$5	$—
Inventory	(14)	(29)
Investments	(254)	(185)
Operating lease asset	(97)	(96)
Property	(426)	(590)
Intangibles	(1,814)	(1,960)
Total deferred tax liabilities	$(2,600)	$(2,860)
Total net deferred tax liability	$(1,863)	$(2,188)
1.Primarily related to recorded tax benefits and the non-realizability of tax loss and carryforwards from operations in the United States, Luxembourg and Asia Pacific.

Included in the 2020 and 2019 deferred tax asset and liability amounts above is $778 million and $1,142 million, respectively, of a net deferred tax liability related to the Company’s investment in DuPont Specialty Products USA, LLC, which is a partnership for U.S. federal income tax purposes. The Company and its subsidiaries own in aggregate 100% of DuPont Specialty Products USA, LLC and the assets and liabilities of DuPont Specialty Products USA, LLC are included in the Consolidated Financial Statements of the Company.

Operating Loss and Tax Credit Carryforwards	Deferred Tax Asset
(In millions)	2020	2019
Operating loss carryforwards
Expire within 5 years	$12	$32
Expire after 5 years or indefinite expiration	660	577
Total operating loss carryforwards	$672	$609
Tax credit carryforwards
Expire within 5 years	$3	$4
Expire after 5 years or indefinite expiration	137	108
Total tax credit carryforwards	$140	$112
Total Operating Loss and Tax Credit Carryforwards	$812	$721

Total Gross Unrecognized Tax Benefits	2020	2019	2018
(In millions)
Total unrecognized tax benefits at January 1,	$368	$1,062	$994
Decreases related to positions taken on items from prior years	(1)	(149)	(51)
Increases related to positions taken on items from prior years	5	53	142
Increases related to positions taken in the current year	39	57	11
Settlement of uncertain tax positions with tax authorities	(3)	—	(13)
Decreases due to expiration of statutes of limitations	—	—	(6)
Exchange loss (gain)	24	(3)	(15)
Spin-offs of Dow and Corteva	—	(652)	—
Total unrecognized tax benefits at December 31, [1]	$432	$368	$1,062
Total unrecognized tax benefits that, if recognized, would impact the effective tax rate of continuing operations [2]	$314	$260	$212
Total amount of interest and penalties (benefit) recognized in "Provision for (benefit from) income taxes on continuing operations"	$5	$9	$1
Total accrual for interest and penalties associated with unrecognized tax benefits	$17	$12	$154
1.Total unrecognized tax benefits includes $56 million, $48 million, and $806 million of benefits related to discontinued operations at December 31, 2020, 2019 and 2018.

Each year the Company files hundreds of tax returns in the various national, state and local income taxing jurisdictions in which it operates. These tax returns are subject to examination and possible challenge by the tax authorities. Positions challenged by the tax authorities may be settled or appealed by the Company. As a result, there is an uncertainty in income taxes recognized in the Company’s financial statements in accordance with accounting for income taxes and accounting for uncertainty in income taxes. The ultimate resolution of such uncertainties is not expected to have a material impact on the Company's results of operations.

Tax years that remain subject to examination for the Company’s major tax jurisdictions are shown below:

Tax Years Subject to Examination by Major Tax Jurisdiction at December 31, 2020	Earliest Open Year
Jurisdiction
Brazil	2016
Canada	2015
China	2010
Denmark	2015
Germany	2010
Japan	2013
The Netherlands	2014
Switzerland	2015
United States:
Federal income tax [1]	2012
State and local income tax	2011
1. The U.S. Federal income tax jurisdiction is open back to 2012 with respect to EID pursuant to the DWDP Tax Matters Agreement.

Undistributed earnings of foreign subsidiaries and related companies that are deemed to be permanently invested amounted to $7,993 million at December 31, 2020. In addition to the U.S. federal tax imposed by The Act on all accumulated unrepatriated earnings through December 31, 2017, the Act introduced additional U.S. federal tax on foreign earnings, effective as of January 1, 2018. The undistributed foreign earnings at December 31, 2020 may still be subject to certain taxes upon repatriation, primarily where foreign withholding taxes apply. It is not practicable to calculate the unrecognized deferred tax liability on undistributed foreign earnings due to the complexity of the hypothetical calculation.

N&B Transaction
Certain internal distributions and reorganizations that occurred during 2020 in preparation for the N&B Transaction qualified as tax-free transactions under the applicable sections of the Internal Revenue Code. If the aforementioned transactions were to fail to qualify for non-recognition treatment for U.S. federal income tax purposes, then the Company could be subject to significant tax liability. Under the N&B Tax Matters Agreement, the Company would generally be allocated such liability and not be indemnified, unless certain non qualifying actions are undertaken by N&B or IFF. To the extent that the Company is responsible for any such liability, there could be a material adverse impact on the Company's business, financial condition, results of operations and cash flows in future reporting periods.

NOTE 8 - EARNINGS PER SHARE CALCULATIONS
The following tables provide earnings per share calculations for the years ended December 31, 2020, 2019 and 2018:

Net Income for Earnings Per Share Calculations - Basic & Diluted In millions	2020	2019	2018
Loss from continuing operations, net of tax	$(2,406)	$(124)	$(185)
Net income from continuing operations attributable to noncontrolling interests	28	29	39
Net income from continuing operations attributable to participating securities [1]	—	1	17
Loss from continuing operations attributable to common stockholders	$(2,434)	$(154)	$(241)
(Loss) Income from discontinued operations, net of tax	(517)	724	4,185
Net income from discontinued operations attributable to noncontrolling interests	—	73	116
(Loss) Income from discontinued operations attributable to common stockholders	(517)	651	4,069
Net (loss) income available to common stockholders	$(2,951)	$497	$3,828

Earnings Per Share Calculations - Basic Dollars per share	2020	2019	2018
Loss from continuing operations attributable to common stockholders	$(3.31)	$(0.21)	$(0.31)
(Loss) Income from discontinued operations attributable to common stockholders	(0.70)	0.87	5.31
Net (loss) income available to common stockholders [2]	$(4.01)	$0.67	$4.99

Earnings Per Share Calculations - Diluted Dollars per share	2020	2019	2018
Loss from continuing operations attributable to common stockholders	$(3.31)	$(0.21)	$(0.31)
(Loss) Income from discontinued operations attributable to common stockholders	(0.70)	0.87	5.31
Net (loss) income available to common stockholders [2]	$(4.01)	$0.67	$4.99

Share Count Information Shares in Millions	2020	2019	2018
Weighted-average common shares - basic	735.5	746.3	767.0
Plus dilutive effect of equity compensation plans	—	—	—
Weighted-average common shares - diluted	735.5	746.3	767.0
Stock options and restricted stock units excluded from EPS calculations [3]	5.7	3.3	3.2
1. TDCC restricted stock units are considered participating securities due to TDCC's practice of paying dividend equivalents on unvested shares.
2. Earnings per share amounts are computed independently for income from continuing operations, income from discontinued operations and net income attributable to common stockholders. As a result, the per share amounts from continuing operations and discontinued operations may not equal the total per share amounts for net income attributable to common stockholders.
3. These outstanding options to purchase shares of common stock and restricted stock units were excluded from the calculation of diluted earnings per share because the effect of including them would have been antidilutive.

NOTE 9 - ACCOUNTS AND NOTES RECEIVABLE - NET

In millions	December 31, 2020	December 31, 2019
Accounts receivable – trade [1]	$1,850	$2,047
Notes receivable – trade	61	51
Other [2]	510	653
Total accounts and notes receivable - net	$2,421	$2,751
1.Accounts receivable – trade is net of allowances of $32 million at December 31, 2020 and $2 million at December 31, 2019. Allowances are equal to the estimated uncollectible amounts and current expected credit loss. That estimate is based on historical collection experience, current economic and market conditions, and review of the current status of customers' accounts.
2.Other includes receivables in relation to value added tax, fair value of derivative instruments, indemnification assets, and general sales tax and other taxes. No individual group represents more than ten percent of total receivables.

Accounts and notes receivable are carried at amounts that approximate fair value.

NOTE 10 - INVENTORIES

In millions	December 31, 2020	December 31, 2019
Finished goods	$1,503	$1,799
Work in process	515	568
Raw materials	251	381
Supplies	124	149
Total inventories	$2,393	$2,897

NOTE 11 - PROPERTY, PLANT, AND EQUIPMENT

	Estimated Useful Lives (Years)			December 31, 2020	December 31, 2019
In millions
Land and land improvements	1	-	25	$682	$663
Buildings	1	-	50	2,031	1,855
Machinery, equipment, and other	1	-	25	7,182	6,733
Construction in progress				1,228	1,371
Total property, plant and equipment				$11,123	$10,622
Total accumulated depreciation				$4,256	$3,522
Total property, plant and equipment - net				$6,867	$7,100

In millions	2020	2019	2018
Depreciation expense	$677	$701	$806

NOTE 12 - NONCONSOLIDATED AFFILIATES
The Company's investments in companies accounted for using the equity method ("nonconsolidated affiliates") are recorded in "Investments and other noncurrent receivables" in the Consolidated Balance Sheets.

The Company's net investment in and dividends received from nonconsolidated affiliates are shown in the following tables:

Investments in Nonconsolidated Affiliates at December 31,	2020	2019
In millions
Investments and other noncurrent receivables	$889	$1,171
Accrued and other current liabilities	(71)	(85)
Other noncurrent obligations	—	(358)
Net investment in nonconsolidated affiliates	$818	$728

Dividends Received from Nonconsolidated Affiliates	2020	2019	2018
In millions
Dividends from nonconsolidated affiliates	$95	$189	$310

The Company had an ownership interest in 14 nonconsolidated affiliates, with ownership interest (direct and indirect) ranging from 49 percent to 50 percent at December 31, 2020.

Sales to nonconsolidated affiliates represented less than 3 percent of total net sales for the year ended December 31, 2020 and approximately 4 percent of total net sales for the year ended December 31, 2019 and 2018. Sales to nonconsolidated affiliates are primarily related to the sale of trichlorosilane, a raw material used in the production of polycrystalline silicon, to the HSC Group, prior to the TCS/Hemlock Disposal in the third quarter of 2020. Sales of this raw material to the HSC Group are reflected in Corporate. Purchases from nonconsolidated affiliates represented less than 3 percent of “Cost of sales” for the year ended December 31, 2020 and approximately 2 percent for the year ended December 31, 2019 and 2018.

HSC Group
In the third quarter of 2020, the Company sold its equity interest in the HSC group. See Note 3 for further discussion. The Company's investment in and equity earnings from the HSC Group are shown in the tables below:

Investment in the HSC Group at December 31,		Investment
In millions	Balance Sheet Classification	2019
Hemlock Semiconductor L.L.C.	Other noncurrent obligations	$(358)
DC HSC Holdings LLC	Investments and other noncurrent receivables	$87

Equity Earnings in the HSC Group	2020	2019	2018
In millions
Equity in earnings	$108	$29	$389

NOTE 13 - GOODWILL AND OTHER INTANGIBLE ASSETS
The following table summarizes changes in the carrying amount of goodwill for the years ended December 31, 2020 and 2019.

	Electronics & Industrial	Water & Protection	Mobility & Materials	Corporate	Total
In millions
Balance at December 31, 2018	$9,414	$6,698	$4,841	1,434	$22,387
Acquisitions	—	54	—	—	54
Impairments	—	—	—	(242)	(242)
Currency Translation Adjustment	(11)	(41)	(46)	—	(98)
Other	—	—	—	38	38
Balance at December 31, 2019	$9,403	$6,711	$4,795	1,230	$22,139
Acquisitions	—	53	—	—	53
Divestitures [1]	(199)	—	—	(514)	(713)
Impairments [2]	(834)	—	(1,664)	(716)	(3,214)
Currency Translation Adjustment	88	195	144	—	427
Measurement Period Adjustment	—	10	—	—	10
Balance at December 31, 2020	$8,458	$6,969	$3,275	—	$18,702
1.Includes $267 million of goodwill related to Corporate reclassified as held for sale in connection with the Corporate Held for Sale Disposal Groups. Refer to Note 3 for further information.
2.The $834 million impairment related to Electronics & Industrial and $1,664 million impairment related to Mobility & Materials were allocated to align with the new segment structure. The $716 million impairment related to Corporate relates to businesses divested in 2020 or to be divested in 2021.

The Company tests goodwill for impairment annually during the fourth quarter, or more frequently when events or changes in circumstances indicate that the fair value is below its carrying value. As a result of the related acquisition method of accounting in connection with the DWDP Merger, EID’s assets and liabilities were measured at fair value resulting in increases to the Company’s goodwill and other intangible assets. The fair value valuation increased the risk that any declines in financial projections, including changes to key assumptions, could have a material, negative impact on the fair value of the Company’s reporting units and assets, and therefore could result in an impairment.

In the fourth quarter of 2020, the Company performed qualitative testing on four of its reporting units and performed quantitative testing on two of its reporting units and determined that no further impairments existed. The qualitative evaluation is an assessment of factors, including reporting unit or asset specific operating results and cost factors, as well as industry, market and macroeconomic conditions, to determine whether it is more likely than not (more than 50%) that the fair value of a reporting unit or asset is less than the respective carrying amount, including goodwill. The results of the qualitative assessments indicated that it is not more likely than not that the fair values of the reporting units were less than their carrying values. For reporting units tested by applying the quantitative assessment, the Company used a combination of discounted cash flow models (a form of the income approach) utilizing Level 3 unobservable inputs and the Guideline Public Company Method (a form of the market approach). The Company’s significant assumptions in these analyses include, but are not limited to, projected revenue, EBITDA margins, the weighted average cost of capital, the terminal growth rate, derived multiples from comparable market transactions and other market data.

In the third quarter of 2020, the TCS/HSC Disposal within Corporate, as well as further softening conditions in aerospace markets, served as triggering events requiring the Company to perform recoverability assessments related to asset groups within its PVAM business unit. These assessments resulted in the Company recording asset impairment charges related to certain long-lived assets whose carrying values were deemed not recoverable (refer to Note 5 for additional information). The Company then performed a series of impairment analyses related to goodwill associated with the PVAM business unit. The goodwill impairment analyses included an assessment of the preceding PVAM reporting unit as well as assessments of re-defined reporting units within the PVAM business unit resulting from the TCS/HSC Disposal along with recent progress in the sales processes for other business units aligned to Corporate, including reallocation of goodwill on a relative fair value basis. As a result of these analyses, the Company determined that the fair value of certain reporting units was below carrying value resulting in impairment charges of goodwill. In connection with the foregoing and as a result of the Corporate Held For Sale Disposal Groups classification (see Note 3 for additional information), the Company recorded aggregate, pre-tax, non-cash impairment charges of $183 million in the third quarter of 2020 impacting Corporate and reflected in "Goodwill impairment charges" in the Consolidated Statements of Operations. As a result of the above impairment charges and previous impairment charges recorded impacting Corporate as discussed below, the carrying value of the reporting units within business units aligned to Corporate are indicative of fair value. As a result, future changes in fair value could impact the carrying value of these business units which have been and continue to be at risk for impairment charges in future periods.

The Company’s analyses above use a combination of the discounted cash flow models (a form of the income approach) utilizing Level 3 unobservable inputs and the market approach. The Company’s significant assumptions in these analyses include, but are not limited to, future cash flow projections, the weighted average cost of capital, the terminal growth rate, and the tax rate. The Company’s estimates of future cash flows are based on current regulatory and economic climates, recent operating results, and planned business strategies. These estimates could be negatively affected by changes in federal, state, or local regulations or economic downturns. Future cash flow estimates are, by their nature, subjective and actual results may differ materially from the Company’s estimates. If the Company’s ongoing estimates of future cash flows are not met, the Company may have to record additional impairment charges in future periods. The Company also uses the Guideline Public Company Method, a form of the market approach (utilizing Level 3 unobservable inputs), which is derived from metrics of publicly traded companies or historically completed transactions of comparable businesses. The selection of comparable businesses is based on the markets in which the reporting units operate giving consideration to risk profiles, size, geography, and diversity of products and services. When applicable, third party purchase offers may be utilized to measure fair value. The Company applies a weighting to the market approach and income approach to determine the fair value. As such, the Company believes the current assumptions and estimates utilized are both reasonable and appropriate.

In the second quarter of 2020, continued near-term demand weakness in global automotive production resulting from the COVID-19 pandemic, along with revised views of recovery based on third party market information, served as a triggering event requiring the Company to perform an impairment analysis of the goodwill associated with its Mobility & Materials and Industrial Solutions reporting units as of June 30, 2020. The carrying value of the Mobility & Materials and Industrial Solutions reporting units is comprised substantially of EID’s assets and liabilities which were measured at fair value in connection with the DWDP Merger, and thus inherently considered at risk for impairment. The Company performed quantitative testing on its Mobility & Materials and Industrial Solutions reporting units as of June 30, 2020, using a combination of the discounted cash flow model (a form of the income approach) utilizing Level 3 unobservable inputs and the Guideline Public Company Method (a form of the market approach). Based on the analysis performed, during the second quarter of 2020, the Company concluded that the carrying amount of the reporting units exceeded the fair value resulting in a pre-tax, non-cash goodwill impairment charge of $2,498 million, reflected in "Goodwill impairment charges" in the Consolidated Statements of Operations for the year ended December 31, 2020.

The Company's goodwill analysis referenced above used the discounted cash flow model (a form of the income approach) utilizing Level 3 unobservable inputs. The Company’s significant assumptions in this analysis included, but were not limited to, future cash flow projections, the weighted average cost of capital, the terminal growth rate, and the tax rate. The Company’s estimates of future cash flows are based on current regulatory and economic climates, recent operating results, and planned business strategies. These estimates could be negatively affected by changes in federal, state, or local regulations or economic downturns. Future cash flow estimates are, by their nature, subjective and actual results may differ materially from the Company’s estimates. If the Company’s ongoing estimates of future cash flows are not met, the Company may have to record additional impairment charges in future periods.

The Company also used the Guideline Public Company Method (a form of the market approach). The significant assumptions used in this analysis include, but are not limited to, the derived multiples from comparable market transactions and other market data. The selection of comparable businesses is based on the markets in which the reporting unit operates giving consideration to risk profiles, size, geography, and diversity of products and services.

The Company probability-weighted scenarios for both the income and market approaches and also applied an overall probability-weighting to the income and market approaches to determine the concluded fair value of the reporting unit given the uncertainty in the current economic environment to determine the concluded fair value of the reporting unit. The Company believes the current assumptions and estimates utilized in the income and market approaches are both reasonable and appropriate.

In the first quarter of 2020, expectations of proceeds related to certain potential divestitures related to the businesses held in Corporate gave rise to fair value indicators and, thus, served as triggering events requiring the Company to perform impairment analyses related to goodwill as of March 31, 2020. As part of the analysis, the Company determined that the fair value of its PVAM reporting unit was below its carrying value resulting in an impairment charge to goodwill. Valuations of the PVAM reporting unit under a combination of the market approach and income approach reflected softening conditions in photovoltaics markets as compared to prior estimates. In connection with this analysis, the Company recorded a pre-tax, non-cash goodwill impairment charge of $533 million in the first quarter of 2020 impacting Corporate. This charge is reflected in "Goodwill impairment charges" in the Consolidated Statements of Operations for the year ended December 31, 2020.

The Company's analysis uses the discounted cash flow model (a form of the income approach) utilizing Level 3 unobservable inputs. The Company’s significant assumptions in this analysis include, but are not limited to, future cash flow projections, the weighted average cost of capital, the terminal growth rate, and the tax rate. The Company’s estimates of future cash flows are based on current regulatory and economic climates, recent operating results, and planned business strategies. These estimates could be negatively affected by changes in federal, state, or local regulations or economic downturns. Future cash flow estimates are, by their nature, subjective and actual results may differ materially from the Company’s estimates. If the Company’s ongoing estimates of future cash flows are not met, the Company may have to record additional impairment charges in future periods. As referenced, the Company also uses a form of the market approach. As such, the Company believes the current assumptions and estimates utilized are both reasonable and appropriate.

In preparation for the Corteva Distribution, EID completed the separation of the assets and liabilities related to its specialty products businesses into separate legal entities (the “SP Legal Entities”) and on May 1, 2019, EID completed the Internal SP Distribution. The Internal SP Distribution served as a triggering event requiring the Company to perform an impairment analysis related to goodwill carried by its EID existing reporting units as of May 1, 2019. Subsequent to the Corteva Distribution, on June 1, 2019, the Company realigned certain businesses resulting in changes to its management and reporting structure. As part of the Second Quarter Segment Realignment, the Company assessed and re-defined certain reporting units effective June 1, 2019, including reallocation of goodwill on a relative fair value basis as applicable to new reporting units identified. Goodwill impairment analyses were then performed for reporting units impacted by the Second Quarter Segment Realignment.

In the second quarter of 2019, in connection with the analysis described above, the Company recorded pre-tax, non-cash goodwill impairment charges of $242 million impacting Corporate which are reflected in "Goodwill impairment charges" in the Consolidated Statements of Operations for the year ended December 31, 2019.

COVID-19 continues to impact the broader global economy and has caused volatility in financial markets. If there is a of lack of recovery, the time period to recovery is longer than expected or further global softening is experienced in certain markets, or a sustained decline in the value of the Company's common stock, the Company may be required to perform additional impairment assessments for its goodwill, other intangibles, and long-lived assets, the results of which could result in material impairment charges.

Other Intangible Assets
The gross carrying amounts and accumulated amortization of other intangible assets by major class are as follows:

	December 31, 2020			December 31, 2019
In millions	Gross Carrying Amount	Accum Amort	Net	Gross Carrying Amount	Accum Amort	Net
Intangible assets with finite lives:
Developed technology	$2,844	$(1,220)	$1,624	$2,974	$(943)	$2,031
Trademarks/tradenames	1,095	(440)	655	1,140	(360)	780
Customer-related	7,075	(2,361)	4,714	7,040	(1,899)	5,141
Other	131	(81)	50	248	(93)	155
Total other intangible assets with finite lives	$11,145	$(4,102)	$7,043	$11,402	$(3,295)	$8,107
Intangible assets with indefinite lives:
Trademarks/tradenames	1,029	—	1,029	1,110	—	1,110
Total other intangible assets with indefinite lives	$1,029	$—	$1,029	$1,110	$—	$1,110
Total	$12,174	$(4,102)	$8,072	$12,512	$(3,295)	$9,217

In the third quarter of 2020, the Company recorded a pre-tax asset impairment charge of $52 million ($39 million net of tax) related to indefinite-lived intangible assets within Corporate which were deemed no longer recoverable as a result of an impairment test performed related to the Corporate Held For Sale Disposal Groups classification (see Note 3 for additional information). The charge was recorded within “Restructuring and asset related charges – net” in the Consolidated Statements of Operations for the year ended December 31, 2020.

In the first quarter and third quarter of 2020, the Company recorded non-cash impairment charges related to definite-lived intangible assets impacting Corporate reflected within “Restructuring and asset related charges - net” in the Consolidated Statements of Operations for the year ended December 31, 2020. See Note 5 for further discussion.

In the second quarter of 2020, the Company performed quantitative testing on indefinite-lived intangible assets attributable to the Mobility & Materials segment, for which the Company determined that the fair value of certain tradenames had declined related to the factors described above. The Company performed an analysis of the fair value using the relief from royalty method (a form of the income approach) using Level 3 inputs within the fair value hierarchy. The key assumptions used in the calculation included projected revenue, royalty rates and discount rates. These key assumptions involve management judgment and estimates relating to future operating performance and economic conditions that may differ from actual cash flows. As a result of the testing, the Company recorded a pre-tax, non-cash indefinite-lived intangible asset impairment charge of $21 million ($16 million net of tax), which is reflected in "Restructuring and asset related charges - net," in the Consolidated Statements of Operations for the year ended December 31, 2020. The remaining net book value of the tradenames attributable to the Mobility & Materials segment at December 31, 2020 was approximately $289 million, which represents fair value.

The following table provides the net carrying value of other intangible assets by segment:

Net Intangibles by Segment	December 31, 2020	December 31, 2019
In millions
Electronics & Industrial	$2,611	$2,857
Water & Protection	2,920	3,082
Mobility & Materials	2,541	2,736
Corporate	—	542
Total	$8,072	$9,217

Total estimated amortization expense for the next five fiscal years is as follows:

Estimated Amortization Expense
In millions
2021	$675
2022	$666
2023	$639
2024	$616
2025	$567

NOTE 14 - SHORT-TERM BORROWINGS, LONG-TERM DEBT AND AVAILABLE CREDIT FACILITIES
The following tables summarize the Company's short-term borrowings and finance lease obligations and long-term debt:

Short-term borrowings and finance lease obligations	December 31, 2020	December 31, 2019
In millions
Commercial paper [1]	$—	$1,829
Long-term debt due within one year [2,3]	1	1,996
Total short-term borrowings and finance lease obligations	$1	$3,825
1.The weighted-average interest rate on commercial paper at December 31, 2019 was 2.79 percent.
2. Presented net of current portion of unamortized debt issuance costs.
3. The year ended December 31, 2020 and December 31, 2019 includes finance lease obligations of $1 million due within one year.

Long-Term Debt	December 31, 2020		December 31, 2019
In millions	Amount	Weighted Average Rate	Amount	Weighted Average Rate
Promissory notes and debentures:
Final maturity 2020	$—	—%	$2,000	3.48%
Final maturity 2023	4,800	3.18%	2,800	4.08%
Final maturity 2025	1,850	4.49%	1,850	4.49%
Final maturity 2026 and thereafter	6,050	5.13%	6,050	5.13%
Other facilities:
Term loan due 2022	3,000	1.25%	3,000	2.86%
Finance lease obligations	2		3
Less: Unamortized debt discount and issuance costs	90		96
Less: Long-term debt due within one year [1,2]	1		1,996
Total	$15,611		$13,611
1.Presented net of current portion of unamortized debt issuance costs.
2. The year ended December 31, 2020 and 2019 includes finance lease obligations of $1 million due within one year. See Note 16 for more information on finance leases.

Principal payments of long-term debt for the five succeeding fiscal years is as follows:

Maturities of Long-Term Debt for Next Five Years at December 31, 2020	Total
In millions
2021	$1
2022	$3,001
2023	$4,800
2024	$—
2025	$1,850

The estimated fair value of the Company's long-term borrowings was determined using Level 2 inputs within the fair value hierarchy, as described in Note 22. Based on quoted market prices for the same or similar issues, or on current rates offered to the Company for debt of the same remaining maturities, the fair value of the Company's long-term borrowings, not including long-term debt due within one year, was $18,336 million and $15,214 million at December 31, 2020 and December 31, 2019, respectively.

Available Committed Credit Facilities
The following table summarizes the Company's credit facilities:

Committed and Available Credit Facilities at December 31, 2020
In millions	Effective Date	Committed Credit	Credit Available	Maturity Date	Interest
Term Loan Facility	May 2019	$3,000	$—	May 2022	Floating Rate
Revolving Credit Facility, Five-year	May 2019	3,000	2,978	May 2024	Floating Rate
364-day Revolving Credit Facility	April 2020	1,000	1,000	April 2021	Floating Rate
Total Committed and Available Credit Facilities		$7,000	$3,978

N&B Transaction
As part of the N&B Transaction, the Company received a Special Cash Payment of approximately $7.3 billion. The Special Cash Payment was funded in part by the N&B Notes Offering, which was completed on September 16, 2020. See Note 3 for more information.

May Debt Offering
On May 1, 2020, the Company completed an underwritten public offering of senior unsecured notes (the “May 2020 Notes”) in the aggregate principal amount of $2 billion of 2.169 percent fixed rate Notes due May 1, 2023 (the “May Debt Offering”). The proceeds from the May Debt Offering were used by the Company to repay the Company’s $0.5 billion in floating rate notes due November 2020 and $1.5 billion of 3.77 percent fixed-rate notes due November 2020.

The special mandatory redemption feature of the May Debt Offering was triggered upon consummation of the N&B Transaction on February 1, 2021. Proceeds from the Special Cash Payment were used to redeem the May 2020 Notes in full together with unpaid interest in May 2021.

Term Loan and Revolving Credit Facilities
In May 2019, the Company fully drew the two term loan facilities it entered into in the fourth quarter of 2018 (the “Term Loan Facilities”) in the aggregate principal amount of $3,000 million. In May 2019, the Company amended its $3,000 million five-year revolving credit facility (the “Five-Year Revolver”) entered into in the fourth quarter of 2018 to become effective and available as of the amendment. In addition, in June 2019, the Company entered into a $750 million, 364-day revolving credit facility (the "Old 364-day Revolving Credit Facility"). On and effective as of April 16, 2020, the Company entered into a new $1.0 billion 364-day revolving credit facility (the “$1B Revolving Credit Facility"). As of the effectiveness of the $1B Revolving Credit Facility, the Old 364-Day Revolving Credit Facility was terminated.

On February 1, 2021, the Company terminated its fully drawn $3,000 million Term Loan Facilities. The termination triggered the repayment of the aggregate outstanding principal amount of $3,000 million, plus accrued and unpaid interest through and including January 31, 2021. The Company funded the repayment with proceeds from the Special Cash Payment.

Senior Notes
In contemplation of the DWDP Distributions and in preparation to achieve the intended credit profiles of Corteva, Dow and DuPont, in the fourth quarter of 2018, the Company consummated a public underwritten offer of eight series of senior unsecured notes (the "2018 Senior Notes") in an aggregate principal amount of $12.7 billion. The 2018 Senior Notes are a senior unsecured obligation of the Company and will rank equally with the Company's future senior unsecured debt outstanding from time to time. In the fourth quarter of 2020, the Company repaid the notes due in November 2020 using the proceeds from the May Debt Offering.

Uncommitted Credit Facilities and Outstanding Letters of Credit
Unused bank credit lines on uncommitted credit facilities were approximately $694 million at December 31, 2020. These lines are available to support short-term liquidity needs and general corporate purposes including letters of credit. Outstanding letters of credit were approximately $151 million at December 31, 2020. These letters of credit support commitments made in the ordinary course of business.

Debt Covenants and Default Provisions
The Company's indenture covenants include customary limitations on liens, sale and leaseback transactions, and mergers and consolidations, subject to certain limitations. The 2018 Senior Notes also contain customary default provisions. The Term Loan Facilities, the Five-Year Revolving Credit Facility and the $1B Revolving Credit Facility contain a financial covenant requiring that the ratio of Total Indebtedness to Total Capitalization for the Company and its consolidated subsidiaries not exceed 0.60. At December 31, 2020, the Company was in compliance with this financial covenant. There were no material changes to the debt covenants and default provisions at December 31, 2020.

NOTE 15 - COMMITMENTS AND CONTINGENT LIABILITIES
Litigation Matters
As of December 31, 2020, the Company had recorded liabilities of $19 million associated with litigation matters including non-PFAS liabilities retained, assumed or indemnified under the DWDP Separation and Distribution Agreement discussed below.

In addition, DuPont recorded liabilities of $27 million related to the settlement of the Ohio MDL, discussed below, and of $59 million in connection with the cost sharing arrangement related to future eligible PFAS costs, discussed below, between The Chemours Company (“Chemours”), Corteva, EID and the Company. Management believes that it is reasonably possible the Company could incur eligible PFAS costs in excess of the amounts accrued, but any such losses are not estimable at this time due to various reasons, including, among others, that the underlying matters are in their early stages and have significant factual issues to be resolved. Eligible PFAS costs are included in PFAS Stray Liabilities discussed below.

Discontinued and/or Divested Operations and Businesses ("DDOB") Liabilities
Under the DWDP Separation and Distribution Agreement, liabilities, including cost and expenses, associated with litigation and environmental matters that primarily related to the materials science business, the agriculture business or the specialty products business were generally allocated to or retained by Dow, Corteva or the Company, respectively, through retention, assumption or indemnification. Further, under the Letter Agreement between Corteva and DuPont, DDOB liabilities of EID primarily related to EID’s agriculture business were allocated to or retained by Corteva and those primarily related to EID’s specialty products business were allocated to or retained by the Company. EID DDOB liabilities not primarily related to EID’s agriculture business or specialty products business (“Stray Liabilities”), are allocated as follows:

•Generally, indemnifiable losses as defined in the DWDP Separation and Distribution Agreement (“Indemnifiable Losses”) for Stray Liabilities, to the extent they do not arise out of actions related to or resulting from the development, testing, manufacture or sale of PFAS, defined below, (“Non-PFAS Stray Liabilities”) that are known as of April 1, 2019 are borne by Corteva up to a specified amount set forth in the schedules to the DWDP Separation and Distribution Agreement and/or Letter Agreement. Non-PFAS Stray Liabilities in excess of such specified amounts and any Non-PFAS Stray Liabilities not listed in the schedules to the Separation and Distribution Agreement or Letter Agreement are borne by Corteva and/or DuPont up to separate, aggregate thresholds of $200 million each to the extent Corteva or DuPont, as applicable, incurs an Indemnifiable Loss. Once Corteva’s or DuPont’s $200 million threshold is met, the other would generally bear all Non-PFAS Stray Liabilities until meeting its $200 million threshold. After the respective $200 million thresholds are met, DuPont will bear 71 percent of such losses and Corteva will bear 29 percent of such losses. While DuPont believes it is probable that it will incur a liability related to Non-PFAS Stray Liabilities discussed below, such liability is not reasonably estimable at December 31, 2020. Therefore, at December 31, 2020, DuPont has not recorded an accrual related to Non-PFAS Liabilities.
•Generally, Corteva and the Company will each bear 50 percent of the first $300 million (up to $150 million each) for Indemnifiable Losses arising out of actions to the extent related to or resulting from the development, testing, manufacture or sale of per- or polyfluoroalkyl substances, which include perfluorooctanoic acids and its ammonium salts (“PFOA”) (all such substances, “PFAS” and such Stray Liabilities referred to as “PFAS Stray Liabilities”), unless either Corteva or DuPont has met its $200 million threshold described above. In that event, the other company would bear all PFAS Stray Liabilities until that company meets its $200 million threshold, at which point DuPont will bear 71 percent of such losses and Corteva will bear 29 percent of such losses. Indemnifiable Losses to the extent related to PFAS Stray Liabilities in excess of $300 million generally will be borne 71 percent by the Company and 29 percent by Corteva.
•Indemnifiable Losses incurred by the companies in relation to PFAS Stray Liabilities up to $300 million (e.g., up to $150 million each) will be applied to each company’s respective $200 million threshold.

Indemnifiable Losses, as defined in the DWDP Separation and Distribution Agreement, include, among other things, attorneys’, accountants’, consultants’ and other professionals’ fees and expenses incurred in the investigation or defense of Stray Liabilities.

DuPont expects to continue to incur directly and as Indemnifiable Losses and/or qualified spend (as defined below), costs and expenses related to litigation defense, such as attorneys’ fees and expenses and court costs, in connection with the Stray Liabilities described below. In accordance with its accounting policy for litigation matters, the Company will expense such litigation defense costs as incurred which could be significant to the Company’s financial condition and/or cash flows in the period.

Even when the Company believes the probability of loss or of an adverse unappealable final judgment is remote, the Company may consider settlement of these matters, and may enter into settlement agreements, if it believes settlement is in the best interest of the Company, including avoidance of future distraction and litigation defense cost, and its shareholders.

PFAS Stray Liabilities: Future Eligible PFAS Costs
On July 1, 2015, EID completed the separation of EID’s Performance Chemicals segment through the spin-off of Chemours to holders of EID common stock (the “Chemours Separation”). In connection with the spin-off, EID and Chemours entered into a Separation Agreement. In 2017, EID and Chemours amended the Chemours Separation Agreement (as amended, the “Chemours Separation Agreement”) to provide for a limited sharing of potential future liabilities related to alleged historical releases of PFOA for a five-year period that began on July 6, 2017.

On May 13, 2019, Chemours filed suit in the Delaware Court of Chancery against EID, Corteva and the Company seeking, among other things, to limit its responsibility for the litigation and environmental liabilities allocated to and assumed by Chemours under the Chemours Separation Agreement (the “Delaware Litigation”). On March 30, 2020, the Court of Chancery granted a motion to dismiss. On December 15, 2020, the Delaware Supreme Court affirmed the judgment of the Court of Chancery. Meanwhile, a confidential arbitration process regarding the same and other claims has proceeded (the “Pending Arbitration”).

On January 22, 2021, the Company, Corteva, EID and Chemours entered into a binding Memorandum of Understanding (the “MOU”), pursuant to which the parties have agreed to release certain claims regarding the Delaware Litigation and the Pending Arbitration, including that Chemours has released any claim set forth in the complaint filed in the Delaware Litigation, any other similar claims arising out of or resulting from the facts recited by Chemours in the complaint or the process and manner in which EID structured or conducted the Chemours Separation, and any other claims that challenge the Chemours Separation or the assumption of Chemours Liabilities (as defined in the Chemours Separation Agreement) by Chemours and the allocation thereof, subject in each case to certain exceptions set forth in the MOU. The parties have further agreed not to bring any future, additional claims regarding the Chemours Separation Agreement or the MOU outside of arbitration. In connection with entering into the MOU, the parties have jointly moved to terminate the Pending Arbitration.

Pursuant to the MOU, the parties have agreed to share certain costs associated with potential future liabilities related to alleged historical releases of certain PFAS, including PFOA, out of pre-July 1, 2015 conduct (“eligible PFAS costs”) until the earlier to occur of (i) December 31, 2040, (ii) the day on which the aggregate amount of qualified spend (as defined in the MOU) is equal to $4 billion or (iii) a termination in accordance with the terms of the MOU. This sharing arrangement replaces the cost sharing arrangement between EID and Chemours established pursuant to the Chemours Separation Agreement.

The parties have agreed that, during the term of this sharing arrangement, Chemours will bear 50 percent of any qualified spend and the Company and Corteva shall bear 50 percent of any qualified spend. The Company’s and Corteva’s share of qualified spend shall not exceed $2 billion in the aggregate. After the term of this arrangement, Chemours’ indemnification obligations under the Chemours Separation Agreement would continue unchanged, subject in each case to certain exceptions set forth in the MOU.

In order to support and manage any potential future eligible PFAS costs, the parties have also agreed to establish an escrow account. The MOU provides that (1) no later than each of September 30, 2021 and September 30, 2022, Chemours shall deposit $100 million into an escrow account and DuPont and Corteva shall together deposit $100 million in the aggregate into an escrow account and (2) no later than September 30 of each subsequent year through and including 2028, Chemours shall deposit $50 million into an escrow account and DuPont and Corteva shall together deposit $50 million in the aggregate into an escrow account. Subject to the terms and conditions set forth in the MOU, each party may be permitted to defer funding in any year (excluding 2021). Additionally, if on December 31, 2028, the balance of the escrow account (including interest) is less than $700 million, Chemours will make 50 percent of the deposits and DuPont and Corteva together will make 50 percent of the deposits necessary to restore the balance of the escrow account to $700 million. Such payments will be made in a series of consecutive annual equal installments commencing on September 30, 2029 pursuant to the escrow account replenishment terms as set forth in the MOU.

All funding obligations of the Company and Corteva under this sharing arrangement, whether in respect of escrow funding or in respect of qualified spend, will be allocated between the Company and Corteva in accordance with the terms of the DWDP Separation and Distribution Agreement and the terms of the Letter Agreement.

Future charges, if any, associated with the MOU would be recognized over the term of the agreement as a component of income from discontinued operations to the extent liabilities become probable and estimable.

The parties have agreed to cooperate in good faith to enter into additional agreements reflecting the terms set forth in the MOU on or prior to February 28, 2021.

Ohio MDL Personal Injury Cases
DuPont, which was formed after the spin-off of Chemours, is not named in the personal injury and other PFAS actions discussed below.

In 2004, EID settled a West Virginia state court class action, Leach v. DuPont, which alleged that PFOA from EID’s former Washington Works facility had contaminated area drinking water supplies and affected the health of area residents. EID has residual liabilities under the Leach settlement related to providing PFOA water treatment to six area water districts and private well users and to fund, through an escrow account, up to $235 million for a medical monitoring program for eligible class members.

Members of the Leach class have standing to pursue personal injury claims for just six health conditions that an expert panel appointed under the Leach settlement reported in 2012 had a “probable link” (as defined in the settlement) with PFOA: pregnancy-induced hypertension, including preeclampsia; kidney cancer; testicular cancer; thyroid disease; ulcerative colitis; and diagnosed high cholesterol. In 2017, Chemours and EID each paid $335 million to settle the multi-district litigation in the U.S. District Court for the Southern District of Ohio (“Ohio MDL”), thereby resolving claims of about 3,550 plaintiffs alleging injury from exposure to PFOA in drinking water. The 2017 settlement did not resolve claims of Leach class members who did not have claims in the Ohio MDL or whose claims are based on diseases first diagnosed after February 11, 2017. As of December 31, 2020, since the 2017 settlement about 100 additional cases alleging personal injury, including kidney and testicular cancer claims, have been filed and are pending in the Ohio MDL. About a dozen additional claims have been noticed but not yet accepted in the Ohio MDL.

On January 21, 2021, EID and Chemours entered into settlement agreements with plaintiffs’ counsel representing the Ohio MDL plaintiffs providing for a settlement of cases and claims in the Ohio MDL, except as noted below (the “Settlement”). The total settlement amount is $83 million in cash with each of the Company and EID contributing $27 million and Chemours contributing $29 million. The Settlement was entered into solely by way of compromise and settlement and is not in any way an admission of liability or fault by the Company, Corteva, EID or Chemours. The case captioned “Abbott v E. I. du Pont de Nemours and Company” is not included in the Settlement and is presently pending motions for new trial.

In the Abbott case, the jury returned a verdict in March 2020 against EID, awarding $50 million in compensatory damages to the plaintiff and his wife, who claimed that exposure to PFOA in drinking water caused him to develop testicular cancer. EID will appeal the verdict. The plaintiffs also sought but were not awarded punitive damages.

In addition to the actions described above, there are several cases alleging damages to natural resources, the environment, water, and/or property as well as various other allegations. DuPont and Corteva are named in most of the actions discussed below. Such actions include additional claims based on allegations that the transfer by EID of certain PFAS liabilities to Chemours prior to the Chemours Separation resulted in a fraudulent conveyance or voidable transaction.

Natural Resource Damage Matters
Since May 2017, a number of state attorneys general have filed lawsuits against DuPont, Corteva, EID, Chemours, and others, claiming environmental contamination by certain PFAS compounds. Such actions are currently pending in Michigan, New Hampshire, New Jersey, New York, North Carolina, Ohio and Vermont. Generally, the states raise common law tort claims and seek economic impact damages for alleged harm to natural resources, punitive damages, present and future costs to cleanup contamination from certain PFAS compounds, and to abate the alleged nuisance. Most of these actions include fraudulent transfer claims related to the Chemours Separation, the DowDuPont separations, and questions potential loss of assets caused by future divestitures.

Other PFAS Environmental Matters
Several lawsuits have been filed by residents, local water districts, and private water companies against EID and Chemours in New York. Additionally, a water district in West Virginia, filed suit in state court against EID, Chemours, Corteva, DuPont, and others alleging contamination as a result of PFAS releases and seeking compensatory, consequential and punitive damages, and attorneys’ fees. The complaint includes a fraudulent transfer allegation associated with the Chemours separation. In September 2020, a complaint was filed in the Central District of California on behalf of Golden State Water Company against DuPont, Corteva, EID, Chemours, and others, alleging contamination of water systems from PFAS. The complaint includes fraudulent transfer claims related to the Chemours Separation, the DowDuPont separations, and questions potential loss of assets caused by future divestitures.

North Carolina PFAS Actions
There are several actions pending in federal court against EID and Chemours, relating to discharges of PFCs, including GenX, into the Cape Fear River. GenX is a polymerization processing aid and a replacement for PFOA introduced by EID which Chemours continues to manufacture at its Fayetteville Works facility in Bladen County, North Carolina. One of these actions is a consolidated putative class action that asserts claims for damages and other relief on behalf of putative classes of property owners and residents in areas near or who draw drinking water from the Cape Fear River. Another action is a consolidated action brought by various North Carolina water authorities, including the Cape Fear Public Utility Authority and Brunswick County, that seek actual and punitive damages as well as injunctive relief. In addition, an action is pending in North Carolina state court on behalf of about 100 plaintiffs who own wells and property near the Fayetteville Works facility. The plaintiffs seek damages for nuisance allegedly caused by releases of certain PFCs from the site.

In the third quarter 2020, three lawsuits were filed in North Carolina state court against Chemours, EID, Corteva and DuPont. The lawsuits seek damages for alleged personal injuries to more than 100 individuals due to alleged exposure to PFOA and GenX originating from the Fayetteville Works plant. These lawsuits also include fraudulent transfer allegations related to the Chemours Separation.

Aqueous Film Forming Foam
Beginning in April 2019, several dozen lawsuits involving water contamination arising from the use of PFAS-containing aqueous firefighting foams (“AFFF”) were filed against EID, Chemours, 3M and other AFFF manufacturers and in different parts of the country. Most were consolidated in multi-district litigation docket in federal district court in South Carolina (the “SC MDL”). Many of those cases also name DuPont as a defendant. Those actions largely seek remediation of the alleged PFAS contamination in and around military bases and airports as well as medical monitoring of affected residents. In September 2020, a complaint was filed in Missouri state court on behalf of a deceased firefighter against 3M, DuPont, Corteva, EID, Chemours and others. The suit seeks damages for injuries and wrongful death of the plaintiff allegedly from his exposure to PFAS contained in AFFF. This case has not been removed to the SC MDL.

As of December 31, 2020, approximately 820 personal injury cases have been filed directly in the SC MDL and assert claims on behalf of individual firefighters and others who allege that exposure to PFAS in firefighting foam caused them to develop cancer, including kidney and testicular cancer. DuPont has been named as a defendant in most of these personal injury AFFF cases. DuPont is seeking the dismissal of DowDuPont and DuPont from these actions. EID and the Company have never made or sold AFFF, perfluorooctanesulfonic acid ("PFOS") or PFOS containing products.

Additionally, a case filed by a former firefighter is pending in the Southern District of Ohio seeking certification of a nationwide class of individuals who have detectable levels of PFAS in their blood serum. The suit was filed against 3M and several other defendants in addition to Chemours and EID. The complaint specifically seeks, among other things, the creation of a “PFAS Science Panel” to study the effects of PFAS, but expressly states that the class does not seek compensatory damages for personal injuries. In February 2020, the court denied the defendants' motion to transfer this case to the SC MDL. The decision of whether to certify the class is currently pending before the court.

Other Actions
A number of additional PFAS lawsuits have been filed in various state and federal courts against DuPont, Corteva, EID, Chemours, 3M and others, alleging contamination of water systems.

On December 18, 2020, Suez Water filed suits in both New York and New Jersey against EID, DuPont, DuPont Specialty Products USA, LLC, Corteva, and Chemours alleging contamination of its water systems due to the release of PFAS. These lawsuits generally seek damages for the installation and implementation of drinking water treatment systems in addition to attorneys’ fees and costs, and include allegations of fraudulent transfer related to the Chemours Separation.

There are several actions that have been filed in New Jersey on behalf of residents who allege personal injuries due to exposure to PFAS. These lawsuits generally seek compensatory and punitive damages stemming from those injuries and medical monitoring.

In December, 2020, several water districts in California filed suit to recover costs associated with alleged PFAS contamination of groundwater and for abatement of the alleged contamination based on strict products liability, trespass, public and private nuisance, negligence and the Orange County Water District Act.

A putative class action was filed in the Northern District of New York on behalf of all individuals who, as of December 1, 2015, are or were owners of real property located in the Village of Hoosick Falls, New York and who obtain their drinking water from a privately owned well which has allegedly been contaminated by PFAS. The plaintiffs seek compensatory and punitive damages as well as medical monitoring. The certification of the class is currently pending before the court.

Other Litigation Matters
In addition to the specific matters described above, the Company is party to other claims and lawsuits arising out of the normal course of business with respect to product liability, patent infringement, governmental regulation, contract and commercial litigation, and other actions. Certain of these actions may purport to be class actions and seek damages in very large amounts. It is the opinion of the Company’s management that the possibility is remote that the aggregate of all such other claims and lawsuits will have a material adverse impact on the results of operations, financial condition and cash flows of the Company.

Environmental Matters
Accruals for environmental matters are recorded when it is probable that a liability has been incurred and the amount of the liability can be reasonably estimated based on current law and existing technologies. At December 31, 2020, the Company had accrued obligations of $80 million for probable environmental remediation and restoration costs, inclusive of $36 million retained and assumed following the DWDP Distributions and $44 million of indemnified liabilities. These obligations are included in "Accrued and other current liabilities" and "Other noncurrent obligations" in the Consolidated Balance Sheets. This is management’s best estimate of the costs for remediation and restoration with respect to environmental matters for which the Company has accrued liabilities, although it is reasonably possible that the ultimate cost with respect to these particular matters could range up to $170 million above the amount accrued at December 31, 2020. Consequently, it is reasonably possible that environmental remediation and restoration costs in excess of amounts accrued could have a material impact on the Company’s results of operations, financial condition and cash flows. Inherent uncertainties exist in these estimates primarily due to unknown conditions, changing governmental regulations and legal standards regarding liability, and emerging remediation technologies for handling site remediation and restoration. At December 31, 2019, the Company had accrued obligations of $77 million for probable environmental remediation and restoration costs.

Pursuant to the DWDP Separation and Distribution Agreement, the Company is required to indemnify certain clean-up responsibilities and associated remediation costs. The accrued environmental obligations of $80 million as of December 31, 2020 includes amount for which the Company indemnifies Dow and Corteva. At December 31, 2020, the Company has indemnified Dow and Corteva $8 million and $36 million, respectively.

Indemnifications
In connection with the ongoing divestitures and transactions, the Company has indemnified and has been indemnified by respective parties against certain liabilities that may arise in connection with these transactions and business activities prior to the completion of the respective transactions. The term of these indemnifications, which typically pertain to environmental, tax and product liabilities, is generally indefinite. At December 31, 2020, the indemnified assets were $90 million within "Accounts and notes receivable - net" and $124 million within "Deferred charges and other assets" and the indemnified liabilities were $157 million within "Accrued and other current liabilities" and $132 million within "Other noncurrent obligations" within the Consolidated Balance Sheets. At December 31, 2019, the indemnified assets were $133 million within "Accounts and notes receivable - net" and $146 million within "Deferred charges and other assets" and the indemnified liabilities were $77 million within "Accrued and other current liabilities" and $97 million within "Other noncurrent obligations" within the Consolidated Balance Sheets.

Guarantees
Obligations for Equity Affiliates & Others
The Company has directly guaranteed various debt obligations under agreements with third parties related to equity affiliates and customers. At December 31, 2020 and December 31, 2019, the Company had directly guaranteed $189 million and $182 million, respectively, of such obligations. These amounts represent the maximum potential amount of future (undiscounted) payments that the Company could be required to make under the guarantees. The Company would be required to perform on these guarantees in the event of default by the guaranteed party.

The Company assesses the payment/performance risk by assigning default rates based on the duration of the guarantees. These default rates are assigned based on the external credit rating of the counterparty or through internal credit analysis and historical default history for counterparties that do not have published credit ratings. For counterparties without an external rating or available credit history, a cumulative average default rate is used.

In certain cases, the Company has recourse to assets held as collateral, as well as personal guarantees from customers. At December 31, 2020, no collateral was held by the Company. The following table provides a summary of the final expiration year and maximum future payments for each type of guarantee:

Guarantees at December 31, 2020	Final Expiration Year	Maximum Future Payments
In millions
Obligations for customers [1]:
Bank borrowings	2021	$22
Obligations for non-consolidated affiliates [2]:
Bank borrowings	2021	167
Total guarantees		$189
1. Existing guarantees for select customers, as part of contractual agreements. The terms of the guarantees are equivalent to the terms of the customer loans that are primarily made to finance customer invoices. At December 31, 2020, all maximum future payments had terms less than a year.
2. Existing guarantees for non-consolidated affiliates' liquidity needs in normal operations.

NOTE 16 - LEASES
The Company has operating and finance leases for real estate, an airplane, railcars, fleet, certain machinery and equipment, and information technology assets. The Company’s leases have remaining lease terms of approximately 1 year to 40 years. For purposes of calculating operating lease liabilities, lease terms may be deemed to include options to extend the lease when it is reasonably certain that the Company will exercise that option. Some leasing arrangements require variable payments that are dependent on usage, output, or may vary for other reasons, such as insurance and tax payments. The variable lease payments are not presented as part of the initial ROU asset or lease liability.

Certain of the Company's leases include residual value guarantees. These residual value guarantees are based on a percentage of the lessor's asset acquisition price and the amount of such guarantee declines over the course of the lease term. The portion of residual value guarantees that are probable of payment is included in the related lease liability in the Consolidated Balance Sheet other than certain finance leases that include the maximum residual value guarantee amount in the measurement of the related liability given the election to use the package of practical expedients at the date of adoption of Leases (Topic 842). At December 31, 2020, the Company has future maximum payments for residual value guarantees in operating leases of $18 million with final expirations through 2024. The Company's lease agreements do not contain any material restrictive covenants.

The components of lease cost for operating and finance leases for the years ended December 31, 2020 and 2019 were as follows:

In millions	2020	2019
Operating lease cost	$147	$139
Finance lease cost
Amortization of right-of-use assets	2	3
Interest on lease liabilities	—	—
Total finance lease cost	$2	$3
Short-term lease cost	3	4
Variable lease cost	45	21
Less: Sublease income	22	22
Total lease cost	$175	$145

Prior to the adoption of Topic 842, rental expense under operating leases, net of sublease rental income, for the year ended December 31, 2018 was $108 million.

Supplemental cash flow information related to leases was as follows:

In millions	December 31, 2020	December 31, 2019
Cash paid for amounts included in the measurement of lease liabilities:
Operating cash flows from operating leases	$145	$142
Financing cash flows from finance leases	$1	$2
Gain on sale-leaseback transactions, net	$—	$17

New operating lease assets and liabilities entered into during the year ended December 31, 2020 and 2019 were $125 million and $100 million, respectively. Supplemental balance sheet information related to leases was as follows:

In millions	December 31, 2020	December 31, 2019
Operating Leases
Operating lease right-of-use assets [1]	$423	$435
Current operating lease liabilities [2]	117	109
Noncurrent operating lease liabilities [3]	308	324
Total operating lease liabilities	$425	$433

Finance Leases
Property, plant, and equipment, gross	$3	$3
Accumulated depreciation	2	2
Property, plant, and equipment, net	$1	$1
Short-term borrowings and finance lease obligations	$—	$1
Long-Term Debt	2	2
Total finance lease liabilities	$2	$3
1.Included in "Deferred charges and other assets" in the Consolidated Balance Sheet.
2.Included in "Accrued and other current liabilities" in the Consolidated Balance Sheet.
3.Included in "Other noncurrent obligations" in the Consolidated Balance Sheet.

Operating lease ROU assets and lease liabilities are recognized at the commencement date based on the present value of lease payments over the lease term. As most of the Company’s leases do not provide the lessor’s implicit rate, the Company uses its incremental borrowing rate at the commencement date in determining the present value of lease payments.

Lease Term and Discount Rate	December 31, 2020	December 31, 2019
Weighted-average remaining lease term (years)
Operating leases	5.83	7.24
Finance leases	5.25	5.25
Weighted average discount rate
Operating leases	2.26%	2.99%
Finance leases	3.42%	3.42%
Maturities of lease liabilities were as follows:

Maturity of Lease Liabilities at December 31, 2020	Operating Leases	Finance Leases
In millions
2021	$124	$1
2022	103	1
2023	70	—
2024	52	—
2025	30	—
2026 and thereafter	123	1
Total lease payments	$502	$3
Less: Interest	77	1
Present value of lease liabilities	$425	$2

NOTE 17 - STOCKHOLDERS' EQUITY
Share Repurchase Program
On June 1, 2019, the Company's Board of Directors approved a $2 billion share buyback program, which expires on June 1, 2021. During the year ended December 31, 2020, the Company repurchased and retired 6.1 million shares for $232 million. As of the year ended December 31, 2020, the Company had repurchased and retired 16.9 million shares under this program at a total cost of $982 million.

Common Stock
The following table provides a reconciliation of DuPont Common Stock activity for the years ended December 31, 2020, 2019 and 2018:

Shares of DuPont Common Stock	Issued	Held in Treasury
In thousands
Balance at January 1, 2018	780,485	4,708
Issued	3,658	—
Repurchased	—	23,110
Balance at December 31, 2018	784,143	27,818
Issued	2,656	—
Repurchased	—	20,416
Retired [1]	(48,234)	(48,234)
Balance at December 31, 2019	738,565	—
Issued	1,719	—
Repurchased	—	6,080
Retired	(6,080)	(6,080)
Balance at December 31, 2020	734,204	—
1.Includes 37 million shares of common stock held in treasury that were retired in June 2019, which were returned to the status of authorized but unissued shares.

Retained Earnings
There are no significant restrictions limiting the Company's ability to pay dividends. Dividends declared and paid to common stockholders during the years ended December 31, 2020, 2019, and 2018 are summarized in the following table:

Dividends Declared and Paid	2020	2019	2018
In millions
Dividends declared to common stockholders [1]	$882	$1,611	$3,491
Dividends paid to common stockholders [1]	$882	$1,611	$3,491
1.The 2019 and 2018 dividends declared and paid include dividends declared and paid to DowDuPont common stockholders prior to the DWDP Distributions.

Undistributed earnings of nonconsolidated affiliates included in retained earnings were $950 million at December 31, 2020 and $1,067 million at December 31, 2019.

Accumulated Other Comprehensive Loss
The following table summarizes the activity related to each component of accumulated other comprehensive loss ("AOCL") for the years ended December 31, 2020, 2019, and 2018:

Accumulated Other Comprehensive Loss	Unrealized Gains (Losses) on Investments	Cumulative Translation Adj	Pension and OPEB	Derivative Instruments	Total
In millions
2018
Balance at January 1, 2018 [1]	$17	$(1,935)	$(6,923)	$(111)	$(8,952)
Other comprehensive income (loss) before reclassifications	(74)	(1,739)	(1,086)	(15)	(2,914)
Amounts reclassified from accumulated other comprehensive income (loss)	7	(4)	460	66	529
Net other comprehensive income (loss)	$(67)	(1,743)	(626)	51	$(2,385)
Reclassification of stranded tax effects [2]	$(1)	(107)	(927)	(22)	$(1,057)
Balance at December 31, 2018	$(51)	$(3,785)	$(8,476)	$(82)	$(12,394)
2019
Other comprehensive income (loss) before reclassifications	68	(446)	(206)	(43)	(627)
Amounts reclassified from accumulated other comprehensive income (loss)	(1)	(18)	141	(15)	107
Net other comprehensive income (loss)	$67	$(464)	$(65)	$(58)	$(520)
Spin-offs of Dow and Corteva	$(16)	$3,179	$8,196	$139	$11,498
Balance at December 31, 2019	$—	$(1,070)	$(345)	$(1)	$(1,416)
2020
Other comprehensive income (loss) before reclassifications	—	1,540	(102)	—	1,438
Amounts reclassified from accumulated other comprehensive income	—	—	22	—	22
Net other comprehensive income (loss)	$—	$1,540	$(80)	$—	$1,460
Balance at December 31, 2020	$—	$470	$(425)	$(1)	$44
1.At January 1, 2018 the balance of "Unrealized gains (losses) on investments" was increased by $20 million to reflect the impact of adoption of ASU 2016-01, Financial Instruments - Overall (Subtopic 825-10): Recognition and Measurement of Financial Assets and Financial Liabilities, which was adopted in the first quarter of 2018.
2. Amounts reclassified to retained earnings as a result of the adoption of ASU 2018-02, Income Statement—Reporting Comprehensive Income (Topic 220), Reclassification of Certain Tax Effects from Accumulated Other Comprehensive Income, which was adopted April 1, 2018. The ASU allowed a reclassification from AOCL to retained earnings for stranded tax effects resulting from The Act.

The tax effects on the net activity related to each component of other comprehensive income (loss) for the years ended December 31, 2020, 2019, and 2018 were as follows:

Tax Benefit (Expense)	2020	2019	2018
In millions
Unrealized gains (losses) on investments	$—	$(18)	$17
Cumulative translation adjustments	—	(1)	(6)
Pension and other post-employment benefit plans	37	31	152
Derivative instruments	—	16	(14)
Tax expense from income taxes related to other comprehensive income (loss) items	$37	$28	$149

A summary of the reclassifications out of AOCL for the years ended December 31, 2020, 2019, and 2018 is provided as follows:

Reclassifications Out of Accumulated Other Comprehensive Loss	2020	2019	2018	Income Classification
In millions
Unrealized (gains) losses on investments	$—	$(1)	$9	See (1) below
Tax expense (benefit)	—	—	(2)	See (2) below
Unrealized (gains) losses on investments, after tax	$—	$(1)	$7
Cumulative translation adjustments	$—	$(18)	$(4)	See (3) below
Pension and other post-employment benefit plans	$19	$174	$599	See (4) below
Tax benefit	3	(33)	(139)	See (2) below
Pension and other post-employment benefit plans, after tax	$22	$141	$460
Derivative Instruments	$—	$(18)	$83	See (5) below
Tax expense (benefit)	—	3	(17)	See (2) below
Derivative Instruments, after tax	$—	$(15)	$66
Total reclassifications for the period, after tax	$22	$107	$529
1. "Net sales" and "Sundry income (expense) - net."
2. "Provision for income taxes on continuing operations."
3. "Sundry income (expense) - net."
4. These AOCL components are included in the computation of net periodic benefit cost of the Company's defined benefit pension and other post-employment benefit plans. See Note 19 for additional information.
5. "Cost of sales," "Sundry income (expense) - net" and "Interest expense."

NOTE 18 - NONCONTROLLING INTERESTS
Ownership interests in the Company's subsidiaries held by parties other than the Company are presented separately from the Company's equity in the Consolidated Balance Sheets as "Noncontrolling interests." The amount of consolidated net income attributable to the Company and the noncontrolling interests are both presented on the face of the Consolidated Statements of Operations.

The following table summarizes the activity for equity attributable to noncontrolling interests in the years ended December 31, 2020, 2019, and 2018:

Noncontrolling Interests In millions	2020	2019	2018
Balance at beginning of period	$569	$1,608	$1,597
Net income attributable to noncontrolling interests	28	102	155
Distributions to noncontrolling interests [1]	(50)	(27)	(168)
Noncontrolling interests from DWDP Merger	—	—	61
Cumulative translation adjustments	—	12	(39)
Spin-off of Dow and Corteva	—	(1,124)	—
Other	19	(2)	2
Balance at end of period	$566	$569	$1,608
1. Net of dividends paid to a joint venture, which were reclassified to "Equity in earnings of nonconsolidated affiliates" in the Consolidated Statements of Operations, totaled $27 million for the year ended December 31, 2018.

NOTE 19 - PENSION PLANS AND OTHER POST-EMPLOYMENT BENEFITS
TDCC and EID did not merge their defined benefit pension and other post-employment benefit ("OPEB") plans as a result of the DWDP Merger. In connection with the DWDP Distributions, the TDCC U.S. qualified defined benefit plan and the EID U.S. principal qualified defined benefit plan were separated from the Company to Dow and Corteva, respectively. The defined benefit pension plans that were related to TDCC that were not separated with Dow or Corteva were not merged with any EID plans. The Company retained a portion of pension liabilities relating to foreign benefit plans for both EID and TDCC. The Company retained select OPEB liabilities relating to foreign EID benefit plans but did not retain any TDCC OPEB plans. The Company also retained an immaterial portion of the non-qualified US pension liabilities and other post-employment benefit plans relating to EID US benefit plans. The significant defined benefit pension and OPEB plans of EID and EID are summarized below. Unless otherwise noted, all values within this footnote are inclusive of balances and activity associated with discontinued operations.

Defined Benefit Pension Plans
TDCC
TDCC had both funded and unfunded defined benefit pension plans that covered employees in the United States and a number of other countries. The U.S. qualified plan covering the parent company was the largest plan. Benefits for employees hired before January 1, 2008, were based on length of service and the employee’s three highest consecutive years of compensation. Employees hired after January 1, 2008, earned benefits based on a set percentage of annual pay, plus interest.

The Employee Matters Agreement with Dow provides that employees of Dow no longer participate in benefit plans sponsored or maintained by the Company, and that employees of the Company no longer participate in benefit plans sponsored or maintained by Dow, as of the effective time of the Dow Distribution. The U.S. qualified plan is no longer an obligation of the Company, the fundings, maintenance and ultimate payout of the plan is the sole responsibility of Dow. TDCC's funding policy was to contribute to the plans when pension laws and/or economics either require or encourage funding.

The Company has both funded and unfunded defined benefit pension plans that cover employees in a number of non-US countries.

EID
EID had both funded and unfunded noncontributory defined benefit pension plans covering a majority of the U.S. employees. The U.S. qualified plan was the largest pension plan held by EID. Most employees hired on or after January 1, 2007, were not eligible to participate in the U.S. defined benefit pension plans. The benefits under these plans were based primarily on years of service and employees' pay near retirement. EID froze the pay and service amounts used to calculate pension benefits for employees who participated in the U.S. pension plans as of November 30, 2018. Therefore, as of November 30, 2018, employees that participated in the U.S. pension plans no longer accrued additional benefits for future service and eligible compensation received.

The Employee Matters Agreement with Corteva provides that employees of Corteva no longer participate in benefit plans sponsored or maintained by the Company, and that employees of the Company no longer participate in benefit plans sponsored or maintained by Corteva, as of the effective time of the Corteva Distribution. The U.S. qualified plan is no longer an obligation of the Company; the fundings, maintenance and ultimate payout of the plan is the sole responsibility of Corteva Inc. The Company has both funded and unfunded defined benefit pension plans that cover executives in the United States and employees in a number of non-US countries.

EID's funding policy was consistent with the funding requirements of federal laws and regulations. Pension coverage for employees of EID's non-U.S. consolidated subsidiaries was provided, to the extent deemed appropriate, through separate plans. Obligations under such plans are funded by depositing funds with trustees, covered by insurance contracts, or remain unfunded. Total 2019 contributions also includes contributions to fund benefit payments for EID's pension plans where funding is not customary.

DuPont
DuPont has both funded and unfunded defined benefit pension plans covering employees in a number of non-US countries that formerly relate to both TDCC and EID. The United Kingdom qualified plan is the largest pension plan held by DuPont.

DuPont's funding policy is consistent with the funding requirements of each country's laws and regulations. Pension coverage for employees of DuPont's non-U.S. consolidated subsidiaries is provided, to the extent deemed appropriate, through separate plans. Obligations under such plans are funded by depositing funds with trustees, covered by insurance contracts, or remain unfunded. During 2020, the Company contributed $98 million to its pension plans. DuPont expects to contribute approximately $90 million to its pension plans in 2021.

The weighted-average assumptions used to determine pension plan obligations and net periodic benefit costs for all plans are summarized in the table below:

Weighted-Average Assumptions for Pension Plans	Benefit Obligations at December 31,		Net Periodic Costs for the Years Ended
	2020	2019	2020	2019 [1]	2018
Discount rate	0.84%	1.21%	1.21%	3.80%	3.26%
Interest crediting rate for applicable benefits	1.25%	1.25%	1.25%	3.72%	3.61%
Rate of compensation increase [2]	3.09%	3.14%	3.11%	3.42%	3.95%
Expected return on plan assets [3]	N/A	N/A	2.98%	6.46%	6.68%
1.Includes three months of Dow activity (January - March), five months of Corteva activity (January - May) and twelve months of DuPont activity, all based on dates of the DWDP Distributions.
2. The December 31, 2018 rate did not include EID's U.S. pension plans as employees of these plans no longer accrued additional benefits for future service and eligible compensation.
3. The decrease in expected return on assets between 2020 and 2019 is due to de-risking of DuPont's two largest country plans within the United Kingdom and Switzerland. For the United Kingdom this process involved purchasing two buy-in insurance contracts for some current beneficiaries. For Switzerland this process involved changing the pension plan to a defined contribution plan (cash balance plan under US GAAP) at an insurance company for the current employees and adopting a low-risk fixed income strategy for the current beneficiaries of the plan.

Other Post-employment Benefit Plans
TDCC
TDCC provided certain health care and life insurance benefits to retired employees and survivors. TDCC’s plans outside of the United States were not significant; therefore, this discussion relates to the U.S. plans only. The plans provide health care benefits, including hospital, physicians’ services, drug and major medical expense coverage, and life insurance benefits. In general, for employees hired before January 1, 1993, the plans provide benefits supplemental to Medicare when retirees are eligible for these benefits. TDCC and the retiree share the cost of these benefits, with the TDCC portion increasing as the retiree has increased years of credited service, although there was a cap on the TDCC portion. TDCC had the ability to change these benefits at any time. Employees hired after January 1, 2008, are not covered under the plans.

The Employee Matters Agreement with Dow provides that employees of Dow no longer participate in benefit plans sponsored or maintained by the Company, and that employees of the Company no longer participate in benefit plans sponsored or maintained by Dow, as of the effective time of the Dow Distribution.

No TDCC other post-employment benefit plans were retained by the Company in connection with the Dow Distribution. All other post-employment benefit plans both those inside the US and those outside, are the sole responsibility of Dow.

EID
EID provided medical, dental and life insurance benefits to pensioners and survivors. The associated plans for retiree benefits were unfunded and the cost of the approved claims was paid from EID company funds. Essentially all of the cost and liabilities for these retiree benefit plans are attributable to the U.S. benefit plans. The non-Medicare eligible retiree medical plan is contributory with pensioners and survivors' contributions adjusted annually to achieve a 50/50 target for sharing of cost increases between EID and pensioners and survivors. In addition, limits were applied to EID's portion of the retiree medical cost coverage. For Medicare eligible pensioners and survivors, EID provided a funded Health Reimbursement Arrangement ("HRA"). In November 2016, EID announced that OPEB eligible employees who will be under the age of 50 as of November 30, 2018, as defined above, will not receive post-employment medical, dental and life insurance benefits. Beginning January 1, 2015, eligible employees who retire on and after that date will receive the same life insurance benefit payment, regardless of the employee's age or pay. The majority of U.S. employees hired on or after January 1, 2007, are not eligible to participate in the post-employment medical, dental and life insurance plans.

The Employee Matters Agreement with Corteva provides that employees of Corteva no longer participate in benefit plans sponsored or maintained by the Company, and that employees of the Company no longer participate in benefit plans sponsored or maintained by Corteva, as of the effective time of the Corteva Distribution. The vast majority of U.S. other post-employment benefit obligations are no longer the obligations of the Company; the fundings, maintenance and ultimate payout of the plans are the sole responsibility of Corteva Inc.

DuPont
The Company retained U.S. and foreign other post-employment benefit obligations with the Canadian plan being the largest plan and accounting for the majority of the Company's total other post-employment benefit obligations. In comparison to the Company's defined benefit pension plans, the Company's other post-employment benefit plans are not significant.

The weighted-average assumptions used to determine other post-employment benefit obligations and net periodic benefit costs are provided below:

Weighted-Average Assumptions for Other Postretirement Benefits Plans	Benefit Obligations at December 31,		Net Periodic Costs for the Year Ended
	2020	2019	2020	2019 [1]	2018
Discount rate	2.21%	3.10%	3.20%	4.23%	3.54%
Health care cost trend rate assumed for next year	N/A	N/A	N/A	7.15%	6.52%
Rate to which the cost trend rate is assumed to decline (the ultimate health cost care trend rate)	N/A	N/A	N/A	5.00%	5.00%
Year that the rate reaches the ultimate health care cost trend rate:
TDCC plans	N/A	N/A	N/A	2025	2025
EID plans	N/A	N/A	N/A	2028	2023
1.Includes three months of Dow activity (January - March), five months of Corteva activity (January - May) and twelve months of DuPont activity, all based on dates of the DWDP Distributions.

Assumptions
The Company determines the expected long-term rate of return on plan assets by performing a detailed analysis of key economic and market factors driving historical returns for each asset class and formulating a projected return based on factors in the current environment. Factors considered include, but are not limited to, inflation, real economic growth, interest rate yield, interest rate spreads, and other valuation measures and market metrics.

Service cost and interest cost for all other plans are determined on the basis of the discount rates derived in determining those plan obligations. The discount rates utilized to measure the majority of pension and other postretirement obligations are based on the Aon AA corporate bond yield curves applicable to each country at the measurement date. DuPont utilizes the mortality tables and generational mortality improvement scales, where available, developed in each of the respective countries in which the Company holds plans.

Summarized information on the Company's pension and other postretirement benefit plans is as follows:

Change in Projected Benefit Obligations of All Plans	Defined Benefit Pension Plans		Other Post-Employment Benefits
In millions	2020	2019	2020	2019
Change in projected benefit obligations:
Benefit obligations at beginning of year	$4,784	$53,014	$22	$3,992
Service cost	70	184	2	5
Interest cost	57	630	1	53
Plan participants' contributions	11	11	—	15
Actuarial changes in assumptions and experience	298	515	18	116
Benefits paid	(268)	(1,247)	(3)	(150)
Plan amendments	—	(76)	—	—
Acquisitions/divestitures/other	—	20	—	—
Effect of foreign exchange rates	347	31	—	1
Termination benefits/curtailment cost/settlements	(4)	(4)	—	—
Spin-off of Dow	—	(29,285)	—	(1,462)
Spin-off of Corteva	—	(19,009)	—	(2,548)
Benefit obligations at end of year	$5,295	$4,784	$40	$22

Change in Plan Assets and Funded Status of All Plans	Defined Benefit Pension Plans		Other Post-Employment Benefits
In millions	2020	2019	2020	2019
Change in plan assets:
Fair value of plan assets at beginning of year	$3,757	$41,462	$—	$—
Actual return on plan assets	309	1,191	—	—
Employer contributions	98	697	3	135
Plan participants' contributions	11	11	—	15
Benefits paid	(268)	(1,247)	(3)	(150)
Acquisitions/divestitures/other	—	10	—	—
Effect of foreign exchange rates	251	60	—	—
Settlements	—	—	—	—
Spin-off of Dow	—	(22,626)	—	—
Spin-off of Corteva	—	(15,801)	—	—
Fair value of plan assets at end of year	$4,158	$3,757	$—	$—

Funded status:
U.S. plans with plan assets	$—	$—	$—	$—
Non-U.S. plans with plan assets	(341)	(315)	—	—
All other plans [1]	(796)	(712)	(40)	(22)
Funded status at end of year	$(1,137)	$(1,027)	$(40)	$(22)
1.Certain benefit obligations are supported by funding, $6 million as of December 31, 2020 and $16 million as of December 31, 2019, under the Trust agreement, defined in the "Trust Assets" section.

The following tables summarize the amounts recognized in the consolidated balance sheets for all significant plans:

Amounts Recognized in the Consolidated Balance Sheets for All Significant Plans	Defined Benefit Pension Plans		Other Post-Employment Benefits
In millions	December 31, 2020	December 31, 2019	December 31, 2020	December 31, 2019
Amounts recognized in the consolidated balance sheets:
Deferred charges and other assets	$225	$165	$—	$—
Assets of discontinued operations	5	6	—	—
Accrued and other current liabilities	(53)	(47)	(6)	(1)
Pension and other postretirement benefits - noncurrent	$(1,079)	$(966)	$(31)	$(20)
Liabilities of discontinued operations	$(235)	$(185)	$(3)	$(1)
Net amount recognized	$(1,137)	$(1,027)	$(40)	$(22)

Pretax amounts recognized in accumulated other comprehensive loss:
Net loss (gain)	$583	$485	$20	$2
Prior service credit	(47)	(47)	—	—
Pretax balance in accumulated other comprehensive loss at end of year	$536	$438	$20	$2

The increase in the Company's actuarial losses for the year ended December 31, 2020 was primarily due to the changes in weighted-average discount rates, which decreased from 1.21 percent at December 31, 2019 to 0.84 percent at December 31, 2020, partially offset by gains on assets in excess of what was expected.

The accumulated benefit obligation for all pension plans was $5.0 billion and $4.5 billion at December 31, 2020 and 2019, respectively.

Pension Plans with Accumulated Benefit Obligations in Excess of Plan Assets	December 31, 2020	December 31, 2019
In millions
Accumulated benefit obligations	$1,896	$1,731
Fair value of plan assets	$735	$690

Pension Plans with Projected Benefit Obligations in Excess of Plan Assets	December 31, 2020	December 31, 2019
In millions
Projected benefit obligations	$2,605	$2,320
Fair value of plan assets	$1,238	$1,122

Net Periodic Benefit Costs for All Significant Plans for the Year Ended December 31,	Defined Benefit Pension Plans			Other Post-Employment Benefits
In millions	2020	2019	2018	2020	2019	2018
Net Periodic Benefit Costs:
Service cost [1]	$70	$184	$651	$2	$5	$21
Interest cost [2]	57	630	1,638	1	53	130
Expected return on plan assets [3]	(110)	(988)	(2,846)	—	—	—
Amortization of prior service credit [4]	(5)	(9)	(24)	—	—	—
Amortization of unrecognized loss (gain) [5]	16	128	649	—	(6)	(24)
Curtailment/settlement/other [6]	9	—	(10)	—	—	—
Net periodic benefit costs (credits) - Total	$37	$(55)	$58	$3	$52	$127
Less: Net periodic benefit (credits) costs - discontinued operations	13	(35)	100	—	50	126
Net periodic benefit costs (credits) - Continuing operations	$24	$(20)	$(42)	$3	$2	$1
Changes in plan assets and benefit obligations recognized in other comprehensive loss (income):
Net loss (gain)	$99	$350	$1,490	$18	$2	$(185)
Prior service (credit) cost	—	(65)	34	—	—	—
Amortization of prior service credit	5	3	24	—	—	—
Amortization of unrecognized (loss) gain	(16)	(7)	(649)	—	—	24
Curtailment loss	(4)	(2)	—	—	—	—
Settlement loss	(9)	(2)	2	—	—	—
Effect of foreign exchange rates	21	(2)	1	—	—	—
Total recognized in other comprehensive loss (income)	$96	$275	$902	$18	$2	$(161)
Noncontrolling interest	$2	$—	$—	$—	$—	$—
Total recognized in net periodic benefit costs (credits) and other comprehensive loss (income)	$118	$255	$860	$21	$4	$(160)
1.The service cost from continuing operations was $54 million, $52 million, and $49 million for the years ended December 31, 2020, 2019, and December 31, 2018, respectively, for pension plans. The activity from OPEBs was immaterial for all years presented.
2. The interest cost from continuing operations was $53 million, $75 million and $73 million for the years ended December 31, 2020, 2019, and December 31, 2018, respectively, for pension plans. The activity from OPEBs was immaterial for all years presented.
3. The expected return on plan assets from continuing operations was $100 million, $140 million and $169 million for the years ended December 31, 2020, 2019 and December 31, 2018, respectively, for pension plans.
4. The amortization of prior year service credits from continuing operations was $4 million and $3 million for the years ended December 31, 2020 and 2019, respectively, and immaterial for the year ended December 31, 2018 for pension plans. The activity from OPEBs was immaterial for all years presented.
5. The amortization of unrecognized gain/loss from continuing operations was losses of $12 million for the year ended December 31, 2020, gains of $4 million for the year ended December 31, 2019, and losses of $6 million for the year ended December 31, 2018 for pension plans. The activity from OPEBs was immaterial for all years presented.
6. The curtailment and settlement loss from continuing operations was $9 million for the year ended December 31, 2020, immaterial for the year ended December 31, 2019, and a gain $1 million for the year ended December 31, 2018 for pension plans. The activity from OPEBs was immaterial for all years presented.

Estimated Future Benefit Payments
The estimated future benefit payments of continuing operations, reflecting expected future service, as appropriate, are presented in the following table:

Estimated Future Benefit Payments at December 31, 2020	Defined Benefit Pension Plans	Other Postretirement Benefits
In millions
2021	$190	$6
2022	186	4
2023	193	3
2024	194	2
2025	202	2
Years 2026-2030	1,055	9
Total	$2,020	$26

Plan Assets
TDCC
Plan assets consist primarily of equity and fixed income securities of U.S. and foreign issuers, and include alternative investments such as real estate, private market securities and absolute return strategies. TDCC's investment strategy for the plan assets was to manage the assets in relation to the liability in order to pay retirement benefits to plan participants over the life of the plans. This was accomplished by identifying and managing the exposure to various market risks, diversifying investments across various asset classes and earning an acceptable long-term rate of return consistent with an acceptable amount of risk, while considering the liquidity needs of the plans.

The plans were permitted to use derivative instruments for investment purposes, as well as for hedging the underlying asset and liability exposure and rebalancing the asset allocation. The plans used value-at-risk, stress testing, scenario analysis and Monte Carlo simulations to monitor and manage both the risk within the portfolios and the surplus risk of the plans.

Equity securities primarily included investments in large- and small-cap companies located in both developed and emerging markets around the world. Fixed income securities included investment and non-investment grade corporate bonds of companies diversified across industries, U.S. treasuries, non-U.S. developed market securities, U.S. agency mortgage-backed securities, emerging market securities and fixed income related funds. Alternative investments primarily included investments in real estate, private equity limited partnerships and absolute return strategies. Other significant investment types included various insurance contracts and interest rate, equity, commodity and foreign exchange derivative investments and hedges.

TDCC mitigated the credit risk of investments by establishing guidelines with investment managers that limit investment in any single issue or issuer to an amount that was not material to the portfolio being managed. These guidelines were monitored for compliance both by TDCC and external managers. Credit risk related to derivative activity was mitigated by utilizing multiple counterparties, collateral support agreements and centralized clearing, where appropriate.

EID
Plan assets consisted primarily of equity and fixed income securities of U.S. and foreign issuers, and included alternative investments such as real estate and private market securities. EID established strategic asset allocation percentage targets and appropriate benchmarks for significant asset classes with the aim of achieving a prudent balance between return and risk. Strategic asset allocations in other countries were selected in accordance with the laws and practices of those countries. Where appropriate, asset liability studies were utilized in this process. U.S. plan assets and a portion of non-U.S. plan assets are managed by investment professionals employed by EID. The remaining assets are managed by professional investment firms unrelated to EID. EID's pension investment professionals had discretion to manage the assets within established asset allocation ranges approved by management. Additionally, pension trust funds were permitted to enter into certain contractual arrangements generally described as derivative instruments. Derivatives were primarily used to reduce specific market risks, hedge currency and adjust portfolio duration and asset allocation in a cost-effective manner.

Global equity securities include varying market capitalization levels. U.S. equity investments are primarily large-cap companies. Global fixed income investments include corporate-issued, government-issued and asset-backed securities. Corporate debt investments include a range of credit risk and industry diversification. U.S. fixed income investments are weighted heavier than non-U.S fixed income securities. Other investments include cash and cash equivalents, hedge funds, real estate and private market securities such as interests in private equity and venture capital partnerships.

DuPont
Plan assets consist primarily of equity and fixed income securities of U.S. and foreign issuers, and alternative investments such as insurance contracts, pooled investment vehicles and private market securities. At December 31, 2020, plan assets totaled $4,158 million and included directly held common stock of DuPont of less than $1 million.

The Company establishes strategic asset allocation percentage targets and appropriate benchmarks for significant asset classes with the aim of achieving a prudent balance between return and risk. Strategic asset allocations in other countries are selected in accordance with the laws and practices of those countries. Where appropriate, asset liability studies are utilized in this process. The assets are managed by professional investment firms unrelated to the Company. Pension trust funds are permitted to enter into certain contractual arrangements generally described as derivative instruments. Derivatives are primarily used to reduce specific market risks, hedge currency and adjust portfolio duration and asset allocation in a cost-effective manner.

Equity securities primarily included investments in large- and small-cap companies located in both developed and emerging markets around the world. Global equity securities include varying market capitalization levels. U.S. equity investments are primarily large-cap companies. Fixed income securities included investment and non-investment grade corporate bonds of companies diversified across industries, U.S. treasuries, non-U.S. developed market securities, U.S. agency mortgage-backed securities, emerging market securities and fixed income related funds. Global fixed income investments include corporate-issued, government-issued and asset-backed securities. Corporate debt investments include a range of credit risk and industry diversification. U.S. fixed income investments are weighted heavier than non-U.S fixed income securities. Alternative investments primarily included investments in real estate, various insurance contracts and interest rate, equity, commodity and foreign exchange derivative investments and hedges. Other investments include cash and cash equivalents, pooled investment vehicles, hedge funds and private market securities such as interests in private equity and venture capital partnerships.

The weighted-average target allocation for plan assets of DuPont's pension plans is summarized as follows:

Target Allocation for Plan Assets at December 31, 2020	DuPont
Asset Category
Equity securities	20%
Fixed income securities	17
Alternative investments	21
Other investments	42
Total	100%

Fair value calculations may not be indicative of net realizable value or reflective of future fair values. Furthermore, although the Company believes its valuation methods are appropriate and consistent with other market participants, the use of different methodologies or assumptions to determine the fair value of certain financial instruments could result in a different fair value measurement at the reporting date.

For pension plan assets classified as Level 1 measurements (measured using quoted prices in active markets), total fair value is either the price of the most recent trade at the time of the market close or the official close price, as defined by the exchange on which the asset is most actively traded on the last trading day of the period, multiplied by the number of units held without consideration of transaction costs.

For pension plan assets classified as Level 2 measurements, where the security is frequently traded in less active markets, fair value is based on the closing price at the end of the period; where the security is less frequently traded, fair value is based on the price a dealer would pay for the security or similar securities, adjusted for any terms specific to that asset or liability. Market inputs are obtained from well-established and recognized vendors of market data and subjected to tolerance and quality checks. For derivative assets and liabilities, standard industry models are used to calculate the fair value of the various financial instruments based on significant observable market inputs, such as foreign exchange rates, commodity prices, swap rates, interest rates and implied volatilities obtained from various market sources. For other pension plan assets for which observable inputs are used, fair value is derived through the use of fair value models, such as a discounted cash flow model or other standard pricing models.

For pension plan assets classified as Level 3 measurements, total fair value is based on significant unobservable inputs including assumptions where there is little, if any, market activity for the investment. Valuations of the investments are provided by investment managers or fund managers. These valuations are reviewed for reasonableness based on applicable sector, benchmark and company performance. Valuations of insurance contracts are contractually determined and are based on exit price valuations or contract value. Adjustments to valuations are made where appropriate.

Certain pension plan assets are held in funds where fair value is based on an estimated net asset value per share (or its equivalent) as of the most recently available fund financial statements which are received on a monthly or quarterly basis. These valuations are reviewed for reasonableness based on applicable sector, benchmark and company performance. Adjustments to valuations are made where appropriate to arrive at an estimated net asset value per share at the measurement date. Where available, audited annual financial statements are obtained and reviewed for the investments as support for the manager’s investment valuation. These funds are not classified within the fair value hierarchy.

The following table summarizes the bases used to measure the Company’s pension plan assets at fair value for the years ended December 31, 2020 and 2019:

Basis of Fair Value Measurements	December 31, 2020				December 31, 2019
In millions	Total	Level 1	Level 2	Level 3	Total	Level 1	Level 2	Level 3
Cash and cash equivalents	$97	$97	$—	$—	$101	$101	$—	$—
Equity securities:
U.S. equity securities [1]	$336	$336	$—	$—	$297	$297	$—	$—
Non - U.S. equity securities	480	473	7	—	622	609	13	—
Total equity securities	$816	$809	$7	$—	$919	$906	$13	$—
Fixed income securities:
Debt - government-issued	$308	$20	$288	$—	$468	$198	$270	$—
Debt - corporate-issued	106	16	90	—	99	12	87	—
Debt - asset-backed	—	—	—	—	1	—	1	—
Total fixed income securities	$414	$36	$378	$—	$568	$210	$358	$—
Alternative investments: [2]
Real estate	84	7	—	77	72	6	—	66
Insurance contracts	$788	$—	$30	$758	$334	$—	$30	$304
Derivatives - asset position	4	—	4	—	6	—	6	—
Derivatives - liability position	(1)	—	(1)	—	(2)	—	(2)	—
Total alternative investments	$875	$7	$33	$835	$410	$6	$34	$370
Other Investments: [2]
Pooled Investment Vehicles	$627	$627	$—	$—	$790	$790	$—	$—
Private market securities	—	—	—	—	—	—	—	—
Other investments	—	—	$—	$—	6	6	—	—
Total other investments	$627	$627	$—	$—	$796	$796	$—	$—
Subtotal	$2,829	$1,576	$418	$835	$2,794	$2,019	$405	$370
Investments measured at net asset value: [2]
Debt - government-issued	$273				$152
Hedge funds	933				745
Private market securities	122				107
Real estate	—				—
Total investments measured at net asset value	$1,328				$1,004
Items to reconcile to fair value of plan assets:
Pension trust receivables [3]	$3				$15
Pension trust payables [4]	(2)				(56)
Total	$4,158				$3,757
1.The Company's pension plans directly held less than $1 million (0 percent of total plan assets) of DuPont common stock at December 31, 2020 and less than held $1 million (0 percent of total plan assets) at December 31, 2019.
2.In 2018, the Company reviewed its fair value technique and elected to present assets valued at net asset value per share as a practical expedient outside of the fair value hierarchy. The assets are presented as "Investments measured at net asset value."
3.Primarily receivables for investment securities sold.
4.Primarily payables for investment securities purchased.

The following table summarizes the changes in the fair value of Level 3 pension plan assets for the years ended December 31, 2020 and 2019:

Fair Value Measurement of Level 3 Pension Plan Assets	Equity Securities	Fixed Income Securities	Real Estate	Investment Contracts	Total
In millions
Balance at Jan 1, 2019	$55	$15	$95	$206	$371
Actual return on assets:
Relating to assets sold during 2019	—	—	2	—	2
Relating to assets held at Dec 31, 2019	—	—	10	11	21
Purchases, sales and settlements, net	—	—	—	—	—
Transfers into Level 3, net	—	—	1	87	88
Transfers out of Level 3, spin related	(55)	(15)	(42)	—	(112)
Balance at Dec 31, 2019	$—	$—	$66	$304	$370
Actual return on assets:
Relating to assets sold during 2020	—	—	—	—	—
Relating to assets held at Dec 31, 2020	—	—	9	64	73
Purchases, sales and settlements, net	—	—	2	390	392
Transfers into Level 3, net	—	—	—	—	—
Transfers out of Level 3, net	—	—	—	—	—
Balance at Dec 31, 2020	$—	$—	$77	$758	$835

Trust Assets
EID entered into a trust agreement in 2013 (as amended and restated in 2017) that established and required EID to fund a trust (the "Trust") for cash obligations under certain non-qualified benefit and deferred compensation plans upon a change in control event as defined in the Trust agreement. Under the Trust agreement, the consummation of the DWDP Merger was a change in control event. After the distribution of Corteva, the Trust assets related to Corteva employees were transferred to a new trust for Corteva. As a result, the Trust currently held by DuPont relates solely to funding obligations to DuPont employees. At December 31, 2020, the balance in the Trust was $17 million compared to $29 million at December 31, 2019, which excludes balances associated with discontinued operations.

Defined Contribution Plans
TDCC
U.S. employees participated in defined contribution plans (Employee Savings Plans or 401(k) plans) by contributing a portion of their compensation, which was partially matched by TDCC. Defined contribution plans also covered employees in some subsidiaries in other countries, including Australia, Brazil, Canada, Italy, Spain and the United Kingdom. Expense recognized for all defined contribution plans was $242 million in 2018.

EID
EID provided defined contribution benefits to its employees. The most significant was the U.S. Retirement Savings Plan ("the Plan"), which covered all U.S. full-service employees. This Plan included a non-leveraged Employee Stock Ownership Plan ("ESOP"). Employees were not required to participate in the ESOP and those who did were free to diversify out of the ESOP. The purpose of the Plan was to provide retirement savings benefits for employees and to provide employees an opportunity to become stockholders of the Company. The Plan was a tax qualified contributory profit sharing plan, with cash or deferred arrangement and any eligible employee of EID could participate. EID's post-Merger contributions were $183 million in 2018. EID's matching contributions vested immediately upon contribution. The 3 percent nonmatching employer contribution vested after employees completed three years of service.

In addition, EID made post-DWDP Merger contributions to other defined contribution plans of $51 million in 2018.

DuPont
The Company provides defined contribution benefits to its employees. The most significant is the U.S. Retirement Savings Plan ("the Plan"), which covers all U.S. full-service employees. This Plan includes a non-leveraged Employee Stock Ownership Plan ("ESOP"). Employees are not required to participate in the ESOP and those who do are free to diversify out of the ESOP. The purpose of the Plan is to provide retirement savings benefits for employees and to provide employees an opportunity to become stockholders of the Company. The Plan is a tax qualified contributory profit sharing plan, with cash or deferred arrangement and any eligible employee of the Company may participate. Currently, the Company contributes 100 percent of the first 6 percent of the employee's contribution election and also contributes 3 percent of each eligible employee's eligible compensation regardless of the employee's contribution. The Company's matching contributions vest immediately upon contribution. The 3 percent nonmatching employer contribution vests after employees complete three years of service. The Company's contributions to the Plan were $78 million in 2020 and $82 million in 2019. Both periods are inclusive of N&B activity related to discontinued operations, but 2019 excludes Dow and Corteva activity.

In addition, the Company made contributions to other defined contribution plans in 2020 in the amount of $38 million and $24 million in 2019. Both periods are inclusive of N&B activity related to discontinued operations, but 2019 excludes Dow and Corteva activity.

NOTE 20 - STOCK-BASED COMPENSATION
Effective with the DWDP Merger, on August 31, 2017, DowDuPont assumed all TDCC and EID equity incentive compensation awards outstanding immediately prior to the DWDP Merger. The fair values of the converted awards were based on valuation assumptions developed by management and other information including, but not limited to, historical volatility and exercise trends of TDCC and EID. All outstanding TDCC stock options and restricted stock unit ("RSU") (formerly termed deferred stock) awards were converted into stock options and RSU awards with respect to DowDuPont Common Stock. All outstanding and nonvested TDCC performance stock unit ("PSU") (formerly termed performance deferred stock) awards were converted into RSU awards with respect to DowDuPont Common Stock at the greater of the applicable performance target or the actual performance as of the effective time of the DWDP Merger.

In addition, the Company also assumed sponsorship of each equity incentive compensation plan of TDCC and EID. TDCC and EID did not merge their equity incentive plans as a result of the DWDP Merger. The TDCC and EID stock-based compensation plans were assumed by DowDuPont and remained in place with the ability to grant and issue DowDuPont common stock until the Distributions. Immediately following the Corteva Distribution, DuPont adopted the DuPont Omnibus Incentive Plan ("DuPont OIP") which provides for equity-based and cash incentive awards to certain employees, directors, independent contractors and consultants. Upon adoption of the DuPont OIP, the TDCC and EID plans were maintained and rolled into the DuPont OIP as separate subplans. The equity awards under these subplans have the same terms and conditions that were applicable to the awards under the TDCC and EID plans immediately prior to the Distributions.

During the second quarter of 2020, the stockholders of DuPont approved the DuPont 2020 Equity and Incentive Plan (the "2020 Plan"). The 2020 Plan limits the number of shares that may be subject to awards payable in shares of DuPont common stock to 19 million. The 2020 Plan authorizes the Company to grant options, share appreciation rights, restricted shares, RSUs, share bonuses, other share-based awards, cash awards, each as defined in the 2020 Plan, or any combination of the foregoing. The approval of the 2020 Plan had no effect on the Company’s ability to make future grants under the DuPont OIP in accordance with its terms, and awards that are outstanding under the DuPont OIP remain outstanding in accordance with their terms. There has been no activity under the 2020 Plan to date.

A description of the Company's stock-based compensation is discussed below followed by a description of TDCC and EID stock-based compensation.

Accounting for Stock-Based Compensation
The Company grants stock-based compensation awards that vest over a specified period or upon employees meeting certain performance and/or retirement eligibility criteria. The fair value of equity instruments issued to employees is measured on the grant date. The fair value of liability instruments issued to employees is measured at the end of each quarter. The fair value of equity and liability instruments is expensed over the vesting period or, in the case of retirement, from the grant date to the date on which retirement eligibility provisions have been met and additional service is no longer required. The Company estimates expected forfeitures.

DuPont recognized share-based compensation expense in continuing operations of $97 million, $87 million, and $73 million during the years ended December 31, 2020, 2019 and 2018, respectively. The income tax benefits related to stock-based compensation arrangements were $19 million, $18 million, and $15 million for the years ended December 31, 2020, 2019 and 2018, respectively.

Total unrecognized pretax compensation cost in continuing operations related to nonvested stock option awards of $9 million at December 31, 2020, is expected to be recognized over a weighted-average period of 1.3 years. Total unrecognized pretax compensation cost in continuing operations related to RSUs and PSUs of $55 million at December 31, 2020, is expected to be recognized over a weighted average period of 1.6 years. The total fair value of RSUs and PSUs vested in the year ended December 31, 2020 was $67 million. The weighted average grant-date fair value of RSUs and PSUs granted during 2020 was $52.71.

At the time of the N&B separation, outstanding, unvested share-based compensation awards that were denominated in DuPont common stock and held by N&B Employees were terminated and reissued as equity awards issued under the IFF stock plan.

DuPont Omnibus Incentive Plan
The Company grants stock-based compensation awards to certain employees, directors, independent contractors and consultants in the form of stock incentive plans, which include stock options, RSUs and PSUs. The DuPont OIP has two subplans that have the same terms and conditions of the TDCC and EID plans immediately prior to the Distributions. Awards previously granted under those plans that were nonvested will now vest in each subplan. All new awards will be granted by the OIP. Under the DuPont OIP, a maximum of 10 million shares of common stock are available for award as of December 31, 2020.

OIP Stock Options
The exercise price of shares subject to option is equal to the market price of the Company's stock on the date of grant. Stock option awards expire 10 years after the grant date. The plan allows retirement-eligible employees of the Company to retain any granted awards upon retirement provided the employee has rendered at least six months of service following the grant date.

The Company uses the Black-Scholes option pricing model to determine the fair value of stock option awards and the assumptions set forth in the table below. The weighted-average assumptions used to calculate total stock-based compensation are included in the following table:

OIP Weighted-Average Assumptions	2020	2019
Dividend yield	2.3%	1.8%
Expected volatility	23.0%	21.1%
Risk-free interest rate	1.2%	1.6%
Expected life of stock options granted during period (years)	6.0	6.1

The Company determines the dividend yield by dividing the annualized dividend on DuPont's common stock by the option exercise price. A historical daily measurement of volatility (using DowDuPont stock information after the DWDP Merger date and a weighted average of TDCC and EID prior to DWDP Merger date) is determined based on the expected life of the option granted. The risk-free interest rate is determined by reference to the yield on an outstanding U.S. Treasury note with a term equal to the expected life of the option granted. Expected life is determined by reference to DuPont's historical experience, adjusted for expected exercise patterns of in-the-money options.

The following table summarizes stock option activity for 2020 under the OIP:

OIP Stock Options	2020
	Number of Shares (in thousands)	Weighted Average Exercise Price (per share)	Weighted Average Remaining Contractual Term (in years)	Aggregate Intrinsic Value (in thousands)
Outstanding at January 1, 2020	1,367	$66.06
Granted	1,052	$53.50
Exercised	—	$—
Forfeited/Expired	(147)	$63.59
Outstanding at December 31, 2020	2,272	$60.40	8.58	$24,322
Exercisable at December 31, 2020	—	$—	—	$—

Additional Information about OIP Stock Options [1]
In millions, except per share amounts	2020	2019
Weighted-average fair value per share of options granted	$9.18	$11.85
Total compensation expense for stock options plans	$16	$5
Related tax benefit	$3	$1
1.No awards have vested under the OIP as of December 31, 2020.

The aggregate intrinsic values in the table above represent the total pretax intrinsic value (the difference between the closing stock price on the last trading day of 2020 and the exercise price, multiplied by the number of in-the-money options) that would have been received by the option holders had all option holders exercised their in-the-money options at year end.

OIP Restricted Stock Units and Performance Deferred Stock
The Company grants RSUs to certain employees that serially vested over a three-year period and, upon vesting, convert one-for-one to DuPont common stock. A retirement eligible employee retains any granted awards upon retirement provided the employee has rendered at least six months of service following the grant date. The fair value of all stock-settled RSUs is based upon the market price of the underlying common stock as of the grant date.

The Company grants PSUs to senior leadership under a subplan of the DuPont OIP. Vesting for PSUs granted is based upon achieving certain return on invested capital ("ROIC") targets and certain adjusted corporate net income annual growth targets, weighted evenly between the metrics and modified by a relative total shareholder return ("TSR") percentile ranking goal as compared to the S&P 500. Performance and payouts are determined independently for each metric. The actual award, delivered as DuPont common stock, can range from zero percent to two-hundred percent of the original grant. The weighted-average grant-date fair value of the PSUs, subject to the TSR metric, is based upon the market price of the underlying common stock as of the grant date and estimated using a Monte Carlo simulation.

Nonvested awards of RSUs and PSUs are shown below.

OIP RSUs and PSUs	2020
	Number of Shares (in thousands)	Weighted Average Grant Date Fair Value (per share)
Nonvested at January 1, 2020	561	$66.56
Granted	1,482	$52.83
Vested	(38)	$63.14
Forfeited	(106)	$61.03
Nonvested at December 31, 2020	1,899	$56.31

TDCC Plans
TDCC granted stock-based compensation to employees and non-employee directors in the form of stock incentive plans, which include stock options, RSUs and restricted stock. TDCC also provided stock-based compensation in the form of PSUs.

TDCC Valuation Methods and Assumptions
Effective with the first quarter of 2018 grant, TDCC began using the Black-Scholes option valuation model to estimate the fair value of stock options. TDCC used the Black-Scholes option valuation model for subscriptions to purchase shares under the ESPP. The weighted-average assumptions used to calculate total stock-based compensation are included in the following table:

TDCC Weighted-Average Assumptions [1]	2018
Dividend yield	2.13%
Expected volatility	23.34%
Risk-free interest rate	2.83%
Expected life of stock options granted during period (years)	6.2
1.No awards were granted by the Company out of the TDCC plan during 2019 and 2020.

The dividend yield assumption was equal to the dividend yield on the grant date, which reflected the most recent DowDuPont quarterly dividend payment of $0.38 per share in 2018. The expected volatility assumptions for the 2018 stock options were based on an equal weighting of the historical daily volatility for the expected term of the awards and current implied volatility from exchange-traded options. The risk-free interest rate was based on the U.S. Treasury strip rates over the expected life of the 2018 options. The expected life of stock options granted was based on an analysis of historical exercise patterns.

TDCC Stock Incentive Plan
TDCC previously granted equity awards under various plans (the "Prior Plans"). On February 9, 2012, TDCC's Board of Directors authorized The Dow Chemical Company 2012 Stock Incentive Plan (the "2012 Plan"), which was approved by stockholders at TDCC's annual meeting on May 10, 2012 ("Original Effective Date") and became effective on that date. On February 13, 2014, TDCC's Board of Directors adopted The Dow Chemical Company Amended and Restated 2012 Stock Incentive Plan (the "2012 Restated Plan"). The 2012 Restated Plan was approved by stockholders at TDCC's annual meeting on

May 15, 2014, and became effective on that date. The Prior Plans were superseded by the 2012 Plan and the 2012 Restated Plan (collectively, the "2012 Plan"). Under the 2012 Plan, TDCC may grant options, RSUs, PSUs, restricted stock, stock appreciation rights and stock units to employees and non-employee directors until the tenth anniversary of the Original Effective Date, subject to an aggregate limit and annual individual limits. The terms of the grants are fixed at the grant date. TDCC's stock-based compensation programs were assumed by DowDuPont.

In connection with the DWDP Merger, on August 31, 2017 ("Conversion Date") all outstanding TDCC stock options and RSU awards were converted into stock options and RSU awards with respect to DowDuPont Common Stock. The stock options and RSU awards have the same terms and conditions under the applicable plans and award agreements prior to the DWDP Merger. All outstanding and nonvested PSU awards were converted into RSU awards with respect to DowDuPont Common Stock at the greater of the applicable performance target or the actual performance as of the effective time of the DWDP Merger. Changes in the fair value of liability instruments are recognized as compensation expense each quarter. Upon the adoption of the OIP, the 2012 Plan became an inactive sub plan of the OIP and no longer grants new awards. All previously granted awards still vest under the 2012 Plan with the same terms and conditions that were applicable to the awards immediately prior to the Distributions.

TDCC Stock Options
TDCC granted stock options to certain employees, subject to certain annual and individual limits, with terms of the grants fixed at the grant date. The exercise price of each stock option equals the market price of TDCC’s stock on the grant date. Options vest from one year to three years, and had a maximum term of 10 years.

The following table summarizes stock option activity for 2020:

TDCC Stock Options	2020
	Number of Shares (in thousands)	Weighted Average Exercise Price (per share)	Weighted Average Remaining Contractual Term (in years)	Aggregate Intrinsic Value (in thousands)
Outstanding at January 1, 2020	689	$58.21
Granted [1]	—	$—
Exercised	(84)	$49.14
Forfeited/Expired	(10)	$60.75
Outstanding at December 31, 2020	595	$59.45	3.73	$7,596
Exercisable at December 31, 2020	534	$57.96	3.36	$7,564
1.No awards were granted by the Company out of the TDCC plan during 2020.

Additional Information about TDCC Stock Options [1]
In millions, except per share amounts	2020	2019	2018
Weighted-average fair value per share of options granted	$—	$—	$15.38
Total compensation expense for stock options plans	$—	$1	$68
Related tax benefit	$—	$—	$15
Total amount of cash received from the exercise of options	$4	$2	$112
Total intrinsic value of options exercised [2]	$1	$1	$160
Related tax benefit	$—	$—	$36
1.No awards were granted by the Company out of the TDCC plan during 2019 and 2020.
2. Difference between the market price at exercise and the price paid by the employee to exercise the options.

TDCC Restricted Stock Units
TDCC granted restricted stock units to certain employees. The grants vest after a designated period of time, generally one to five years. The following table shows changes in nonvested RSUs:

TDCC RSU Awards	2020
Shares in thousands	Shares	Grant Date Fair Value [1]
Nonvested at January 1, 2020	336	$81.12
Granted [2]	—	$—
Vested	(178)	$85.49
Forfeited	(6)	$75.97
Nonvested at December 31, 2020	152	$74.24
1. Weighted-average per share.
2. No awards were granted by the Company out of the TDCC plan during 2020.

Additional Information about TDCC RSUs [1]
In millions, except per share amounts	2020	2019	2018
Weighted-average fair value per share of RSUs granted	$—	$—	$71.46
Total fair value of RSUs vested	$15	$1	$382
Related tax benefit	$3	$—	$86
Total compensation expense for RSU awards	$3	$4	$144
Related tax benefit	$1	$1	$32
1.No awards were granted out of the TDCC plan during 2019 and 2020.

In 2018, TDCC paid $45 million in cash, equal to the value of the stock award on the date of delivery, to certain executive employees to settle approximately 625,000 RSUs.

TDCC Performance Stock Units
TDCC granted performance stock units to certain employees. The grants vest when specified performance targets are attained, such as return on capital and relative total shareholder return, over a predetermined period, generally one year to three years. In November 2017, DowDuPont granted PSUs to senior leadership measured on the realization of cost savings in connection with cost synergy commitments, as well as the Company’s ability to complete the DWDP Distributions. Performance and payouts are determined independently for each metric. Compensation expense related to PSU awards is recognized over the lesser of the service or performance period. Changes in the fair value of liability instruments are recognized as compensation expense each quarter. In the year ended December 31, 2018, the Company recognized $12 million and $3 million of compensation expense and related income tax benefit, respectively, for the TDCC PSUs.

The following table shows the PSU awards granted:

TDCC PSU Awards		Target Shares Granted [1]	Grant Date Fair Value [2]
Shares in thousands
Year	Performance Period
2017	Sep 1, 2017 - Aug 31, 2019	232	$71.16
2017 [3]	Jan 1, 2017 - Dec 31, 2019	1,728	$81.99
1. At the end of the performance period, the actual number of shares issued can range from zero to 200 percent of the target shares granted.
2. Weighted-average per share.
3. Converted to RSU awards at Conversion Date.

TDCC Restricted Stock
Under the 2012 Plan, TDCC had the option to grant shares (including options, stock appreciation rights, stock units and restricted stock) to non-employee directors over the 10-year duration of the program, subject to the plan's aggregate limit as well as annual individual limits. The restricted stock issued under this plan cannot be sold, assigned, pledged or otherwise transferred by the non-employee director, until retirement or termination of service to TDCC. In the year ended December 31, 2018, the Company issued 36 thousand shares with a weighted average fair value of $62.82. No awards were granted out of the TDCC plan during 2019 or 2020.

EID Plans
Prior to the DWDP Merger, EID provided share-based compensation to its employees through grants of stock options, RSUs and PSUs. Most of these awards have been granted annually in the first quarter of each calendar year. Subsequent to the DWDP Merger, DowDuPont assumed sponsorship of the equity incentive compensation plan of EID.

EID Equity Incentive Plan
EID's Equity Incentive Plan ("EID EIP"), as amended and restated effective August 31, 2017, provides for equity-based and cash incentive awards to certain employees, directors and consultants. Under the EID EIP, the maximum number of shares reserved for the grant or settlement of awards was 110 million shares, provided that each share in excess of 30 million that was issued with respect to any award that was not an option or stock appreciation right be counted against the 110 million share limit as four and one-half shares. EID satisfied stock option exercises and vesting of RSUs and PSUs with shares of DowDuPont Common Stock. Upon the adoption of the OIP, EID EIP became an inactive sub plan of the OIP and no longer grants new awards. All previously granted awards still vest under the EID EIP with the same terms and conditions that were applicable to the awards immediately prior to the Distributions.

EID Stock Options
The exercise price of shares subject to option is equal to the market price of EID's stock on the date of grant. When converted into the right to receive 1.282 shares of DowDuPont Common Stock, the exercise price was also adjusted by the 1.282 conversion factor. All options vest serially over a three-year period. Stock option awards granted between 2010 and 2015 expire seven years after the grant date and options granted between 2016 and 2018 expire ten years after the grant date. The plan allowed retirement-eligible employees of EID to retain any granted awards upon retirement provided the employee has rendered at least six months of service following the grant date. The awards have the same terms and conditions as were applicable to such equity awards immediately prior to the DWDP Merger closing date.

EID used the Black-Scholes option pricing model to determine the fair value of stock option awards and the assumptions set forth in the table below. The weighted-average grant-date fair value of options granted for the years ended December 31, 2019 and 2018 was $15.69 and $15.46, respectively. There were no options granted out of the EID EIP in 2020. The weighted-average assumptions used to calculate total stock-based compensation are included in the following table:

EID Weighted-Average Assumptions	2019	2018
Dividend yield	1.6%	2.1%
Expected volatility	19.8%	23.3%
Risk-free interest rate	2.4%	2.8%
Expected life of stock options granted during period (years)	6.1	6.2

EID determined the dividend yield by dividing the annualized dividend on DowDuPont's Common Stock by the option exercise price. A historical daily measurement of volatility (using DowDuPont stock information after the DWDP Merger date and a weighted average of TDCC and EID prior to DWDP Merger date) is determined based on the expected life of the option granted. The risk-free interest rate is determined by reference to the yield on an outstanding U.S. Treasury note with a term equal to the expected life of the option granted. Expected life is determined by reference to EID's historical experience, adjusted for expected exercise patterns of in-the-money options.

The following table summarizes stock option activity for 2020 under EID's EIP:

EID Stock Options	2020
	Number of Shares (in thousands)	Weighted Average Exercise Price (per share)	Weighted Average Remaining Contractual Term (in years)	Aggregate Intrinsic Value (in thousands)
Outstanding at January 1, 2020	5,661	$67.60
Granted	—	$—
Exercised	(526)	$47.93
Forfeited/Expired	(111)	$65.51
Canceled and assigned	—	$—
Outstanding at December 31, 2020	5,024	$69.71	4.29	$7,101
Exercisable at December 31, 2020	4,323	$69.05	3.94	$7,052

EID RSUs and PSUs
EID issued RSUs that serially vested over a three-year period and, upon vesting, convert one-for-one to DowDuPont Common Stock. A retirement eligible employee retains any granted awards upon retirement provided the employee has rendered at least six months of service following the grant date. Additional RSUs were also granted periodically to key senior management employees. These RSUs generally vested over periods ranging from three years to five years. The fair value of all stock-settled RSUs is based upon the market price of the underlying common stock as of the grant date. The awards have the same terms and conditions as were applicable to such equity awards immediately prior to the DWDP Merger closing date.

EID granted PSUs to senior leadership. Upon a change in control, EID's EIP provisions required PSUs to be converted into RSUs based on the number of PSUs that would vest by assuming that target levels of performance are achieved. Service requirements for vesting in the RSUs replicate those inherent in the exchanged PSUs. In accordance with the DWDP Merger Agreement, PSUs converted to RSU awards based on an assessment of the underlying market conditions in the PSUs at the greater of target or actual performance levels as of the closing date. As the actual performance levels were not in excess of target as of the closing date, all PSUs converted to RSUs based on target and there was no incremental benefit from the DWDP Merger Agreement when compared with EID’s EIP.

In November 2017, DowDuPont granted PSUs to senior leadership that vest partially based on the realization of cost savings in connection with cost synergy commitments, as well as DowDuPont’s ability to complete the DWDP Distributions. Performance and payouts are determined independently for each metric. The actual award, delivered in DowDuPont Common Stock, can range from zero percent to 200 percent of the original grant. The weighted-average grant date fair value of the PSUs granted in November 2017 of $71.16 was based upon the market price of the underlying common stock as of the grant date. There were no PSUs granted in the years ended December 31, 2020, 2019 and 2018.

Nonvested awards of RSUs are shown below.

EID RSUs	2020
Shares in thousands	Shares	Grant Date Fair Value [1]
Nonvested at January 1, 2020	1,700	$74.14
Granted	—	$—
Vested	(783)	$77.27
Forfeited	(17)	$75.64
Nonvested at December 31, 2020	900	$71.44
1. Weighted-average per share.

The weighted average grant-date fair value of stock units granted during 2019 and 2018 was $70.69 and $70.37, respectively. There were no RSUs granted out of the EID EIP in 2020.

NOTE 21 - FINANCIAL INSTRUMENTS
The following table summarizes the fair value of financial instruments at December 31, 2020 and December 31, 2019:

Fair Value of Financial Instruments	December 31, 2020				December 31, 2019
In millions	Cost	Gain	Loss	Fair Value	Cost	Gain	Loss	Fair Value
Cash equivalents [1]	$1,105	$—	$—	$1,105	$417	$—	$—	$417
Restricted cash equivalents [2]	$6,223	$—	$—	$6,223	$29	$—	$—	$29
Total cash and restricted cash equivalents	$7,328	$—	$—	$7,328	$446	$—	$—	$446
Long-term debt including debt due within one year	$(15,612)	$—	$(2,725)	$(18,337)	$(15,608)	$—	$(1,633)	$(17,241)
Derivatives relating to:
Foreign currency [3]	—	4	(13)	(9)	—	6	(7)	(1)
Total derivatives	$—	$4	$(13)	$(9)	$—	$6	$(7)	$(1)
1.Represents held-to-maturity securities (primarily time deposits and money market funds) classified as cash equivalents, as these securities had maturities of three months or less at the time of purchase.
2.Includes $17 million of restricted cash classified as "Other current assets" and $6.2 billion classified as "Restricted cash" in the Consolidated Balance Sheets at December 31, 2020. See Note 6 for more information on Restricted Cash.
3. Presented net of cash collateral where master netting arrangements allow.

Derivative Instruments
Objectives and Strategies for Holding Derivative Instruments
In the ordinary course of business, the Company enters into contractual arrangements (derivatives) to reduce its exposure to foreign currency, interest rate and commodity price risks. The Company has established a variety of derivative programs to be utilized for financial risk management. These programs reflect varying levels of exposure coverage and time horizons based on an assessment of risk.

Derivative programs have procedures and controls and are approved by the Corporate Financial Risk Management Committee, consistent with the Company's financial risk management policies and guidelines. Derivative instruments used are forwards, options, futures and swaps. The Company has not designated any derivatives or non-derivatives as hedging instruments.

The Company's financial risk management procedures also address counterparty credit approval, limits and routine exposure monitoring and reporting. The counterparties to these contractual arrangements are major financial institutions and major commodity exchanges. The Company is exposed to credit loss in the event of nonperformance by these counterparties. The Company utilizes collateral support annex agreements with certain counterparties to limit its exposure to credit losses. The Company anticipates performance by counterparties to these contracts and therefore no material loss is expected. Market and counterparty credit risks associated with these instruments are regularly reported to management.

The notional amounts of the Company's derivative instruments were as follows:

Notional Amounts	December 31, 2020	December 31, 2019
In millions
Derivatives not designated as hedging instruments:
Foreign currency contracts [1]	$(304)	$26
1.Presented net of contracts bought and sold.

Derivatives not Designated in Hedging Relationships
Foreign Currency Contracts
The Company routinely uses forward exchange contracts to reduce its net exposure, by currency, related to foreign currency-denominated monetary assets and liabilities of its operations so that exchange gains and losses resulting from exchange rate changes are minimized. The netting of such exposures precludes the use of hedge accounting; however, the required revaluation of the forward contracts and the associated foreign currency-denominated monetary assets and liabilities intends to achieve a minimal earnings impact, after taxes. The Company also uses foreign currency exchange contracts to offset a portion of the Company's exposure to certain foreign currency-denominated revenues so that gains and losses on the contracts offset changes in the USD value of the related foreign currency-denominated revenues.

Fair Value of Derivative Instruments
Asset and liability derivatives subject to an enforceable master netting arrangement with the same counterparty are presented on a net basis in the Consolidated Balance Sheets. The presentation of the Company's derivative assets and liabilities is as follows:

Fair Value of Derivative Instruments at December 31, 2020
In millions	Balance Sheet Classification	Gross	Counterparty and Cash Collateral Netting [1]	Net Amounts Included in the Consolidated Balance Sheet
Asset derivatives:
Derivatives not designated as hedging instruments:
Foreign currency contracts	Other current assets	13	(9)	4
Total asset derivatives		$13	$(9)	$4

Liability derivatives:
Derivatives not designated as hedging instruments:
Foreign currency contracts	Accrued and other current liabilities	$22	$(9)	$13
Total liability derivatives		$22	$(9)	$13

Fair Value of Derivative Instruments at December 31, 2019
In millions	Balance Sheet Classification	Gross	Counterparty and Cash Collateral Netting [1]	Net Amounts Included in the Consolidated Balance Sheet
Asset derivatives:
Derivatives not designated as hedging instruments:
Foreign currency contracts	Other current assets	$16	$(10)	$6
Total asset derivatives		$16	$(10)	$6

Liability derivatives:
Derivatives not designated as hedging instruments:
Foreign currency contracts	Accrued and other current liabilities	$17	$(10)	$7
Total liability derivatives		$17	$(10)	$7
1.Counterparty and cash collateral amounts represent the estimated net settlement amount when applying netting and set-off rights included in master netting arrangements between the Company and its counterparties and the payable or receivable for cash collateral held or placed with the same counterparty.

Effect of Derivative Instruments
Foreign currency derivatives not designated as hedges are used to offset foreign exchange gains or losses resulting from the underlying exposures of foreign currency-denominated assets and liabilities. The amount charged on a pretax basis related to foreign currency derivatives not designated as a hedge, which was included in “Sundry income (expense) - net” in the Consolidated Statements of Operations, was a loss of $1 million for the year ended December 31, 2020 ($62 million loss for the year ended December 31, 2019 and $94 million gain for the year ended December 31, 2018). The income statement effects of other derivatives were immaterial.

Reclassification from AOCL
The Company does not expect to reclassify gains losses related to foreign currency contracts from AOCL to income within the next 12 months and there are currently no such amounts included within AOCL.

NOTE 22 - FAIR VALUE MEASUREMENTS
Fair Value Measurements on a Recurring Basis
The following tables summarize the basis used to measure certain assets and liabilities at fair value on a recurring basis:

Basis of Fair Value Measurements on a Recurring Basis at December 31, 2020	Significant Other Observable Inputs (Level 2)
In millions
Assets at fair value:
Cash equivalents and restricted cash equivalents [1]	$7,328
Derivatives relating to: [2]
Foreign currency contracts	13
Total assets at fair value	$7,341
Liabilities at fair value:
Long-term debt including debt due within one year [3]	$18,337
Derivatives relating to: [2]
Foreign currency contracts	22
Total liabilities at fair value	$18,359
1.Treasury bills, time deposits, and money market funds included in "Cash and cash equivalents" and money market funds included in "Other current assets" in the Consolidated Balance Sheets and held at amortized cost, which approximates fair value.
2. See Note 21 for the classification of derivatives in the Consolidated Balance Sheets.
3. Fair value is based on quoted market prices for the same or similar issues, or on current rates offered to the company for debt of the same remaining maturities and terms.

Basis of Fair Value Measurements on a Recurring Basis at December 31, 2019	Significant Other Observable Inputs (Level 2)
In millions
Assets at fair value:
Cash equivalents and restricted cash equivalents [1]	$446
Derivatives relating to: [2]
Foreign currency contracts	16
Total assets at fair value	$462
Liabilities at fair value:
Long-term debt including debt due within one year [3]	$17,241
Derivatives relating to: [2]
Foreign currency contracts	17
Total liabilities at fair value	$17,258
1.Treasury bills, time deposits, and money market funds included in "Cash and cash equivalents" and money market funds included in "Other current assets" in the Consolidated Balance Sheets and held at amortized cost, which approximates fair value.
2. See Note 21 for the classification of derivatives in the Consolidated Balance Sheets.
3. Fair value is based on quoted market prices for the same or similar issues, or on current rates offered to the company for debt of the same remaining maturities and terms.

For assets and liabilities classified as Level 2 measurements, where the security is frequently traded in less active markets, fair value is based on the closing price at the end of the period; where the security is less frequently traded, fair value is based on the price a dealer would pay for the security or similar securities, adjusted for any terms specific to that asset or liability, or by using observable market data points of similar, more liquid securities to imply the price. For time deposits classified as held-to-maturity investments and reported at amortized cost, fair value is based on an observable interest rate for similar securities. Market inputs are obtained from well-established and recognized vendors of market data and subjected to tolerance and quality checks.

For derivative assets and liabilities, standard industry models are used to calculate the fair value of the various financial instruments based on significant observable market inputs, such as foreign exchange rates, commodity prices, swap rates, interest rates and implied volatilities obtained from various market sources. Market inputs are obtained from well-established and recognized vendors of market data and subjected to tolerance/quality checks.

For all other assets and liabilities for which observable inputs are used, fair value is derived through the use of fair value models, such as a discounted cash flow model or other standard pricing models.

There were no transfers between Levels 1 and 2 during the year ended December 31, 2020 and December 31, 2019.

Fair Value Measurements on a Nonrecurring Basis
The following table summarizes the basis used to measure certain assets at fair value on a nonrecurring basis:

Basis of Fair Value Measurements on a Nonrecurring Basis	Significant Other Unobservable Inputs (Level 3)	Total Losses
In millions
2020
Assets at fair value:
Long-lived assets, intangible assets, and other assets	$447	$(661)
2018
Assets at fair value:
Long-lived assets and other assets	$—	$(5)

2020 Fair Value Measurements on a Nonrecurring Basis
During the third quarter of 2020, the Company recorded impairment charges related to indefinite-lived intangible assets and long-lived assets within Corporate. These impairment analyses were performed using Level 3 inputs within the fair value hierarchy. See Notes 3, 5, and 13 for further discussion.

During the second quarter of 2020, the Company recorded impairment charges related to indefinite-lived intangible assets within the Mobility & Materials segment. See Notes 5 and 13 for further discussion of these fair value measurements.

During the first quarter of 2020, the Company recorded impairment charges related to long-lived assets within Corporate. See Notes 5 for further discussion of these fair value measurements.

2018 Fair Value Measurements on a Nonrecurring Basis
The Company has or will shut down a number of manufacturing, R&D, other non-manufacturing facilities and corporate facilities around the world as part of its restructuring programs. Certain inventory, corporate facilities and manufacturing facilities and related assets, were written down to zero. The related charge totaled $5 million for the year ended December 31, 2018, and was included in "Restructuring and asset related charges - net" in the Consolidated Statements of Operations.

NOTE 23 - SEGMENTS AND GEOGRAPHIC REGIONS
The Company's segments are aligned with the market verticals they serve, while maintaining integration and innovation strengths within strategic value chains. DuPont is comprised of three operating segments: Electronics & Industrial; Water & Protection; and Mobility & Materials. Corporate reflect activity of to be divested and previously divested businesses, as well as, the reconciliation between the totals for the reportable segments and the Company’s totals.

Major products by segment include: Electronics & Industrial (printing and packaging materials, photopolymers, electronic materials, specialty silicones and lubricants); Water & Protection (nonwovens, aramids, construction materials, water filtration and purification resins, elements and membranes); and Mobility & Materials (engineering resins, adhesives, metallization pastes, polyvinyl fluoromaterials, silicone encapsulants and adhesives, polyester films). The Company operates globally in substantially all of its product lines. Transfers of products between operating segments are generally valued at cost.

Prior to April 1, 2019, the Company's measure of profit / loss for segment reporting purposes is pro forma Operating EBITDA as this is the manner in which the Company's chief operating decision maker ("CODM") assessed performance and allocates resources. The Company defines pro forma Operating EBITDA as pro forma earnings (i.e. pro forma "Income (loss) from continuing operations before income taxes") before interest, depreciation, amortization, non-operating pension / OPEB / charges, and foreign exchange gains/losses, excluding the impact of costs historically allocated to the materials science and agriculture businesses that did not meet the criteria to be recorded as discontinued operations and adjusted for significant items. Effective April 1, 2019, the Company's measure of profit/loss for segment reporting purposes is Operating EBITDA as this is the manner in which the Company's CODM assesses performance and allocates resources. The Company defines Operating EBITDA as earnings (i.e., “Income from continuing operations before income taxes") before interest, depreciation, amortization, non-operating pension / OPEB benefits / charges, and foreign exchange gains / losses, adjusted for significant items. Reconciliations of these measures are provided on the following pages.

Pro forma adjustments were determined in accordance with Article 11 of Regulation S-X. Pro forma financial information is based on the Consolidated Financial Statements of DuPont, adjusted to give effect to the impact of certain items directly attributable to the DWDP Distributions, and the Term Loan Facilities, the 2018 Senior Notes and the Funding CP Issuance (together, the "DWDP Financings"), including the use of proceeds from such DWDP Financings (collectively the "DWDP Transactions"). The historical consolidated financial information has been adjusted to give effect to pro forma events that are (1) directly attributable to the DWDP Transactions, (2) factually supportable and (3) with respect to the statements of operations, expected to have a continuing impact on the results. Events that are not expected to have a continuing impact on the combined results are excluded from the pro forma adjustments. Those pro forma adjustments include the impact of various supply agreements entered into in connection with the Dow Distribution ("supply agreements") and are adjustments to "Cost of sales." The impact of these supply agreements are reflected in pro forma Operating EBITDA for the periods noted above as they are included in the measure of profit/loss reviewed by the CODM in order to show meaningful comparability among periods while assessing performance and making resource allocation decisions.

Effective February 1, 2021, in conjunction with the closing of the N&B Transaction, the Company completed the 2021 Segment Realignment resulting in a change to its management and reporting structure. These changes resulted in the following:
•Realignment of certain businesses from Transportation & Industrial to Electronics & Imaging;
•Dissolution of the Non-Core segment with the businesses to be divested and previously divested reflected in Corporate;
•Realignment of the remaining Non-Core businesses to Transportation & Industrial.

In addition, the following name changes occurred:
•Electronics & Imaging was renamed Electronics & Industrial;
•Transportation & Industrial was renamed Mobility & Materials;
•Safety & Construction was renamed Water & Protection.

The reporting changes have been retrospectively reflected in the segment results for all periods presented.

Sales are attributed to geographic regions based on customer location; long-lived assets are attributed to geographic regions based on asset location.

Net Trade Revenue by Geographic Region	2020	2019	2018
In millions
United States	$3,960	$4,564	$4,640
Canada	271	296	322
EMEA [1]	2,755	3,213	3,704
Asia Pacific [2]	6,838	6,733	7,053
Latin America	514	630	659
Total	$14,338	$15,436	$16,378
1.Europe, Middle East and Africa.
2. Net sales attributed to China/Hong Kong, for the years ended December 31, 2020, 2019, and 2018 were $3,194 million, $3,036 million, and $3,123 million, respectively.

Long-lived Assets by Geographic Region	December 31,
In millions	2020	2019	2018
United States	$3,795	$4,148	$4,002
Canada	72	68	55
EMEA [1]	1,770	1,628	1,537
Asia Pacific	1,184	1,207	1,183
Latin America	46	49	46
Total	$6,867	$7,100	$6,823
1.Europe, Middle East and Africa.

Segment Information	Electronics & Industrial	Water & Protection	Mobility & Materials	Corporate	Total
In millions
For the Year Ended December 31, 2020
Net sales	$4,674	$4,993	$4,005	$666	$14,338
Operating EBITDA [1]	1,468	1,313	588	70	3,439
Equity in earnings of nonconsolidated affiliates	34	26	19	108	187
Restructuring and asset related charges - net [2]	7	48	351	439	845
Depreciation and amortization	411	502	408	52	1,373
Assets of continuing operations	15,065	15,142	9,204	10,024	49,435
Investment in nonconsolidated affiliates	505	315	67	2	889
Capital expenditures	345	328	152	8	833
For the Year Ended December 31, 2019
Net sales	$4,446	$5,201	$4,690	$1,099	$15,436
Pro forma operating EBITDA [1]	1,454	1,370	954	366	4,144
Equity in earnings of nonconsolidated affiliates [3]	24	27	4	258	313
Restructuring and asset related charges - net [2]	47	32	15	58	152
Depreciation and amortization	409	507	425	61	1,402
Assets of continuing operations	16,000	15,060	11,497	5,514	48,071
Investment in nonconsolidated affiliates	510	326	76	259	1,171
Capital expenditures	363	459	284	10	1,116
For the Year Ended December 31, 2018
Net sales	$4,559	$5,294	$5,214	$1,311	$16,378
Pro forma operating EBITDA [1]	1,584	1,222	1,105	482	4,393
Equity in earnings (losses) of nonconsolidated affiliates	23	24	(4)	405	448
Restructuring asset related charges - net [2]	2	24	2	69	97
Depreciation and amortization	462	553	449	75	1,539
Assets of continuing operations	15,689	14,498	11,552	13,215	54,954
Investment in nonconsolidated affiliates	519	328	76	719	1,642
Capital expenditures	310	405	249	23	987
1.A reconciliation of "Income (loss) from continuing operations, net of tax" to Operating EBITDA and pro forma Operating EBITDA, as applicable, is provided in the table on the following page.
2.See Note 5 for information regarding the Company's restructuring programs and asset related charges.
3.Represents equity in earnings (losses) of nonconsolidated affiliates included in pro forma Operating EBITDA, the Company's measure of profit/loss for segment reporting purposes, which excludes significant items. Accordingly, Corporate presented above excludes a net charge of $224 million related to a joint venture and the Mobility & Materials segment reflects a restructuring charge of $4 million which are presented in "Equity in earnings of nonconsolidated affiliates" in the Company's Consolidated Statement of Operations.

Segment Information Reconciliation to Consolidated Financial Statements	Segment Totals	N&B Separation	Corteva Distribution	Dow Distribution	Other [1]	Total
In millions
For the Year Ended December 31, 2020
Capital expenditures	$833	$213	$—	$—	$148	$1,194
Depreciation and amortization	$1,373	$1,721	$—	$—	$—	$3,094
For the Year Ended December 31, 2019
Capital expenditures	$1,116	$304	$252	$426	$374	$2,472
Depreciation and amortization	$1,402	$664	$385	$744	$—	$3,195
For the Year Ended December 31, 2018
Capital expenditures	$987	$409	$614	$2,055	$(228)	$3,837
Depreciation and amortization	$1,539	$631	$913	$2,835	$—	$5,918
1.Reflects the incremental cash spent or unpaid on capital expenditures; total capital expenditures are presented on a cash basis.

Total Asset Reconciliation at December 31,	2020	2019	2018
In millions
Assets of continuing operations	$49,435	$48,071	$54,954
Assets held for sale	810	—	—
Assets of discontinued operations	20,659	21,278	132,901
Total assets	$70,904	$69,349	$187,855

Reconciliation of "(Loss) Income from continuing operations, net of tax" to Pro Forma Operating EBITDA		2020	2019	2018
In millions
(Loss) Income from continuing operations, net of tax		$(2,406)	$(124)	$(185)
+	Provision for income taxes on continuing operations	160	(2)	50
(Loss) Income from continuing operations before income taxes		$(2,246)	$(126)	$(135)
+	Pro forma adjustments [1]	—	128	(190)
+	Depreciation and amortization	1,373	1,402	1,539
-	Interest income [2]	12	56	40
+	Interest expense [3]	672	696	683
-	Non-operating pension/OPEB benefit [2]	30	72	91
-	Foreign exchange losses, net [2,4]	(39)	(104)	(34)
+	Costs historically allocated to the materials science and agriculture businesses [5]	—	256	1,044
-	Significant items [6]	(3,643)	(1,812)	(1,549)
Operating EBITDA		$3,439	$4,144	$4,393
1.For the years ended December 31, 2019 and 2018, operating EBITDA is on a pro forma basis. The pro forma adjustment reflects the net pro forma impact of items directly attributable to the DWDP Transactions, as applicable.
2.Included in "Sundry income (expense) - net."
3.The years ended December 31, 2019 and 2018 are presented on a pro forma basis giving effect to the DWDP Financings.
4.Excludes a $50 million pretax foreign exchange loss significant item related to adjustments to EID's foreign currency exchange contracts as a result of U.S. tax reform for the year ended December 31, 2018.
5.Costs previously allocated to the materials science and agriculture businesses that did not meet the definition of expenses related to discontinued operations in accordance with ASC 205.
6.The significant items for the year ended December 31, 2020 are presented on an as reported basis. The significant items for the years ended December 31, 2019 and 2018 are presented on a pro forma basis.

The significant items for the year ended December 31, 2020 are presented on an as reported basis. The significant items for the years ended December 31, 2019 and 2018 are presented on a pro forma basis. The following tables summarize the pre-tax impact of significant items by segment that are excluded from Operating EBITDA and pro forma Operating EBITDA above:

Significant Items by Segment for the Year Ended December 31, 2020	Electronics & Industrial	Water & Protection	Mobility & Materials	Corporate	Total
In millions
Integration and separation costs [1]	$—	$—	$—	$(177)	$(177)
Restructuring and asset related charges - net [2]	(7)	(48)	(12)	(117)	(184)
Goodwill impairment charges [3]	(834)	—	(1,664)	(716)	(3,214)
Asset impairment charges 3, [4]	—	—	(339)	(322)	(661)
Gain on divestiture [5]	197	—	—	396	593
Total	$(644)	$(48)	$(2,015)	$(936)	$(3,643)
1. Integration and separation costs related to strategic initiatives including the divestiture of the held for sale businesses and post-DWDP Merger integration.
2. Includes Board approved restructuring plans and asset related charges. See Note 5 for additional information.
3. See Note 13 for additional information.
4. See Note 5 for additional information.
5. Refer to Note 3 for additional information.

Significant Items by Segment for the Year Ended December 31, 2019 (Pro Forma)	Electronics & Industrial	Water & Protection	Mobility & Materials	Corporate	Total
In millions
Integration and separation costs [1]	$—	$—	$—	$(1,084)	$(1,084)
Restructuring and asset related charges - net [2]	(47)	(32)	(19)	(58)	(156)
Goodwill impairment charges [3]	—	—	—	(242)	(242)
Net charge related to a joint venture [4]	—	—	—	(208)	(208)
Income tax related items [5]	—	(48)	—	(74)	(122)
Total	$(47)	$(80)	$(19)	$(1,666)	$(1,812)
1.Integration and separation costs related to the DWDP Merger, post-DWDP Merger integration, the DWDP Distributions and business separation activities.
2. Includes Board approved restructuring plans and asset related charges, which include other asset impairments. See Note 5 for additional information.
3. See Note 13 for additional information.
4. Reflects the Company’s share of net charges related to its investment in the HSC Group, consisting of $456 million in asset impairment charges, primarily fixed assets, partially offset by benefits associated with certain customer contract settlements of $248 million deemed non-recurring in nature.
5. Includes a $48 million charge which reflects a reduction in gross proceeds from lower withholding taxes related to a prior year legal settlement and a $74 million charge related to tax indemnifications, primarily associated with an adjustment to a one-time transition tax liability required by the Tax Cuts and Jobs Act of 2017, which were recorded in accordance with the Amended and Restated Tax Matters Agreement. Both charges were recorded in "Sundry income (expense) - net" in the Consolidated Statements of Operations.

Significant Items by Segment for the Year Ended December 31, 2018 (Pro Forma)	Electronics & Industrial	Water & Protection	Mobility & Materials	Corporate	Total
In millions
Merger-related inventory step-up amortization [1]	$—	$(9)	$—	$—	$(9)
Net (gain) loss on divestitures and changes in joint venture ownership [2]	—	(14)	—	(27)	(41)
Integration and separation costs [3]	—	—	—	(1,352)	(1,352)
Restructuring and asset related charges - net [4]	(2)	(24)	(2)	(69)	(97)
Income tax related item [5]	—	—	—	(50)	(50)
Total	$(2)	$(47)	$(2)	$(1,498)	$(1,549)
1.Includes the fair value step-up in EID's inventories as a result of the DWDP Merger and the acquisition of FMC Corporation's Health and Nutrition business in November 2017.
2. Reflected in "Sundry income (expense) - net."
3. Integration and separation costs related to the DWDP Merger, post-DWDP Merger integration and the DWDP Distributions.
4. Includes Board approved restructuring plans and asset related charges, which includes other asset impairments. See Note 5 for additional information.
5. Includes a foreign exchange loss related to adjustments to EID's foreign currency exchange contracts as a result of U.S. tax reform.

NOTE 24 - SELECTED QUARTERLY FINANCIAL DATA (UNAUDITED)

Selected Quarterly Financial Data	2020
In millions, except per share amounts (Unaudited)	First	Second	Third	Fourth
Net sales	$3,670	$3,289	$3,629	$3,750
Cost of sales	$2,319	$2,298	$2,417	$2,474
Amortization of intangibles	$178	$177	$172	$169
Restructuring and asset related charges - net	$398	$24	$378	$45
Goodwill impairment charges	$533	$2,498	$183	$—
Integration and separation costs	$123	$16	$22	$16
(Loss) Income from continuing operations, net of tax	$(550)	$(2,389)	$86	$447
Loss from discontinued operations, net of tax	$(60)	$(82)	$(158)	$(217)
Net (loss) income	$(610)	$(2,471)	$(72)	$230
Net (loss) income available for DuPont common shareholders	$(616)	$(2,478)	$(79)	$222
(Loss) Earnings per common share from continuing operations - basic	$(0.75)	$(3.26)	$0.11	$0.60
(Loss) Earnings per common share from discontinued operations - basic	$(0.08)	$(0.11)	$(0.22)	$(0.30)
(Loss) Earnings per common share from continuing operations - diluted	$(0.75)	$(3.26)	$0.11	$0.60
(Loss) Earnings per common share from discontinued operations - diluted	$(0.08)	$(0.11)	$(0.21)	$(0.30)
Dividends declared per share of common stock	$0.30	$0.60	$—	$0.30

Selected Quarterly Financial Data	2019
In millions, except per share amounts (Unaudited)	First	Second	Third	Fourth
Net sales	$3,879	$3,910	$3,901	$3,746
Cost of sales	$2,609	$2,471	$2,523	$2,439
Amortization of intangibles	$180	$177	$172	$172
Restructuring and asset related charges - net	$18	$41	$74	$19
Goodwill impairment charges	$—	$242	$—	$—
Integration and separation costs	$603	$337	$178	$139
(Loss) Income from continuing operations, net of tax	$(193)	$(281)	$222	$128
Income (Loss) from discontinued operations, net of tax	$765	$(256)	$155	$60
Net income (loss)	$572	$(537)	$377	$188
Net income (loss) available for DuPont common shareholders	$521	$(571)	$372	$176
(Loss) Earnings per common share from continuing operations - basic	$(0.26)	$(0.39)	$0.29	$0.16
Earnings (Loss) per common share from discontinued operations - basic	$0.96	$(0.38)	$0.21	$0.08
(Loss) Earnings per common share from continuing operations - diluted	$(0.26)	$(0.39)	$0.29	$0.16
Earnings (Loss) per common share from discontinued operations - diluted	$0.96	$(0.38)	$0.21	$0.08
Dividends declared per share of common stock	$1.56	$0.30	$—	$0.30